Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED PROGRAM AGREEMENT
          THIS AMENDED AND RESTATED PROGRAM AGREEMENT, dated as of April 1, 2006, is by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation with a business address at 10 Riverview Drive, Danbury, CT 06810 (“GE”), GE CAPITAL INFORMATION TECHNOLOGY SOLUTIONS, INC., a California corporation with a business address at 10 Riverview Drive, Danbury, CT 06810 (“GECITS”), and IKON OFFICE SOLUTIONS, INC., an Ohio corporation with its principal place of business at 70 Valley Stream Parkway, Malvern, PA 19355 (“IKON”). Unless otherwise defined herein, all capitalized terms are defined in Annex A.
RECITALS
          WHEREAS, GE, GECITS and IKON have entered into a Program Agreement, dated as of March 31, 2004 (as amended to (but excluding) the date hereof, the “Existing Program Agreement”) to provide for a Customer financing program with respect to IKON’s and its Affiliates’ sales and financing of Equipment for Customers of the IKON Companies at locations in the United States; and
          WHEREAS, GE and IKON have entered into an Asset Purchase Agreement, dated as of April 1, 2006 (the “2006 Purchase Agreement”) pursuant to which GE has agreed to, and shall purchase, as of the date hereof, substantially all of the Financing Contracts in the Closing Date IKON Retained Financing Contracts (as defined in the Existing Program Agreement); and
          WHEREAS, GE, GECITS and IKON desire to amend and restate the Existing Program Agreement, effective as of the date hereof (and with respect to periods from and after the date hereof) on the terms and subject to the conditions herein set forth;
          NOW THEREFORE, in consideration of the above premises and of the representations, warranties, covenants and indemnities contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
          The Existing Program Agreement is hereby amended and restated, effective as of April 1, 2006 (and with respect to periods thereafter), as set forth below:
ARTICLE 1.
PROGRAM FINANCING STRUCTURE
          1.1. Financing Structure.
          (a) During the Term and subject to the conditions set forth herein, GECITS shall (i) originate, in the manner set forth below, contracts in the form of lease or rental agreements relating to the lease or rental of Equipment to Customers (other than State and Local Government Entities or the United States Government) of IKON and its Subsidiaries (collectively, the “IKON Companies”) at locations in the United States (each, an “Originated Financing Contract”), (ii) purchase, in the manner set forth below, SLG Financing Contracts relating to the lease or rental of Equipment to State and Local Government Entities at locations in the United States, (iii) purchase, in the manner set forth below, IKON Originated Financing Contracts relating to the lease or rental of Equipment to Customers of the IKON Companies at locations in the United States and (iv) purchase, in the manner set forth below, Program FM Stream Financings and Program EM Stream Financings relating to the lease or rental of Equipment to Customers of the IKON Companies at locations in the United States.
          (b) The payments that may from time to time become due under a Program Financing Contract or Program Stream Financing Agreement consist of (i) the periodic minimum payment thereunder (the “Minimum Periodic Payment”) which shall be allocated between the parties as specified in Section 5.1 and (ii) one or more of the following (if applicable): (A) the excess “cost per copy” meter charge thereunder (i.e., the per copy charge for copies in excess of a stated base volume of copies) (the “CPC Payment”), (B) Sales Tax Payments, (C) late charges thereunder (“Late Charges”), (D) Uplift Payments, (E) collateral protection insurance charges under Purchased Financing Contracts (the “CPI Charges”), (F) payments by the Obligor thereunder in connection with the exercise of any option to purchase the Equipment subject to such Program Financing Contract or Program Stream Financing Agreement, (G) property tax administration fees thereunder (“Administration Fees”) and/or (H) payments in respect of other sundry charges thereunder.
ARTICLE 2.
MANAGEMENT OF THE PROGRAM
          2.1. Executive Committee.
          (a) Generally; Size. In connection with the Program, GE, GECITS and IKON have established and shall maintain an executive committee (the “Executive Committee”) to monitor and review the operation and administration of the Program and oversee the relationship of the parties. The Executive Committee shall consist of three (3) designees of IKON (collectively, the “IKON Designees”), and three (3) designees of GE (collectively, the “GE Designees”), all of whom shall be voting members of the Executive Committee. The current Designees are listed on Annex B. From and after the date hereof, any appointment or removal by GE of any GE Designee and any appointment or removal by IKON of any IKON Designee shall be evidenced in writing signed by a duly authorized representative of the appointing or removing party and shall be delivered to each other party hereto.
          (b) Composition; Term of Office. The IKON Designees shall be employees of an IKON Company familiar with the Program and generally familiar with the Equipment and products offered by the IKON Companies. The GE Designees shall be employees of GE familiar with the Program and generally familiar with the credit markets, equipment leasing and financial services. Each Designee shall hold such position until his or her successor is appointed in accordance with Section 2.1(h) or until his or her earlier resignation, death or removal.
          (c) Meetings. Meetings of the Executive Committee shall be held at such times as the Executive Committee may determine. One GE Designee shall be designated by GE as the chairperson of the first meeting of the Executive Committee, and thereafter, on an alternating basis, one IKON Designee or one GE Designee shall be designated by IKON or GE (as applicable) as the chairperson of each subsequent meeting of the Executive Committee. At or before the conclusion of each meeting of the Executive Committee, GE or IKON (as applicable) shall designate the chairperson of the next meeting of the Executive Committee (it being agreed that each of IKON and GE shall be entitled, at or prior to each meeting of the Executive Committee, to modify its appointment of the chairperson for such meeting (to the extent such chairperson has been so designated by it)). The Executive Committee shall meet at least once each calendar quarter or as otherwise agreed by GE and IKON.
          (d) Notice. Notice of all meetings of the Executive Committee shall be sent to each Designee by the chairperson of such meeting and shall be addressed to such Designees at the addresses set forth on Annex B (or, with respect to any Designee appointed after the date hereof, as specified in writing to each other party hereto by the party making such appointment) by express mail or overnight courier service, or be delivered personally or by telephone, not later than the tenth (10th) Business Day before the day on which such meeting is to be held. Such notice shall state the place, date, and time of the meeting and the purpose or purposes for which it is called. Any requirements of furnishing a notice may be waived by any Designee who signs a waiver of notice before or after the meeting. The presence of a Designee at a meeting (whether in person or telephonically) shall constitute a waiver by such Person of notice of such meeting, except if such Designee attends such meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business thereat as a consequence of the meeting not properly being called or convened.
          (e) Quorum; Vote. A quorum for the transaction of business at any Executive Committee meeting shall consist of at least two (2) IKON Designees and two (2) GE Designees. The affirmative vote of a majority of each of the GE Designees and the IKON Designees who, in each case, are present at any meeting at which a quorum is present shall constitute an act of the Executive Committee. The Executive Committee shall have the ability to act without a meeting if the action to be taken is approved in writing by at least two (2) GE Designees and at least two (2) IKON Designees.
          (f) Resignation. Any Designee may resign from the Executive Committee at any time by giving written notice to the party that appointed such Designee and to the other party hereto. The resignation of any Designee shall take effect upon receipt of notice thereof by each of the parties hereto or at such later time as shall be specified in such notice.
          (g) Removal. Any Designee may be removed, with or without cause, at any time upon the written direction of the party that appointed such Designee, effective upon the delivery of such written direction by the removing party to the non-removing party.

          (h) Vacancies. Unless otherwise provided in this Agreement, any vacancies resulting from the death, resignation or removal of any Designee shall be filled, in a manner consistent with this Agreement, by the party that appointed such Designee.
          (i) Authority. The authority, functions and duties of the Executive Committee shall consist solely of the following:
               (i) the review from time to time of the reports prepared by GE or IKON in connection with the Program,
               (ii) subject to Section 4.1 (if applicable), the review and approval of increases or decreases to the rates set forth in the GE Rate Sheets,
               (iii) without limiting GE’s rights under Section 4.2, the review of any changes to the Credit Approval Policy effected from time to time by GE,
               (iv) without limiting IKON’s or GE’s rights under Section 4.3, the review of any changes to the Residual Policy,
               (v) the mediation and resolution of disputes that may arise between GE, GECITS and IKON relating to the Program, and
               (vi) the recommendation of new types of financing products and modifications of existing financing products to be offered from time to time by GE in connection with the Program.
In addition to the foregoing, the Executive Committee shall review the operations of the Program on an overall basis and make recommendations to GE, GECITS and IKON with respect to the improvement of such operations or other matters relating to the Program.
          2.2. Program Relationship Managers. GE shall from time to time appoint a relationship manager who shall function as GE’s and GECITS’ primary management contact with IKON (the “GE Relationship Manager”), who shall be an employee of GE and who shall be responsible for the maintenance of the regular and ongoing relationship between the parties. IKON shall from time to time appoint a relationship manager who shall function as IKON’s primary management contact with GE and GECITS (the “IKON Relationship Manager”), who shall be an employee of IKON and who shall be responsible for the maintenance of the regular and ongoing relationship between the parties. As of the Amendment Effective Date, the GE Relationship Manager is David O’Neill and the IKON Relationship Manager is Michael Keenan.
ARTICLE 3.
THE PROGRAM
          3.1. Private Label Administration. (a) (i) Unless otherwise agreed by GE, GECITS and IKON, and to the extent permitted by the Trademark License Agreement and applicable Law, (A) GECITS shall enter into each Originated Financing Contract as the lessor using the name “IKON Financial Services” and (B) GE shall bill, collect and administer each Program Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Personal Property Tax Receivable using an Assumed Name; provided, however, that notwithstanding anything to the contrary herein, if (1) (I) an Obligor under a Program Financing Contract or in respect of a Purchased Property Tax Receivable, a Program FM Stream Financing or a Program EM Stream Financing notifies GE or GECITS of its inability or unwillingness to make payments in respect of such Program Financing Contract, Purchased Property Tax Receivable, or Program Stream Financing (for reasons other than actual or asserted billing inaccuracies) and, to the extent that such Obligor has asserted to GE or GECITS that any such unwillingness is the result of an Asserted Service Failure, IKON has had the opportunity to respond to GE or GECITS, as contemplated by Section 6.1(b)(iii), with respect thereto, (II) any payment under any such Program Financing Contract or in respect of any such Program FM Stream Financing or Program EM Stream Financing becomes 120 days or more past due, provided that to the extent that such Obligor has asserted to GE or GECITS that any such delinquency is the result of an Asserted Service Failure, IKON has had the opportunity to respond to GE or GECITS, as contemplated by Section 6.1(b)(iii), with respect thereto, (III) a Bankruptcy Event (or event which, with the lapse of time would constitute a Bankruptcy Event) occurs with respect to an Obligor under such Program Financing Contract or in respect of such Purchased Property Tax Receivable, Program FM Stream Financing or Program EM Stream Financing, or (IV) GE or GECITS commences litigation with respect to such Program Financing Contract, Purchased Property Tax Receivable, Program FM Stream Financing or Program EM Stream Financing, (2) there shall have occurred a GE Termination Event of the type described in Section 11.2(a)(i)(B), Section 11.2(a)(ii) or Section 11.2(a)(iii), (3) the Program is terminated and IKON has not elected to exercise its option to repurchase all Program Financing Contracts, Purchased Property Tax Receivables and Program Stream Financings in accordance with Section 11.3, (4) GE or GECITS at any time ceases to be entitled, pursuant to the Trademark License Agreement or applicable Law, to utilize each of the Assumed Names, (5) GE or GECITS determines that use of each of the Assumed Names poses a material risk of liability to GE or any of its Affiliates for trademark infringement or dilution, or (6) GE or GECITS determines that the use of the name “IKON Financial Services” in connection with the origination of Originated Financing Contracts poses a material risk of liability to GE or any of its Affiliates for trademark infringement or dilution, then GE and GECITS (as applicable) shall, to the extent otherwise permitted by this Agreement, have the right (at their option after, in the case of clauses (1)(I), (1)(II) and (6) above, not less than ten (10) Business Days’ prior written notice to IKON, which notice, in the case of clause (1)(II), may be in the form of a 120-day delinquency report or on-line queue) to enter into, bill, collect and administer Program Financing Contracts, Program FM Stream Financings and Program EM Stream Financings and pursue litigation or collection proceedings against, and give notices to or otherwise communicate with, Obligors, in each case, in their own names, with respect to the (x) applicable Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing (in the case of the occurrence of any event described in clause (1)), (y) all Purchased Property Tax Rece ivables, Program Financing Contracts, Program FM Stream Financings and Program EM Stream Financings (in the case of the occurrence of any event described in clause (2), (3), (4) or (5)), or (z) unless IKON shall have granted to GE and GECITS, during the ten (10) Business Day period referred to above, a license pursuant to the Trademark License Agreement to utilize a name (other than any Assumed Name)

incorporating the “IKON” trademark (or such other name upon which GE, GECITS and IKON shall agree) which GE and GECITS do not believe poses a material risk of liability to GE or any of its Affiliates for trademark infringement or dilution, all Originated Financing Contracts (in the case of the occurrence of any event described in clause (6)).
               (ii) Unless otherwise agreed by GE, GECITS and IKON, and to the extent permitted by the Trademark License Agreement and applicable Law, GECITS shall bill, collect and administer each Federal Financing Contract under the name “IKON Office Solutions”.
          (b) Notwithstanding the provisions of Section 3.1(a) to the contrary, all Tax-Exempt Public Sector Financings shall be billed, collected and administered in the name of GECITS; provided that invoices sent in respect of such Tax-Exempt Public Sector Financings may also reflect an Assumed Name. In respect of any SLG Financing Contract, Program EM Stream Financing or Program FM Stream Financing in respect of which the Obligor thereunder is a State and Local Government Entity pursuant to which notice to the applicable State and Local Government Entity is required in connection with any assignment thereof, IKON acknowledges and agrees that GECITS may send a notification letter (substantially in the form of Exhibit H-1) to such State and Local Government Entity at any time after the Transfer Date with respect to the Equipment subject or related thereto.
          (c) On the Original Effective Date, GE, GECITS and IKON entered into the Trademark License Agreement.
          3.2. GE as Preferred Provider. (a) IKON shall and shall cause its Subsidiaries, during the Term, to promote and introduce the Program as its and their preferred source of Customer financing for Equipment in the United States (other than with respect to Excluded Transactions) by (i) adopting, implementing, maintaining and enforcing the policies referred to in Sections 3.2(b) and 3.2(e) in the manner described in Sections 3.2(b), 3.2(c) and 3.2(e), (ii) making the announcements regarding the Program referred to in Section 3.2(d) and (iii) providing GECITS with financing opportunities as provided in Section 3.3.
          (b) IKON has adopted and has caused its U.S. Subsidiaries to adopt and implement, and shall and shall cause its U.S. Subsidiaries to maintain, company-wide, written policies and procedures that require their respective sales representatives and similar personnel (i) to actively introduce and promote as part of the sales and marketing process for Equipment, the use of Financing Contracts available pursuant to the Program, (ii) to refer Customers that express an interest in leasing, or financing the acquisition of, Equipment to be located in the United States (other than Excluded Transactions) to the Program, (iii) other than in connection with Excluded Transactions and proposed Program Financing Contracts or Program Stream Financings offered to GECITS for funding under the Program in accordance with this Agreement and rejected by GE and GECITS hereunder, not to arrange, promote, or encourage financing of Equipment from any source other than through GECITS under the Program, (iv) other than in connection with Excluded Transactions, not to furnish rate cards, promotional materials or other documentation of or information related to any other source of Equipment financing and (v) to permit GE and VFS Macon personnel to attend sales functions and sales and marketing meetings of the IKON Companies as representatives of the IKON Companies’ preferred source for the leasing and financing of Equipment. IKON has provided and shall provide the Executive Committee (with respect to all policies implemented or to be implemented after the Original Effective Date) with an opportunity to review and discuss the specific form and content of the policies proposed to be adopted by the IKON Companies in accordance with this Section 3.2(b) within a reasonable period of time prior to adoption thereof.
          (c) IKON shall and shall cause its U.S. Subsidiaries to use reasonable efforts to monitor compliance by their sales representatives and similar personnel with the policies referred to in Section 3.2(b). If GE or GECITS notifies IKON, or any Responsible Officer of any IKON Company otherwise becomes aware, that any such personnel has materially or persistently violated any such policies, IKON shall take or cause to be taken such action as IKON reasonably determines to be appropriate in order to emphasize the importance to IKON of compliance with such policies and to discourage further violations of such policies by such individual. To the extent not inconsistent with applicable Law, IKON shall, upon request by GE, notify GE and GECITS as to the actions taken by IKON in compliance herewith.
          (d) IKON has, and has caused its U.S. Subsidiaries to, announce both publicly and separately to the sales representatives and similar personnel of the IKON Companies, the commencement of the Program with GE and GECITS and shall, and shall cause its U.S. Subsidiaries to, announce the Program (in the case of announcements to sales representatives and similar personnel) from time to time hereafter as GE and GECITS may reasonably request. The form of such announcements shall be as mutually agreed by IKON, GECITS and GE.
          (e) IKON shall provide to the IKON Companies’ sales representatives and similar personnel, fees and other incentive payments intended to induce such personnel to promote the use by Customers of Financing Contracts offered from time to time by GE and GECITS pursuant to the Program, all in accordance with the sales commission policies previously delivered by IKON to GE (collectively, the “Program Commission Policy”). IKON shall not modify the Program Commission Policy in a manner that is designed to incent its sales representatives and similar personnel to pursue cancel/upgrade opportunities as described in Section 6.3(a) prior to the expiration of one-half of the original stated term of a Program Financing Contract or, with respect to any Program Stream Financing, one-half of the original stated lease or rental term for the Equipment related thereto under the applicable Program Stream Financing Agreement; it being agreed that in the event that any such modification to the Program Commission Policy has the effect of incenting IKON or IKON Company sales representatives or similar personnel to pursue cancel/upgrade opportunities as described in Section 6.3(a) prior to the expiration of one-half of the original stated term of a Program Financing Contract or, with respect to any Program Stream Financing, one-half of the original stated lease or rental term for the Equipment related thereto under the applicable Program Stream Financing Agreement, then promptly upon written notice from GE (or promptly upon IKON’s discovery of such effect), IKON shall reinstate the Program Commission Policy as in effect immediately prior to such modification. IKON shall, and shall cause its Subsidiaries to, (i) prohibit the payment to, or receipt by, any of their sales representatives or similar personnel of fees or other compensation from (or directly or indirectly funded by) any Person other than the IKON Companies that are intended to induce, or have the effect of inducing, such personnel to promote the financing by such Person or any of such Person’s Affiliates of the sale, lease or rental of Equipment to Customers at locations in the United States, and (ii) in the event of the receipt by any such IKON Company personnel of fees or compensation prohibited by clause (i) above, promptly take corrective action (subject to applicable Law) up to and including termination of such personnel’s employment with the applicable IKON Company. Any disciplinary measure to be taken in connection with any such violation shall be in IKON’s sole discretion.
          (f) IKON shall not permit any Person, other than an IKON Company, GE, GECITS or one of the existing syndication partners of the IKON Companies set forth on Annex C, to use the name “IKON”, “IOS Capital” or “IKON Financial Services” (or any derivation thereof) in connection with the provision of leasing, rental or financing (or solicitation of leasing or financing) of Equipment to Customers of any of the IKON Companies at locations in the United States; provided, however, that (x) the existing syndication partners of the IKON Companies listed in Annex C may continue to use the IOS Capital name in connection with the servicing of lease or rental contracts owned by such Persons on the Original Effective Date and (y) IKON may, from time to time, permit its then-existing syndication partners to utilize the name “IKON” in connection with the billing and collecting of (and initiating collection proceedings relating to) payments due to IKON (it being agreed that in no event shall IKON authorize any Person, other than GE and GECITS, to utilize the name “IKON Financial Services”).
          3.3. GE Right of First Opportunity. Other than with respect to Excluded Transactions, IKON shall cause to be offered to GECITS the first right to finance through the Program each proposed sale, lease or rental of Equipment to Customers of any IKON Company at locations in the United States (whether directly or, (a) with respect to any proposed IKON Originated Financing Contract or SLG Financing Contract, by offering to sell and assign such proposed Financing Contract, the Equipment subject thereto and the Purchased Assets in respect thereof to GECITS or (b) with respect to any existing or proposed Program Facilities Management Agreement or Program Equipment Management Agreement, by offering to sell and assign the related proposed Program Stream Financing, the Equipment related thereto and the Purchased Assets in respect thereof to GECITS), and IKON shall not (and shall cause its Subsidiaries not to) approach any other Person as to the possibility of such Person’s financing or arranging for the financing (whether on an individual or programmatic basis) of any proposed sale, lease or rental of Equipment, to Customers of any IKON Company, at locations in the United States (collectively, the “Right of First Opportunity”); provided, however, that (x) the Right of First Opportunity shall not restrict the independent right of a Customer to utilize, directly or indirectly, any third party financing source independently identified by such Customer to finance its acquisition of Equipment and (y) notwithstanding the IKON Companies’ obligations to offer to GECITS the first right to finance each sale, lease or rental of Equipment by the IKON Companies under the Program, with respect to any proposed sale, lease or rental of Equipment under a proposed Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing rejected by GE on behalf of GECITS, IKON may itself, or may arrange for a third party financing source to, provide financing for such Customer with respect to such proposed sale, lease or rental; provided that if GE, on behalf of GECITS, shall have approved a proposed Program Financing Contract, Program FM Stream Financing or Program

EM Stream Financing contingent upon the receipt of a specified level of recourse or other financial accommodation from an IKON Company, no IKON Company shall offer or provide to such third party financing source recourse or other financial accommodation (including acceptance by IKON of an origination fee less than the Base Origination Fee) that is as much or more than such specified recourse or financial accommodation.
          3.4. Sale of Equipment by IKON Companies Other Than IKON. Other than in connection with Excluded Transactions, if any IKON Company other than IKON arranges or enters into any agreement to lease Equipment to, or to provide financing for the acquisition of Equipment by, Customers at locations in the United States, then prior to arranging or entering into such agreement or providing such financing, IKON, GE and GECITS shall negotiate and enter into such amendments to this Agreement and to the GE Operative Agreements and the IKON Operative Agreements as are necessary to cause such other IKON Company to become a party to this Agreement in order to provide for the transfer, sale and conveyance of Equipment (together with any related Financing Contract and other assets of the type described in the definition “Purchased Assets”) to GECITS on substantially the same terms (including representations, warranties, covenants and indemnities) and subject to substantially the same conditions as provided hereunder in connection with Program Financing Contracts and/or Program Stream Financings (and the Equipment subject thereto and Purchased Assets in respect thereof). In connection with any such amendments to this Agreement, IKON shall unconditionally guarantee the full and prompt performance and satisfaction of such other IKON Company’s obligations to GE and GECITS hereunder and under each of the other applicable IKON Operative Agreements.
          3.5. Federal Program. From and after the date hereof, IKON and GE will negotiate in good faith the terms, conditions, provisions and processes pursuant to which GE (or one or more of its Affiliates) would, during the Term, purchase from IKON (pursuant to one or more agreements between GE (or an Affiliate of GE) and IKON), receivables relating to the lease or rental payments in respect of Equipment subject to Federal Financing Contracts originated by IKON during the Term (the date on which agreements with respect to the terms, conditions, provisions and processes for the purchase from IKON by GE (or one or more of its Affiliates) of such receivables become effective being the “Federal Program Integration Date”). During the period commencing on the Original Effective Date and ending on the Federal Program Integration Date, IKON may offer to GE, and GE may purchase from IKON, Program Federal Stream Financings pursuant to an executed Federal Assignment Agreement.
          3.6. Purchase of Personal Property Tax Receivables. (a) From and from after the date hereof, IKON shall sell to GECITS, and GECITS shall purchase and acquire from IKON, Personal Property Tax Receivables with respect to Purchased Financing Contracts and Acquired Financing Contracts, to the extent such Personal Property Tax Receivables constitute Excluded Assets as defined in the Asset Purchase Agreement or the 2006 Purchase Agreement (respectively).
                    (i) On the Amendment Effective Date, IKON shall sell, transfer, assign and convey to GECITS, and GECITS shall purchase from IKON, the

Initial Personal Property Tax Receivables set forth on the Purchased Personal Property Tax Schedule attached hereto as Annex G.
                    (ii) At any time the parties effect such sale and purchase after the Amendment Effective Date, which IKON and GECITS agree will occur each month during the Term commencing July, 2006, the parties shall prepare and execute a Purchased Personal Property Tax Schedule in respect of the Personal Property Tax Receivables that are intended to be sold pursuant to the provisions of this Section 3.6, which Purchased Personal Property Tax Schedule shall include, among other things, the proposed Transfer Date with respect thereto; it being agreed that in the event Personal Property Tax Receivables are not uploaded, in the ordinary course, to the IKONICS system prior to the last Business Day before to the end of any month, no sale and purchase shall be required to occur during such month.
          (b) (i) On the Transfer Date with respect to any Purchased Personal Property Tax Receivables, (A) IKON shall sell, transfer, convey and assign to GECITS, and GECITS shall purchase from IKON, all of IKON’s right, title and interest in and to such Personal Property Tax Receivables, free and clear of all Liens, (B) GECITS shall pay the aggregate Transfer Date Purchase Price with respect to all Personal Property Tax Receivables to be purchased by GECITS on such Transfer Date, and (C) each of IKON and GECITS shall execute and deliver to the other a Purchased Personal Property Tax Bill of Sale with respect to the related Purchased Personal Property Tax Receivables.
                    (ii) On the date that is 90 days after a Transfer Date, GECITS shall pay to IKON the aggregate Deferred Purchase Price with respect to all Purchased Personal Property Tax Receivables transferred and sold to GECITS on such Transfer Date.
          (c) In the event that any of the information set forth on a Purchased Personal Property Tax Schedule is inaccurate or incomplete on and as of the Transfer Date with respect to the related Purchased Personal Property Tax Receivables, IKON and GECITS shall cooperate with each other to correct, as promptly as practicable, any and all such inaccuracies with respect to such information. Promptly after the parties reach agreement with respect to any such inaccuracies in any such Purchased Personal Property Tax Schedule (or, if either party shall provide to the other information which reasonably establishes any inaccuracy in any such Purchased Personal Property Tax Schedule, within 10 Business Days after such information is provided), the parties shall prepare and re-execute a revised Purchased Personal Property Tax Schedule (which schedule shall thereafter be utilized, for all purposes, in determining the Transfer Date Purchase Price and the Deferred Purchase Price for all Purchased Personal Property Tax Receivables covered thereby).
                    (i) In the event that (A) the sum of (1) the aggregate Transfer Date Purchase Price plus (2) the aggregate Deferred Purchase Price, in each case, theretofore paid by GECITS in respect of all Purchased Personal Property Tax Receivables covered by such Purchased Personal Property Tax Schedule is less than (B) the sum of (1) the aggregate Transfer Date Purchase Price plus (2) the aggregate

Deferred Purchase Price, in each case, that would theretofore have been payable by GECITS (determined solely by reference to such amended Purchased Personal Property Tax Schedule), then GECITS shall promptly pay the amount of such deficiency to IKON.
                    (ii) In the event that (A) the sum of (1) the aggregate Transfer Date Purchase Price plus (2) the aggregate Deferred Purchase Price, in each case, theretofore paid by GECITS in respect of all Purchased Personal Property Tax Receivables covered by such Purchased Personal Property Tax Schedule is greater than (B) the sum of (1) the aggregate Transfer Date Purchase Price plus (2) the aggregate Deferred Purchase Price, in each case, that would theretofore have been payable by GECITS (determined solely by reference to such amended Purchased Personal Property Tax Schedule), then IKON shall promptly pay the amount of such excess to GECITS.
          3.7. Product Reviews. From time to time during the Term, IKON shall seek to permit GE and VFS Macon personnel to attend product reviews of IKON’s Equipment suppliers, including new product introductions, schedules for anticipated product introductions and updates thereof, anticipated pricing changes, projected monthly unit sales by model grouping and new marketing programs.
          3.8. Training. GE shall sponsor training programs for Equipment sales personnel of the IKON Companies in the United States and certain key operations personnel of the IKON Companies in the United States involved in the administration of the Program, at which such individuals shall receive training in the techniques of using leases and other financial products as sales tools and such other matters as the parties may mutually agree. Such training programs shall be held with such frequency and at such locations as IKON and GE may mutually agree. IKON shall encourage, and shall use commercially reasonable efforts to cause, its Equipment sales personnel and such key operations personnel to attend such training programs. Each party shall bear its own expenses in connection with such training programs.
ARTICLE 4.
GE RATE SHEETS; CREDIT APPROVAL POLICY; RESIDUAL POLICY
          4.1. GE Rate Sheets; Changes. (a) The GE Rate Sheets in effect on the date hereof, and the steps and assumptions utilized in connection with the preparation thereof (the “Base Assumptions”), are attached hereto as Exhibit J. The rates set forth on the GE Rate Sheets may be modified by GE to reflect changes in the underlying swap rates and/or deviations in respect of actual Program portfolio composition from the Base Assumptions (provided that GE shall not be entitled to modify the Base Assumptions) on not less than 60 days’ prior written notice to IKON, and any such modification shall be accompanied by a notice from GE setting forth each of the underlying swap rates utilized in the preparation of such modifications (it being agreed that nothing contained in this Section 4.1 shall prohibit GE, on behalf of GECITS, from granting (and GE, on behalf of GECITS, shall be entitled to grant) a conditional approval of a proposed Program Financing Contract or Program Stream Financing that includes as a condition, a change to the rate otherwise applicable to the related Customer and/or the proposed Program Financing Contract or Program Stream Financing pursuant to the GE Rate Sheet then in effect). The GE Rate Sheets, as in effect from time to time, shall incorporate residual values set forth in the then-current Residual Policy by Equipment type.
          (b) (i) GE shall present to the Executive Committee (together with supporting materials) any proposed increases in the rates set forth on the GE Rate Sheets that it desires to effect as a consequence of the impact, on the average Program portfolio spread to GECITS under proposed Program Financing Contracts and Program Stream Financings, of actual or anticipated accounting or tax changes or other events or circumstances; provided, however, that, in each case, such change, event or circumstance is reasonably expected to impact similarly situated U.S.-based equipment lessors generally. After such presentation to the Executive Committee, GE shall be free to implement the proposed increases to the GE Rate Sheets upon at least 60 days’ prior written notice to IKON.
               (ii) Following any increase contemplated by clause (b)(i) and implemented without Executive Committee approval, the parties hereto shall use their respective good faith efforts to resolve any such disagreement in respect of such increases. In the event that the parties hereto are unable to resolve any such disagreement within twenty (20) Business Days (a “Dispute”), then upon the request of either IKON or GE, each of IKON and GE shall refer the Dispute to the CEO or CFO of IKON (determined at the election of IKON) and the general manager of North American Leasing – GE Capital Solutions business unit who shall attempt in good faith to resolve such disagreement.
               (iii) If the CEO or CFO of IKON and the general manager of North American Leasing – GE Capital Solutions fail to resolve any Dispute within twenty (20) Business Days after such referral, then the parties shall submit such Dispute to non-binding mediation in accordance with such rules upon which the parties shall agree.
          (c) If during the Term there shall occur any changes in tax Law which (i) impact both the GE Capital Solutions business unit and U.S.-based equipment lessors that are similarly situated to GE Capital Solutions, (ii) provide favorable overall tax benefits to such U.S.-based equipment lessors and (iii) result in such similarly situated U.S.-based equipment lessors decreasing financing rates to such lessors’ end-user customers, then IKON may present to GE one or more proposals that would similarly reduce the average Program portfolio margin to GECITS reflected in the rates set forth on the GE Rate Sheets. Unless GE shall deliver to IKON a written certification certifying that GE Capital Solutions has not received (or shall not receive), through internal allocations from GE, the benefit of such tax changes, GE shall, within 90 days of IKON’s request, effect such modifications to the GE Rate Sheets as GE shall reasonably determine are appropriate to pass on to Customers the benefit to GE Capital Solutions of such tax benefits (to the extent such tax benefits are passed on by similarly situated U.S.-based equipment lessors to their customers).
          (d) In addition to the modifications to the GE Rate Sheets contemplated by Sections 4.1(a), 4.1(b) and 4.1(c), either GE or IKON may, based on changes in the market perceived by GE or IKON, present to the other increases in the rates set forth on the GE Rate

Sheets that it desires to effect; provided, however, that any such rate increases shall require the approval of the Executive Committee and shall be shared equally by GECITS and IKON. For the avoidance of doubt, each of GE, GECITS and IKON acknowledges and agrees that IKON shall be entitled to retain, for its own account, all amounts received in respect of the Purchase Price of Equipment resulting from Commissioned Rates.
          (e) During the Term, the GE Rate Sheets shall not be amended, modified or supplemented other than as contemplated by Sections 2.1(i)(ii), 4.1(a), 4.1(b), 4.1(c) or 4.1(d).
          (f) GE shall, during the Term, deliver to the IKON Relationship Manager the IKON National Rate Chart, in electronic format, which shall incorporate the rates contained in the GE Rate Sheets and the Commissioned Rates, in each case, as of the time of such delivery by GE. IKON shall be entitled, from time to time, to require GE to revise the IKON National Rate Chart by delivering to GE the Commissioned Rates to be incorporated therein not less than two (2) Business Days prior to the date such IKON National Rate Chart is to become effective. GE shall deliver to the IKON Relationship Manager any such revised IKON National Rate Chart so requested, in electronic format, in accordance with the immediately preceding sentence on or prior to the date such revised rates are to become effective. During the Term, the IKON National Rate Chart shall not be amended, modified or supplemented other than as contemplated by this Section 4.1(f).
          (g) Notwithstanding the foregoing, GE may, solely for its internal purposes (and without affecting the then current lease rate factors), effectively reduce the average Program spread to accommodate a corresponding decrease in residual values during the period following notice to IKON of a proposed change in the Residual Policy but prior to the effectiveness thereof pursuant to Section 4.3(b).
          4.2. Credit Approval Policy; Changes. The Credit Approval Policy in effect on the date hereof is attached as Exhibit B. GE shall provide IKON with not less than 30 days’ prior written notice of any changes to the Credit Approval Policy, together with GE’s rationale for such changes and such supporting information as IKON reasonably requests. GE, GECITS and IKON acknowledge and agree that GE shall maintain final authority on changes to the Credit Approval Policy and associated credit decisions (including credit decisions based upon Obligor credit rating and credit decisions based upon actual or anticipated levels of recourse to or reliance upon IKON).
          4.3. Residual Policy; Changes.
          (a) The Residual Policy in effect on the date hereof is attached hereto as Exhibit A. Subject to the limitations set forth in Section 4.3(b), from time to time after the date hereof, GE may make such changes to the Residual Policy as GE determines to be appropriate; provided that such changes are consistent with GE’s treatment of residual positions with respect to equivalent equipment under substantially similar GE Capital Solutions programs with independent equipment dealers or manufacturers. Notwithstanding the foregoing, in no event shall GE or GECITS have any obligation to disclose residual or any other information to any IKON Company in respect of GE Capital Solutions’ other dealer or manufacturer programs, and

IKON (on behalf of itself and each other IKON Company) hereby irrevocably waives all rights to require GE or GECITS to do so.
          (b) GE shall provide IKON with not less than 60 days’ prior written notice of any proposed changes to the Residual Policy and shall, together with such notice, provide supporting materials in respect of such proposed changes as GE shall determine to be appropriate. Within such 60-day period, IKON shall be entitled to accept or reject any increase to the residual values so proposed by GE by delivering written notice thereof to GE. GE shall be entitled to effect any such proposed changes, other than any proposed increase in the residual values rejected by IKON in writing during the 60-day period referred to above. IKON shall have the right to offer additional residual pricing support in the amount of any decrease implemented by GE (whether on an individual transaction basis or with respect to classes or categories of Equipment subject to any Program Financing Contracts or related to any Program Stream Financings), including residual pricing support of the type contemplated by Section 5.10.
          (c) Notwithstanding anything to the contrary contained herein, GE shall be entitled to supplement the Residual Policy from time to time to add residual information with respect to new items or models of Equipment not previously included in the Residual Policy. In addition, GE shall be entitled to amend, modify or supplement the Residual Policy, in its sole discretion, in order to add or change the residual values in respect of any Non-Core Equipment included or to be included therein (whether in connection with an individual Program Financing Contract or Program Stream Financing or with respect to classes or categories of Non-Core Equipment or otherwise); provided, however, that nothing contained herein shall create or be deemed to create any obligation of GE to supplement or amend the Residual Policy to include Non-Core Equipment.
ARTICLE 5.
LEASE ORIGINATIONS
          5.1. Calculation and Allocations of Minimum Periodic Payment. (a) The Minimum Periodic Payment in respect of each Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement that, in each case, constitutes a Bundled Financing Contract shall, for the purposes of the Program, be allocated as among the Lease Payment (with respect to any such Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract) or the Program Stream Financing Payment (with respect to any Program Stream Financing Agreement), the Base Equipment Service Payment, (unless such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement provides for such reimbursement to be separately billed to the Obligor) the Uplift Payment (which Uplift Payment (calculated on a monthly basis) shall be deemed to be an amount equal to the product of (x) the Uplift Allocation Percentage multiplied by (y) a fraction, the numerator of which is the Original Equipment Cost of the Equipment subject or related to such Program Financing Contract or Program Stream Financing and the denominator of which is 12), and (unless such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement provides for such reimbursement to be separately billed to the Obligor) the Sales Tax Payment (which Sales Tax Payment shall be deemed to be an amount equal to the result of (x) the sum of (i) the product of (A) the Original Equipment Cost of the Equipment subject or related to such Program Financing Contract or Program Stream Financing (as applicable) multiplied by (B) the sales tax rate applicable to the Lease Payment or Program Stream Financing Payment (at the inception date of such Program Financing Contract or Program Financing Stream) plus (ii) the product of (A) the Original Equipment Cost of the Equipment subject or related to such Program Financing Contract or Program Stream Financing (as applicable) multiplied by (B) the sales tax rate applicable to the Base Equipment Service Payment (at the inception date of such Program Financing Contract or Program Financing Stream) divided by (y) the number of months of the original term of such Program Financing Contract or Program Stream Financing), each in the manner set forth in Exhibit F (the “Allocation Policy”).
For each proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement that has been submitted to GE for approval for funding under the Program (whether or not a Bundled Financing Contract), IKON shall deliver to GE a completed worksheet, in the form attached as Exhibit D, via the CLAS system or as otherwise agreed, setting forth each of the applicable components of the Minimum Periodic Payment thereunder as contemplated by Section 5.5(b)(i).
               (i) If during the Term there shall occur any changes in personal property tax Law or applicable rates which GE reasonably believes will have the effect of rendering the Uplift Payments in respect of Property Tax Inclusive Financing Contracts (A) insufficient to satisfy all of GECITS’ personal property tax obligations with respect to future Property Tax Inclusive Financing Contracts, then GE shall be entitled, upon not less than 90 days prior written notice to IKON, to increase the Uplift Allocation Percentage with respect to all future Property Tax Inclusive Financing Contracts to such percentage as GE shall reasonably determine is appropriate to price into new Property Tax Inclusive Financing Contracts the full anticipated amount of the personal property tax required to be paid by GECITS to the appropriate Governmental Entities in respect thereof or (B) more than sufficient to satisfy all of GECITS’ personal property tax obligations with respect to future Property Tax Inclusive Financing Contracts, then GE shall, within 90 days after such determination, decrease the Uplift Allocation Percentage with respect to all future Property Tax Inclusive Financing Contracts to such percentage as GE shall reasonably determine is appropriate to price into new Property Tax Inclusive Financing Contracts an amount sufficient to satisfy the personal property tax required to be paid by GECITS to the appropriate Governmental Entities in respect thereof.
               (ii) The IKON National Service Price List, the IKON National FM Price List and the IKON National Equipment Price List, each as in effect on the Original Effective Date, have previously been delivered to GE. From and after the Original Effective Date, IKON has provided and shall continue to provide GE with copies of any and all amendments, modifications or supplements to the IKON National Equipment Price List, the IKON National Service Price List and the IKON National FM Price List (whether in hard copy, via electronic transmission (in an agreed format) or by posting such information on the website “www.IKON.org” in a subfolder both identified, in writing, to GE and in respect of which GE shall have been given (and shall maintain) full access) by no later than the earlier to occur of (x) the date that IKON distributes any such amendments, modifications or supplements to its sales force and (y) the effective date of any such amendments, modifications or supplements.
          (b) For purposes of the services required to be performed by GE and GECITS pursuant to this Agreement, the Servicing Agreement, the Subservicing Agreements and the Services Agreement (including determining the amounts, if any, required to be remitted to IKON under any Purchased Financing Contract, Acquired Financing Contract (from and after the Amendment Effective Date) or Program Facilities Management Agreement the Program FM Stream Financing in respect of which was purchased by GECITS pursuant to the Asset Purchase Agreement), GE and GECITS shall be entitled to rely on (x) the allocation of the Minimum Periodic Payment under each Purchased Financing Contract and Program Facilities Management Agreement (as among the Lease Payment or Program FM Stream Financing Payment (as applicable), Base Equipment Service Payment, any applicable Uplift Payment and any applicable Sales Tax Payment) reflected on the Purchased Assets (as defined in the Asset Purchase Agreement) comprised of the books and records of IOS Capital (immediately prior to the consummation of the Pre-Closing Merger) and IKON (as successor by merger to IOS Capital) and (y) the allocation of the Minimum Periodic Payment under each Acquired Financing Contract (as among the Lease Payment, Base Equipment Service Payment, any applicable Uplift Payment and any applicable Sales Tax Payment) reflected on the books and records of IKON (prior to giving effect to the consummation of the transactions contemplated by the 2006 Purchase Agreement).
          (c) The allocation of the Minimum Periodic Payment under a Program Financing Contract at the inception of an Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement the Program Stream Financing in respect of which is purchased by GE from IKON pursuant to this Agreement (or, (x) in the case of a Purchased Financing Contract or Program Facilities Management Agreement the Program FM Stream Financing in respect of which was purchased by GECITS under the Asset Purchase Agreement or (y) in the case of an Acquired Financing Contract purchased by GECITS under the 2006 Purchase Agreement, as set forth in Section 5.1(b)) shall, subject to any amendments thereto effected in accordance with Section 5.8(c), govern the allocation thereof through the end of the term of such Program Financing Contract or Program Stream Financing Agreement (as applicable); provided, however, that notwithstanding the foregoing, (x) any periodic increases to the Minimum Periodic Payment that are expressly provided for in a Program Financing Contract or Program Stream Financing Agreement shall be allocable solely to the Base Equipment Service Payment under such Program Financing Contract or Program Stream Financing Agreement (as applicable) and (y) GE, GECITS and IKON may agree to reallocate the components of the Minimum Periodic Payment in respect of any Program Financing Contract or Program Stream Financing Agreement during any extension or renewal period thereof (in recognition of the reduced value of the Equipment subject or related thereto and the increased cost of performance of the Equipment Service Obligations in respect thereof) to increase the Base Equipment Service Payment thereunder (by up to 15% of the amount thereof) and to make a corresponding decrease in the amount of the Lease Payment or Program Stream Financing Payment (as applicable) thereunder. Except as otherwise specified in any

Program Financing Contract or Program Stream Financing Agreement, the CPC Payment, (except for Property Tax Inclusive Financing Contracts) the Uplift Payment, (except for Sales Tax Inclusive Financing Contracts) the Sales Tax Payment, and the CPI Charges (if any) shall be in addition to (and itemized separately from) the Minimum Periodic Payment and, therefore, shall not be subject to “allocation” as provided above.
          5.2. Application of Payments. Except to the extent the terms of any Securitization Documents otherwise require (in which case the terms of such Securitization Documents shall govern), all payments made by an Obligor under each Program Financing Contract and Program Stream Financing Agreement and received by or on behalf of GE or GECITS shall be applied in the manner set forth in the Application Methodology attached as Exhibit E hereto (the “Application Methodology”). Notwithstanding the foregoing, if an Obligor under a Program Financing Contract or Program Stream Financing Agreement has made a partial payment in respect of such Program Financing Contract or Program Stream Financing Agreement and has specified how it wants such payment applied, then such payment shall be applied in accordance with such Obligor’s specifications. Except as otherwise permitted to do so by IKON, neither GE nor GECITS shall instruct any Obligor under any Program Financing Contract or Program Stream Financing Agreement to direct the application of any payments made or to be made by such Obligor thereunder that would cause amounts due and owing to GECITS (which GECITS is entitled to retain for its own account) to be paid in lieu of payments that would, under the Application Methodology, otherwise be required to be remitted by GE to IKON. Except as otherwise permitted to do so by GE or GECITS, IKON shall not instruct any Obligor under any Program Financing Contract or Program Stream Financing Agreement to direct the application of any payments made or to be made by such Obligor thereunder that would cause amounts due and owing to IKON to be paid in lieu of payments that would, under the Application Methodology, otherwise be required to be remitted to or retained by GECITS.
          5.3. Remittance of Payments. (a) Except to the extent the terms of any Securitization Documents otherwise require (in which case the terms of such Securitization Documents shall govern), and except with respect to Purchased Personal Property Tax Receivables purchased by GECITS pursuant to Section 3.6 hereof (which GECITS shall, notwithstanding anything to the contrary set forth in this Agreement (including Section 5.3(a)(i) or Section 5.3(a)(ii) below), be entitled to retain for its own account), all amounts received by or on behalf of GE or GECITS pursuant to any Program Financing Contract (other than a Written-Off Financing Contract) shall be remitted or retained as follows (subject, in each case, to the application priorities set forth in the Application Methodology):
               (i) (A) The Base Equipment Service Payments, the CPI Charges billed and uncollected as of the date hereof (if any), the Service Sales Tax Payments and CPC Payments received by or on behalf of GE or GECITS pursuant to any Program Financing Contract, (B) those Late Charges and recovery settlement receivables not reflected as assets on any of the Final Adjusted Closing Date Schedules (if any) that, in the case of this clause (B), are billed and uncollected as of the date hereof and are hereafter received by GE or GECITS under any Purchased Financing Contract and (C) Uplift Payments the property tax obligations relating to which are borne by IKON pursuant to Section 8.3(e) shall, in the case of (A), (B) and (C)

above, be remitted by GE to IKON within one (1) Business Day after such amounts are received and identified by GE and the proper application thereof has been determined by GE, and
               (ii) The Lease Payments, Equipment Sales Tax Payments, (except to the extent otherwise provided in (x) Section 5.03(b) of the Asset Purchase Agreement (solely in respect of Purchased Financing Contracts) or (y) Section 5.03(b) of the 2006 Purchase Agreement (solely in respect of Acquired Financing Contracts)) Uplift Payments (if any) (other than any Uplift Payments of the type described in Section 5.3(a)(i)(C) above), CPI Charges (other than CPI Charges billed and uncollected as of the date hereof (if any)), Administration Fees thereunder, payments made in connection with the exercise by an Obligor of any right to purchase Equipment subject to such Program Financing Contract, Late Charges, Insurance Proceeds, Equipment casualty payments by the related Obligor, Obligor indemnity payments in respect of any of the foregoing or in respect of the Equipment subject to such Program Financing Contract and all other amounts (other than unidentified proceeds (so long as such proceeds remain unidentified) and except as expressly provided in clause (i) above) received by or on behalf of GE or GECITS pursuant to any Program Financing Contract shall be retained by GECITS for its own account.
               (iii) GE shall make the payments described in Section 5.3(a)(i) above because IKON has agreed to perform the obligations described in Section 8.3(a). The payment by GE of such amounts shall not be conditioned upon the performance by IKON of such obligations.
          (b) Except with respect to Purchased Personal Property Tax Receivables purchased by GECITS pursuant to Section 3.6 hereof (which GECITS shall, notwithstanding anything to the contrary set forth in this Agreement (including Section 5.3(b)(i) or Section 5.3(b)(ii) below), be entitled to retain for its own account), all amounts received by or on behalf of GE or GECITS pursuant to any Program Stream Financing Agreement shall be remitted or retained as follows (subject, in each case, to the application priorities set forth in the Application Methodology referred to in Section 5.2 above):
     (i) The Program Stream Financing Payments, and (except to the extent otherwise provided in Section 5.03(b) of the Asset Purchase Agreement (solely in respect of Program FM Stream Financings purchased pursuant thereto)) any Uplift Payments (other than Uplift Payments the property tax obligations relating to which are borne by IKON pursuant to Section 8.3(e)), Equipment Sales Tax Payments, CPI Charges (other than CPI Charges billed and uncollected as of date hereof (if any)), Administration Fees, any Late Charges in respect thereof (except as expressly provided in clause (b)(ii) immediately below), payments made in connection with the exercise by an Obligor of any right to purchase Equipment related to any Program Stream Financing, Insurance Proceeds, Equipment casualty payments by the related Obligor, Obligor indemnity payments in respect of any of the foregoing or in respect of the Equipment related to any Program Stream Financing, in each case, received by or on behalf of GECITS shall be retained by GECITS for its own account, and

     (ii) All other amounts, including any Service Sales Tax Payments, Late Charges and recovery settlement receivables not reflected as assets on the Final Adjusted Closing Date Schedule (if any) that are billed and uncollected as of the date hereof and are hereafter received by or on behalf of GE or GECITS under any Program Stream Financing Agreement (other than unidentified proceeds (so long as such proceeds remain unidentified) and except as expressly provided in clause (i) above) received by or on behalf of GE or GECITS pursuant to any Program Stream Financing Agreement shall be remitted by GE to IKON in accordance with Section 2(d) of the Servicing Agreement within one (1) Business Day after such amounts are received and identified by GE and the proper application thereof has been determined by GE.
     (iii) GE’s obligations under Section 5.3(b)(ii) are not conditioned upon IKON’s performance of its Equipment Service Obligations with respect to any Program Stream Financing Agreement.
GE shall use commercially reasonable efforts, consistent with Business as Usual, to identify, and determine the proper application of, all amounts received by it in respect of Program Financing Contracts (in accordance with Section 5.3(a)) and Program Stream Financing Agreements (in accordance with Section 5.3(b)) as promptly as practicable following its receipt thereof. If GE is unable, within 20 Business Days following its receipt of any payment by or on behalf of an Obligor under a Program Financing Contract or Program Stream Financing Agreement, to identify and apply such cash pursuant to the provisions of Section 5.3(a) or 5.3(b), then GE shall (x) promptly contact such Obligor (whether telephonically or in writing) for purposes of determining the proper application of such payment and (y) concurrently with such Customer contact, notify the IKON Director of Macon Shared Services Center (or other Person identified by IKON to GE in writing) of the amount of such unidentified payments and the Customer from whom such payments were received. Unless otherwise instructed by the Obligor on or prior to the day that is five (5) Business Days after GE first contacts such Obligor and IKON of the unidentified payments, GE shall (x) remit to IKON such amount as IKON notifies GE are due and owing by such Obligor to IKON at such time and (y) return such payments (or any portion thereof not remitted to IKON) to such Obligor.
          5.4. Financing Documentation; Exceptions. (a) GE shall provide IKON with the Standard Form Documentation (including the Exceptions Manual) and form of Application. GE shall be permitted to modify or change any Standard Form Documentation and develop new or additional Standard Form Documentation; provided, that except to the extent that GE determines that a modification or other change thereto is necessary or prudent to comply with applicable Law or provide appropriate legal disclosures, prior to GE implementing any material modifications or changes to, or any material new or additional, Standard Form Documentation, IKON shall have the right to review and approve any such modifications or changes or new or additional documentation.
          (b) (i) IKON shall cause its sales, legal and similar personnel to use reasonable commercial efforts to utilize the Standard Form Documentation in connection with each proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract and Federal Financing Contract (whether or not any related Equipment

Service Obligations of IKON are contemplated to include obligations to provide facilities management services); it being agreed that the foregoing shall not apply to any Program Facilities Management Agreement listed on Schedule 2 hereto prior to the earlier of (1) the expiration date thereof set forth opposite such agreement on Schedule 2 and (2) the date such Program Facilities Management Agreement is amended or otherwise modified to conform to the Standard Form Documentation. IKON shall promptly coordinate with designated GE representatives with respect to any changes proposed by the Customer in respect of any proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract which are not otherwise permitted by the Exceptions Manual, including by (A) delivering to GE all such changes promptly following the delivery thereof to IKON’s legal department (except to the extent that IKON’s legal department, in the exercise of its reasonable judgment, deems the Customer’s proposed changes to be unacceptable and would not recommend to GE and GECITS the financing thereof, in which case the IKON legal department may, prior to or in lieu of presentation of such Customer proposed changes to GE, attempt to negotiate terms more favorable to the lessor, in which case any such negotiated changes which are not otherwise permitted by the Exceptions Manual shall be delivered to GE), (B) promptly reviewing and responding to Customer comments or proposed changes to any proposed Program Financing Contract or Program Stream Financing Agreement, (C) promptly presenting to the applicable Customer any changes to such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract (as applicable) proposed by GE or GECITS, and (D) using commercially reasonable efforts to negotiate with such Customer all such proposed changes communicated by GE or GECITS.
               (ii) Upon GE’s receipt from IKON of a draft proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract containing proposed changes to the Standard Form Documentation requested by the Customer (which shall have been delivered to IKON’s legal department pursuant to Section 5.4(b)(i)), GE shall (and shall cause GECITS to) respond to IKON in respect of such proposed changes (which may be by approving, rejecting and/or modifying such changes), on average, for any month during the Term, within three (3) Business Days of its receipt thereof.
          (c) Nothing contained in this Agreement shall limit in any manner GE’s or GECITS’ right to negotiate with Customers and otherwise change, from the Standard Form Documentation, the documentation with respect to any actual or proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract with a Customer, except (i) to the extent such change shall (A) increase any obligation of IKON (including any warranty obligation to be retained by IKON) to the Obligor thereunder or (B) reduce, from the amount determined pursuant to Section 5.1, the amount of any CPC Payment or Base Equipment Service Payment due or to become due thereunder, and (ii) that IKON may require GE to agree (A) not to charge, with respect to any Originated Financing Contract, or (B) to accept proposed changes to any proposed IKON Originated Financing Contract, SLG Financing Contract, Program Equipment Management Agreement or Program Facilities Management Agreement, in each case, which have the sole effect of omitting to charge, late fees or delinquency charges thereunder; provided that, in determining the Purchase Price for the Equipment subject or related thereto, the Discount Rate that would otherwise be applicable to such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or to the related Program Stream Financing (as applicable) in accordance with the GE Rate Sheets shall be increased by 1%. GE acknowledges and agrees that unless otherwise requested by IKON, GE shall not directly negotiate with Customers with respect to the documentation in respect of any proposed Program Facilities Management Agreement or Program Equipment Management Agreement.
          5.5. Credit Approval; Preparation of Document Package.
          (a) Credit Approval. Upon its receipt from IKON of (i) a complete Application for approval of a credit line in respect of a proposed Customer (which Application shall be executed by the applicable Customer if a personal guaranty is required to be given or if GE determines that a bank reference is required to be obtained, in each case, in connection with such Application pursuant to the Credit Approval Policy) and (ii) all other information required pursuant to the Credit Approval Policy with respect to such Application, GE shall (A) promptly (1) notify IKON that such Application is complete and (2) conduct such credit investigation and analysis of such Customer as it deems necessary, and (B) approve, conditionally approve or reject each such Application, on average, for each month during the Term, within the applicable Credit Approval Period. The parties hereto acknowledge and agree that any approval or conditional approval of any Application shall not constitute an approval or conditional approval of any proposed Program Financing Contract or Program Stream Financing.
          (b) Preparation of Document Package. In connection with each proposal for a Customer to enter into an Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract, or to rent or lease Equipment pursuant to a Program Facilities Management Agreement or Program EM Stream Financing (which proposal may be delivered to GE concurrently with an Application for such Customer or at any time during the period for which an approval or conditional approval in respect of an Application for such Customer is in effect) IKON shall transmit to GE (whether in hard copy or in an agreed electronic format) all credit and other information required pursuant to the Credit Approval Policy with respect to such proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract, or with respect to the Program Stream Financing related to such Federal Financing Contract, Program Facilities Management Agreement or Program Equipment Management Agreement (as applicable) (collectively, with the complete Application, the “Document Package” for such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing (as applicable)), which information shall include:
               (i) in respect of each such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing, (A) a detailed description and listing of the Equipment to be covered thereby, together with the related pricing worksheets setting forth (if applicable) the allocation of each component of the Minimum Periodic Payment as provided in Section 5.1 above and the manner of the computation thereof, together with the amounts of all other payments (if any) required to be made by the Obligor thereunder, and (B) such other credit and financial documentation and information as may be reasonably requested by GE from IKON or the applicable Customer as contemplated by the Credit Approval Policy, and
               (ii) solely with respect to each proposed SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing in respect of which the Obligor thereunder is a State and Local Government Entity, (A) the name and telephone number of the Customer’s designated contact, (B) a copy of any RFP response or comparable proposal that IKON presented to the Customer under such proposed SLG Financing Contract or the Program Facilities Management Agreement or Program Equipment Management Agreement relating to such proposed Program FM Stream Financing or Program EM Stream Financing (as applicable), (C) a copy of each RFP, bid award, contract and purchase order, if applicable, related to such proposed SLG Financing Contract or the Program Facilities Management Agreement or Program Equipment Management Agreement relating to such proposed Program FM Stream Financing or Program EM Stream Financing, (D) an essential use audit/information statement completed by the Customer under such proposed SLG Financing Contract or the Program Facilities Management Agreement or Program Equipment Management Agreement relating to such proposed Program FM Stream Financing or Program EM Stream Financing, in each case, to the extent the Original Equipment Cost of all Equipment proposed to be subject thereto is in excess of $100,000, (E) to the extent that the consent or approval of the applicable State and Local Government Entity is required prior to any assignment thereof (or the Program Stream Financings thereunder or RFPs with respect thereto), a consent letter (in the form of Exhibit H-2) duly executed by such State and Local Government Entity, and (F) if such SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing is submitted as a Tax-Exempt Public Sector Financing, an Internal Revenue Service Form 8038-G or 8038-GC, as the case may be, duly executed by the Customer under such SLG Financing Contract, Program Facilities Management Agreement or Program Equipment Management Agreement relating to such proposed Program FM Stream Financing or Program EM Stream Financing (as applicable). After GE’s approval of an SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing (but before GECITS’ purchase thereof), IKON shall deliver to GE a copy of such Customer’s board minutes or other documents evidencing approval and such other document(s) as may be required pursuant to the Credit Approval Policy.
          (c) GE and IKON shall establish mutually acceptable procedures pursuant to which IKON shall timely transmit to GE (via the CLAS system or as otherwise agreed) all of the information required to be delivered by it to GE pursuant to Sections 5.5(a) and 5.5(b) above.
          (d) Upon the request of IKON, and to the extent GE and GECITS are legally permitted to do so (pursuant to applicable Law, contracts to which either of them is a party or by which either of them are bound, or otherwise), GE shall deliver to IKON copies of any credit, financial or other information obtained or prepared by GE in connection with the credit review of any Applications or proposed Originated Financing Contracts, IKON Originated Financing Contracts, SLG Financing Contracts or Program Stream Financings rejected by GE. IKON acknowledges and agrees that (i) any such information or documentation delivered by GE or GECITS to IKON pursuant to this Section 5.5(d) (and not pursuant to any other provision of this Agreement, any IKON Operative Agreement or GE Operative Agreement) shall be delivered without representation or warranty of any kind, and neither GE nor GECITS shall have any liability or obligation to IKON under this Agreement in connection with the delivery to, or use by IKON, of such documentation and information and (ii) IKON shall not, except as otherwise expressly consented to by GE (which consent may be withheld by GE in its sole discretion) or required pursuant to the terms of a valid and effective subpoena or Order of a court of competent jurisdiction, distribute, publish or make available to any other Person any information or documentation provided to IKON by GE pursuant to this Section 5.5(d). In the event that IKON receives a request to disclose all or any part of the information or documentation provided to it pursuant to this Section 5.5(d) (and not pursuant to any other provision of this Agreement or any IKON Operative Agreement or GE Operative Agreement) under the terms of a valid and effective subpoena or Order issued by a court of competent jurisdiction, IKON agrees that it shall (i) immediately notify GE, in writing, of such request and the terms thereof, (ii) consult with GE on the advisability of taking available steps to resist or narrow such request and (iii) assist GE or GECITS (at GE’s and GECITS’ expense) in seeking a protective order or other appropriate remedy. In the event such protective order or other remedy is not obtained, IKON shall be entitled to disclose only that portion of such information and/or documentation which, in the opinion of its counsel, is legally required by Law to be disclosed, and shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information and/or documentation.
          5.6. Authorization. (a) Upon confirmation by GE that it has received (i) a complete Document Package with respect to a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing (as applicable), and provided that (A) the sum of (x) the Purchase Price with respect to the Equipment (other than Non-Core Equipment) to be subject or related to such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing plus (y) the purchase price payable to any third party supplier with respect to any Non-Core Equipment to be subject or related to such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing, does not exceed the then-remaining undrawn credit line approved by GE for the related Customer thereunder and (B) any approval or conditional approval of any applicable Application shall not have terminated, expired or been revoked, in each case, pursuant to Section 5.6(c) or (d)) and (ii) evidence as to the satisfaction of all conditions to any conditional approval prior to the date that such conditional approval shall expire or be revoked pursuant to Section 5.6(c) or (d), then GE shall notify IKON (via the CLAS system or otherwise) as to whether it has approved, or conditionally approved or rejected the purchase by GECITS of the Equipment subject or related to such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing (as applicable) in the manner set forth below. Unless otherwise agreed to in a writing delivered to IKON by GE, any such approval or conditional approval shall be subject to (and any obligation of GECITS to remit to IKON the Purchase Price in respect thereof shall be conditioned upon) GE’s receipt of a Confirmation of Acceptance and an original Program Financing Contract or Program Stream Financing Agreement (which conforms to the Standard Form Documentation unless otherwise agreed by GE), duly executed by the applicable Obligor, in each case, with respect to the Equipment subject thereto.

          (b) Except with respect to Equipment placed with the Customer pursuant to a trial or demonstration arrangement, IKON shall implement policies designed to prevent the shipment of any Equipment subject or related to a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing prior to (i) the execution and delivery by the applicable Customer of an Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement (or lease addendum or amendment with respect to such Equipment) (as applicable) relating to the rental or lease of such Equipment to such Customer and (ii) the delivery of faxed copies or originals of such documentation to IKON. In the event that any Responsible Officer of any IKON Company learns of any such shipment prior to such time, IKON shall immediately notify GE. Such notice shall not relieve IKON of its obligation to deliver to GECITS good title to the Equipment that is the subject thereof.
          (c) Notwithstanding anything to the contrary contained herein, unless otherwise agreed to by GE in any particular instance in writing, (i) GE’s credit approval of a Application for a Customer credit line shall expire six (6) months after such approval, (ii) if amendments to the GE Rate Sheet made pursuant to Section 4.1 shall become effective during the period between the date a pricing quote in respect of a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing is communicated to IKON and the Transfer Date in respect of the Equipment subject to such pricing quote, then such pricing quote shall be deemed automatically to be amended, as of the Transfer Date, to reflect the rates set forth in the GE Rate Sheets in effect on such Transfer Date and (iii) GE’s approval of a proposed purchase of Equipment under a proposed Originated Financing Contract or of a proposed purchase of any IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing (and the Purchased Assets and Equipment related thereto) shall automatically be revoked if IKON shall, in accordance with its past practices, effect a “sale reversal” with respect to the related Equipment.
          (d) (i) GE, on behalf of GECITS, may at any time prior to the Transfer Date relating to the Equipment subject or related to a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing, upon notice to IKON, revoke its approval or conditional approval, of (i) an Application for a credit line delivered pursuant to Section 5.5, or (ii) the purchase of any Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing and Purchased Assets) subject or related to such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing (as applicable) given pursuant to Section 5.6(a) if:
                    (A) at any time after such approval or conditional approval was granted there shall occur and be continuing any GE Termination Event; provided that GE shall not be entitled to revoke, under this clause (A), its approval or conditional approval for the purchase of any Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program Federal Stream Financing and Purchased Assets) if (x) the related proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract (I) is written on the Standard Form Documentation and (II) has been approved without recourse to, or reliance upon, any IKON Company or (y) a Credit

Revocation Cutoff Date with respect to such GE Termination Event shall have occurred at or prior to such time (it being agreed that nothing contained in this Section 5.6(d)(i)(A) shall, in any event, be deemed to limit, modify or otherwise restrict any of GE’s remedies under any of the other provisions of this Agreement in respect of such GE Termination Event), or
                    (B) GE (1) determines that any of the information on which any such approval was based is inaccurate or false in any material respect, or (2) becomes aware of additional information (including that there has been a significant change in the Customer’s business or properties or in the ownership or control of such Customer) which would (in GE’s view), if such information had been provided to GE prior to GE approving such Application or such purchase of any Equipment subject or related to such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing, have resulted in GE’s rejecting (or, in the case of a conditional approval, further conditioning the approval of) such Application or such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing, or (3) determines that there has been a material decline in the Customer’s business, properties or financial condition or change in control of such Customer.
               (ii) In addition to the foregoing, GE may, at any time prior to the Transfer Date relating to the Equipment subject or related to a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing (as applicable), upon notice to IKON, revoke its approval or conditional approval of such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing given pursuant to Section 5.6(a) if:
                    (A) the related Customer shall notify any IKON Company or GE of such Customer’s intent to cancel all or any part of such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement (or such Program Stream Financing thereunder), or to refuse to accept any Equipment to be subject or related to such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement (or such Program Stream Financing thereunder) (as applicable), or
                    (B) GE reasonably determines, at any time, that (1) any of the representations and warranties of IKON contained in Section 8.2 will not, with respect to such proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing (or the Equipment subject thereto or Purchased Assets in respect thereof), be true and correct on the proposed Transfer Date of the Equipment subject or related thereto, or (2) any of the representations and warranties of IKON contained in the Federal Assignment Agreement will not, with respect to such proposed Program Federal Stream Financing (or the Equipment subject thereto or Purchased Assets in respect thereof), be true and correct on the proposed Transfer Date of the Equipment related to such proposed Program Federal Stream Financing.

          5.7. Purchase and Sale of Equipment.
          (a) (i) (A) On the Transfer Date with respect to Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Assets), other than any Equipment related to a Program Federal Stream Financing, IKON shall automatically be deemed to have sold, transferred, conveyed and assigned to GECITS, and GECITS shall automatically be deemed to have purchased, all of such Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Assets with respect thereto), and with no further action, documentation or agreement required by any party to give effect thereto, in each case free and clear of all Liens (including Liens arising under the federal, state or local tax laws or the Employee Retirement Security Act of 1974, as amended), except for Liens for property taxes that are not yet due and payable. Such assignment shall include all of IKON’s rights to such Equipment (and IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Assets with respect thereto, but shall not include any Equipment Service Obligations and any obligation under any warranties (whether or not set forth in the applicable Program Financing Contract or related Program Stream Financing Agreement). Notwithstanding anything to the contrary in this Section 5.7(a)(i)(A), GECITS acknowledges and agrees that with respect to any IKON Originated Financing Contract or SLG Financing Contract that is sold, transferred, conveyed and assigned to GECITS hereunder, GECITS shall assume each obligation of IKON, as lessor, under such IKON Originated Financing Contract or SLG Financing Contract (as applicable) other than any Equipment Service Obligations.
                         (1) Each such assignment by IKON shall be deemed to be an absolute and present sale and assignment, not an assignment for the purposes of collateral security and shall in no way be construed as an extension of credit by GE or GECITS to IKON. IKON shall not and shall cause its Affiliates not to, take any action or do or cause anything to be done, that shall limit, restrict or impair the passage of any manufacturer’s or other warranties in respect of the Equipment subject to Originated Financing Contracts, IKON Originated Financing Contracts, SLG Financing Contracts, Program EM Stream Financings or Program FM Stream Financings to GECITS and the applicable Customer. Each IKON Company shall (to the extent it is entitled to do so) assign to GECITS and the Customer all such warranties without recourse to IKON.
                         (2) If IKON or another IKON Company desires to arrange for or source any proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program EM Stream Financing or Program FM Stream Financing in respect of which part of the Equipment to be subject thereto consists of Non-Core Equipment, then prior to the proposed Transfer Date with respect to such Equipment (and any related proposed IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Assets (as applicable)), IKON shall deliver to GE an invoice with respect to the purchase of such Non-Core Equipment together with a third party payee letter in respect thereof pursuant to which (I) IKON shall assign to GE all of its rights to purchase such Non-Core Equipment and (II) GECITS shall be directed to remit the purchase price with respect to such Non-Core Equipment directly to the third party supplier identified in such letter and invoice. IKON shall and shall cause each other applicable IKON Company to use commercially reasonable efforts to assist GE in obtaining from any such third party supplier, in connection with any proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program EM Stream Financing or Program FM Stream Financing, any required consent to an assignment by the Customer to GE of such Customer’s purchase order for such Non-Core Equipment.
                    (B) On the Transfer Date with respect to Equipment related to a Program Federal Stream Financing, IKON shall sell, transfer, convey and assign to GECITS, and GECITS shall purchase from IKON, such Equipment, the Program Federal Stream Financing with respect thereto and the Purchased Assets in respect thereof, pursuant to the Federal Assignment Agreement, if prior to the Federal Program Integration Date.
               (ii) Notwithstanding anything to the contrary in Section 5.7(a)(i), (A) GECITS acknowledges and agrees that with respect to any Equipment subject or related to a Program Stream Financing Agreement that is sold, transferred, conveyed and assigned to GECITS, such Equipment is encumbered by and subject to the rights and interests of the Obligor under the applicable Program Stream Financing Agreement and (B) GECITS agrees that with respect to any Equipment subject or related to a Program Stream Financing Agreement that is sold, transferred, conveyed and assigned to GECITS, GECITS shall not, nor shall it permit any Person acting on behalf of or through GECITS to, take any action which, at the time and under the circumstances so taken, is inconsistent with the rights of, or any actions that may be taken by, the lessor under the related Program Stream Financing Agreement.
               (iii) In addition, on the Transfer Date with respect to any Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing and Purchased Assets (as applicable)), GECITS shall (except as otherwise provided above or in the Federal Assignment Agreement) become obligated to, and within one (1) Business Day after the delivery of the Dealer Compensation Report in respect of the transfer of such Equipment shall, pay the Purchase Price of all such Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing and Purchased Assets); provided that, GE shall have received, (A) not later than one (1) Business Day prior to the Transfer Date applicable to such Equipment, (1) the complete Document Package with respect to such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing, (2) an original Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract (or faxed copy which shall be followed by delivery to GE of an original thereof prior to the applicable Fax Funding Delivery Date), duly executed by the applicable Obligor or a faxed copy of the applicable Program Facilities Management Agreement or Program Equipment Management Agreement (together with any lease addendum or amendment relating to the Equipment transferred to GECITS on such Transfer Date), duly executed by the applicable Obligor and (B) a Confirmation of Acceptance with respect to such Equipment.
               (iv) IKON has implemented (and shall maintain at all times during the Term) company-wide policies and procedures that require the IKON Companies’ sales, legal and similar personnel to (x) obtain from the applicable Customers, as promptly as practicable, original execution copies of each Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract and Federal Financing Contract, to the extent the Equipment subject thereto was shipped by IKON upon IKON’s receipt of a facsimile copy (and not an original execution copy) thereof and (y) deliver to GE original execution copies of each Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract and Federal Financing Contract (duly executed by the applicable Obligor) which GECITS has funded upon its receipt of a facsimile copy thereof pursuant to Section 5.7(a)(iii), by the date that is ten (10) days after the Transfer Date with respect to the Equipment subject or related thereto. If an IKON Company fails to provide to GE an original executed copy of an Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract by the Fax Funding Delivery Date with respect thereto, then IKON shall be required to purchase from GECITS, within one (1) Business Day after such Fax Funding Delivery Date, such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract (as applicable) and Purchased Assets and Equipment related thereto, on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind, other than Agreed Warranties for a purchase price equal to the Net Book Value thereof on the date of such purchase.
          (b) IKON agrees to promptly provide GECITS with written evidence of IKON’s sale and assignment of any Equipment and/or any related IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing and Purchased Assets (as applicable) to GECITS together with such additional documentation as GECITS may reasonably request from time to time in connection therewith to evidence IKON’s compliance with its obligations under this Agreement or any other IKON Operative Agreement.
          (c) As designated by GE from time to time in writing, IKON shall sell, assign, and otherwise transfer and convey (i) any SLG Financing Contract and related Equipment and Purchased Assets directly to GECITS, any Affiliate of GE or any direct or indirect wholly-owned Subsidiary of GE, which Person shall be the lessor in respect of such SLG Financing Contract (as assignee of IKON) and (ii) any Program Stream Financing (and related Equipment and Purchased Assets) in respect of which the Obligor thereunder is a State and Local Government Entity directly to GECITS, any Affiliate of GE or any direct or indirect wholly-owned Subsidiary of GE; provided, however, that GE shall guarantee the full performance and satisfaction of the obligations of such GE designee in the event of any such sale, assignment, transfer or conveyance pursuant to a guaranty in substantially the form of the GE Guaranty. All of the representations, warranties, covenants and other obligations set forth in this Agreement shall inure to the benefit of such designee(s).
          (d) Unless otherwise required by United States generally accepted accounting principles, IKON shall treat the conveyance of the Equipment subject or related to any proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing, and the conveyance of any IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing and related Purchased Assets, as a sale thereof on all relevant books, records, financial statements and other applicable documents.

          (e) Each of IKON, GECITS and GE acknowledge and agree that GECITS is a buyer in the ordinary course of IKON’s business of all Equipment (and (i) in the case of any IKON Originated Financing Contract or SLG Financing Contract in respect thereof, such Financing Contract and related Purchased Assets or (ii) in the case of any Program Stream Financing related thereto, such Program Stream Financing and related Purchased Assets) sold, assigned, transferred or otherwise conveyed by IKON pursuant to this Agreement.
          (f) Each of GE, GECITS and IKON acknowledge and agree that (i) each IKON Originated Financing Contract, SLG Financing Contract and Program Stream Financing Agreement is an obligation for the lease or rental of Equipment and (ii) each IKON Originated Financing Contract, SLG Financing Contract and Program Stream Financing Agreement constitutes “chattel paper” (as defined in the New York Uniform Commercial Code). The rights to receive payments under each IKON Originated Financing Contract, SLG Financing Contract and in respect of each Program Stream Financing constitute “proceeds” of “chattel paper” (each as defined in the New York Uniform Commercial Code). All Credit Enhancements in respect of the IKON Originated Financing Contracts, SLG Financing Contracts and Program Stream Financings constitute “supporting obligations” (as defined in the New York Uniform Commercial Code) and one or more of the following: “letter of credit rights”, “instruments”, and/or “investment property” (each as defined in the New York Uniform Commercial Code).
          5.8. Rights Under Leases; Security Interest.
          (a) IKON acknowledges and agrees that, notwithstanding GECITS’ entry into and GE’s administration of any Purchased Personal Property Tax Receivables, Program Financing Contract or Program Stream Financing utilizing an Assumed Name (or any other name the use of which IKON may license to GE and GECITS) and/or GE’s and GECITS’ receipt of payments made payable to it under an Assumed Name (or any such other IKON-licensed name) in respect of such Purchased Personal Property Tax Receivables, Program Financing Contract or Program Stream Financing, IKON shall not except as otherwise expressly set forth in this Agreement (but subject to Section 5.8(c)(ii)), (i) (A) have any rights or interests in any Purchased Personal Property Tax Receivables, Program Financing Contract or Program Stream Financing (as applicable), the Equipment subject thereto (if any) or in any payments made in respect thereof or (B) attempt to collect any payments made in respect thereof or (unless expressly agreed to by GE in writing) repossess or consent to or accept the return of any Equipment (other than for maintenance of such Equipment) or (ii) amend, waive or otherwise modify the terms of any Purchased Personal Property Tax Receivable, Program Financing Contract or Program Stream Financing in any way whatsoever.
          (b) IKON (or the Customer to the extent agreed to by such Customer) shall bear all risk of loss to the Equipment until the Transfer Date applicable to such Equipment. All sales of Equipment to GECITS under the Program shall (i) include the manufacturer’s warranty to the extent that IKON is permitted to assign such warranty by the manufacturer of the particular Equipment, and (ii) to the extent that clause (i) above is applicable to the particular Equipment, permit the assignment by GECITS to Customers of all such warranties and licenses applicable to the particular Equipment.

          (c) (i) Neither IKON nor any other IKON Company shall be entitled to amend, modify or terminate any Program Stream Financing Agreement in any manner adverse to GE or GECITS (including by (A) reducing the amount of any Program Stream Financing Payment thereunder or any other payments or amounts in respect of such Program Stream Financing that GE or GECITS is entitled to retain, for its own account, pursuant to Section 5.3(b), (B) extending the time to make payment of any Program Stream Financing Payment thereunder or any amounts constituting Purchased Assets in respect thereof, or (C) changing any of the obligations of GE and GECITS thereunder) other than as expressly contemplated by Section 6.3.
               (ii) Notwithstanding anything to the contrary in this Section 5.8, each of GE and GECITS hereby (x) grants to IKON the right to negotiate with Obligors in respect of Program Financing Contracts to modify or eliminate the Equipment Service Obligations thereunder (and to correspondingly increase, decrease or eliminate the Base Equipment Service Payments thereunder thereafter to become due in respect thereof), and (y) agrees to promptly execute such amendments or modifications to Program Financing Contracts as may be necessary to effect the modification or elimination of the Equipment Service Obligations thereunder, so long as IKON shall comply with each of the following conditions:
                    (A) IKON shall promptly provide GE and GECITS with each such amendment or other modification, which amendment or other modification shall contain (1) the lease schedule number of the applicable Program Financing Contract and (2) the date such amendment or other modification is proposed to become effective; and
                    (B) In connection with any such amendment or other modification to a Program Financing Contract which has the effect of reducing the Minimum Periodic Payment thereunder, (1) the amount of such reduction shall, in no event, exceed the Base Equipment Service Payment due under such Program Financing Contract (calculated immediately prior to giving effect to such amendment or other modification) and (2) the Lease Payment or any other payments or amounts under such Program Financing Contract that GE or GECITS is entitled to retain, for its own account, pursuant to Section 5.3(a) shall, in no event, be reduced or otherwise affected by any such amendment or other modification.
               (iii) Notwithstanding anything to the contrary set forth in this Agreement, in connection with any fixed-term extension or renewal of any Program Financing Contract, GECITS shall be entitled to reduce the amount of the Lease Payment thereunder (and, except to the extent in conjunction with a reallocation as provided under Section 5.1(c)(y)) without giving effect to any modifications to the other components thereof, the Minimum Periodic Payment thereunder); provided that (x) the amount of such reduction shall, in no event, exceed the Lease Payment due under such Program Financing Contract (calculated immediately prior to giving effect to such extension or renewal) and (y) the Base Equipment Service Payment, the CPC Charges, the Service Sales Tax Payment or any other payments or amounts under such Program Financing Contract that IKON is entitled to pursuant to Section 5.3(a) shall, in no event, be reduced or otherwise affected by any such reduction.

          (d) To secure the performance of all of its obligations under this Agreement and the accuracy of IKON’s representations and warranties hereunder, IKON hereby grants to GECITS as of each Transfer Date a continuing first priority Lien in (as applicable) the Purchased Personal Property Tax Receivables, the Program Financing Contracts, the Program Stream Financings and, in each case, the Equipment (if any) subject or related thereto, the Purchased Assets (if any) in respect thereof and the proceeds thereof to be transferred to GECITS on such Transfer Date. For purposes of such grant, this Agreement shall constitute a security agreement under applicable Law. In connection with the Liens granted hereby, IKON hereby authorizes GE and GECITS to execute and file, on or before the date hereof, one or more financing statements (naming IKON, as debtor and GECITS, as secured party) and similarly all continuation statements, in a manner and in such places as may be required by applicable Law to fully preserve, maintain and protect the Lien of GECITS in the Purchased Personal Property Tax Receivables, the Program Financing Contracts, the Program Stream Financings, the Equipment subject or related thereto, the Purchased Assets in respect thereof and the proceeds thereof. The Liens granted to GECITS in any Purchased Personal Property Tax Receivable or in any particular item of Equipment (and any related IKON Originating Financing Contract, SLG Financing Contract, Program Stream Financing, Purchased Assets or proceeds thereof) shall automatically terminate without any further action of any party hereto upon the repurchase of such Purchased Personal Property Tax Receivable or item of Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing or Purchased Assets) by IKON from GECITS in accordance with this Agreement (it being agreed that any such automatic release of any Lien on any item of Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing or Purchased Assets) shall in no way affect any other Liens granted to GECITS in respect of any other Purchased Personal Property Tax Receivable or item of Equipment (or any IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing or Purchased Assets related thereto or proceeds thereof). GECITS shall execute and file such UCC-3 termination statements as IKON may, from time to time, reasonably request to evidence the release of any Liens as contemplated by the immediately preceding sentence; provided, that in the event that IKON requests that GE file UCC-3 termination statement more frequently that once per Program Year, IKON shall be responsible for any costs incurred by GE (including reasonable out-of-pocket costs and expenses) in connection with such additional filings.
          5.9. Syndication. (a) Subject to the terms of the applicable Program Financing Contract, or Program Stream Financing Agreement, GECITS shall be permitted to securitize, syndicate or otherwise transfer any or all of its rights under any Program Financing Contract or Program Stream Financing that it has funded or purchased (and under any related representations, warranties, covenants or indemnifications); provided, however, that (i) if any such securitization, syndication or other transfer occurs, GE shall (unless GECITS determines that doing so shall materially impair its ability to so transfer such Program Financing Contract or Program Stream Financing on acceptable terms) continue to be responsible for the billing and collecting of such Program Financing Contract or Program Stream Financing, in the manner contemplated by this Agreement, to the extent that GE is permitted to do so under the Trademark License Agreement and applicable Law, and (ii) GECITS shall not securitize, syndicate or otherwise assign any of its rights under any Program Financing Contract or Program Stream

Financing to any Person set forth on Annex E. Any securitization, syndication or transfer otherwise permitted under this Section 5.9(a) shall be prohibited hereunder if such securitization, syndication or transfer would, in any material respect, have an adverse impact on any of IKON’s rights under Sections 3.1, 5.2, 5.3, 6.1(a)(ii), 6.1(b), 6.1(d), 6.1(e), 6.3, 10.2 or Schedule 1 with respect to the Program Stream Financings or Program Financing Contracts covered thereby.
          (b) During the Term, IKON shall have the right to originate and/or syndicate (i) any Excluded Transaction, (ii) any proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing that has been rejected for funding by GE and (iii) any proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing conditionally approved by GE, presented by IKON to the Customer and subsequently rejected by such Customer.
          5.10. Financings with Recourse or Other Support. With respect to any proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing, IKON may, at its option, offer to provide (or GE may request that IKON provide) price, rate or yield assistance or residual pricing support to GECITS or discounts, free services or rebates in connection with such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program Stream Financing or related Equipment. In addition, from time to time IKON may offer to provide (or GE may request that IKON provide) GECITS with recourse for losses suffered by GECITS in connection with a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing. If GECITS determines in its sole discretion to enter into any such proposed Originated Financing Contract or to purchase from IKON any IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing with such offered or requested recourse to IKON, IKON and GECITS shall, on each such occasion, agree as to the extent of IKON’s liability and IKON and GECITS shall execute mutually acceptable agreements and indemnities with respect thereto. If IKON offers to provide to GECITS any such recourse in respect of a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing, GECITS shall promptly notify IKON as to whether, in its sole discretion, GECITS shall approve such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing (as applicable).
          5.11. Transferred Servicing Agreements. During the Term, upon the request of IKON, GE shall enter into one or more new Transferred Servicing Agreements in connection with the sale or syndication (to new or existing syndications partners of IKON) of Serviced Assets or Equipment to become the subject of one or more lease and/or rental agreements, so long as at the time IKON requests that GE enter into such agreement, GE has sufficient systems, personnel and all capabilities to perform the obligations under such Transferred Servicing Agreement (including to perform the application and remittance of payments required of GE in the manner contemplated thereby). Any servicing fees in respect of any Transferred Servicing Agreement entered into by GE pursuant to this Section 5.11 shall be paid by IKON under and pursuant to the terms of the Servicing Agreement.

          5.12. Execution and Assignment of Certain Program Financing Contracts. In the event that, with respect to any proposed Originated Financing Contract that has been rejected for funding by GE pursuant to Section 5.5 or 5.6 hereof, IKON requests, in writing (including any writing in an agreed electronic format), that GECITS both (a) execute such proposed Originated Financing Contract and (b) transfer, assign and convey such proposed Originated Financing Contract to IKON immediately after such execution, then unless GE determines, in its reasonable discretion, that the execution and transfer of such proposed Originated Financing Contract would violate or result in the violation of any applicable Law, then GECITS shall execute such proposed Originated Financing Contract and promptly thereafter (A) IKON shall acquire from GECITS and GECITS shall transfer, assign and convey to IKON all of GECITS’ right, title and interest in and to such proposed Originated Financing Contract on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind and (B) IKON shall assume and GECITS shall transfer and delegate to IKON all of GECITS’ duties and obligations under such Originated Financing Contract. Each of GE, GECITS and IKON acknowledge and agree that, except to the extent of any fees required to be paid pursuant to Section 10.3, there shall be no fees (including any Base Origination Fees, Incremental Origination Fees or Volume Origination Fees) due or payable in respect of any proposed Originated Financing Contract executed by GECITS pursuant to this Section 5.12.
          5.13. Non-Standard Financing Contracts. (a) IKON has provided to GE for GE’s review, true and complete copies of the Financing Contracts more particularly described on Exhibit K (the “Representative Contracts”), none of which is documented in the form of the Standard Form Documentation. GE acknowledges and agrees that if IKON shall present to GE for funding under the Program any proposed SLG Financing Contract containing terms and conditions (including any terms and conditions implied as a matter of Law or specified in the applicable RFP) that are, taken as a whole and as determined by GE in its sole discretion, as or more favorable to the lessor than the terms and conditions of any of the Representative Contracts (each, a “Comparable Contract”), GE would not reject such Comparable Contract based solely on its failure to be in the form of the Standard Form Documentation; provided, however, that the foregoing shall be subject to the right of GE to (i) require that IKON provide the additional representations, warranties, covenants and/or indemnities set forth in Exhibit M, if and to the extent the applicable Comparable Contract contains terms and conditions substantially equivalent to those for which the additional representations, warranties, covenants and indemnities set forth in Exhibit M are intended, and (ii) require that IKON provide additional representations, warranties, covenants and/or indemnities if and to the extent the applicable Comparable Contract contains terms and conditions which (A) are not otherwise contained in the Representative Contracts and (B) (1) include covenants or obligations of a type not otherwise included in the definition “Equipment Service Obligations” and/or (2) add cancellation, termination, default, buy-out or purchase rights or options thereunder or representations and warranties of the lessor thereunder, in each case, not otherwise permitted under the Standard Form Documentation.
          (b) GE will use commercially reasonable efforts to approve, solely from a documentation perspective, proposed Financing Contracts that are not proposed SLG Financing Contracts but are otherwise Comparable Contracts, subject to the provisions of this Section 5.13 and the other provisions of this Agreement.

          (c) IKON acknowledges and agrees that (i) GE applies an integrated approach to funding decisions encompassing credit, pricing, documentation, equipment, legal requirements (including changes in applicable law) and other risk factors, (ii) the provisions of this Section 5.13 shall not be deemed to limit in any manner (A) GE’s sole discretion under Section 4.2 to make credit decisions in respect of proposed Program Financing Contracts and Program Stream Financings, or (B) GE’s rights under Section 5.4 to review and negotiate proposed Financing Contracts, and (iii) any credit line established by GE for a Customer (unless otherwise specified in writing by GE) shall only be a credit line for transactions documented on Standard Form Documentation.
          (d) Nothing contained in this Section 5.13 shall be deemed to (i) obligate GE to approve or fund any Operating Rental Contract, or (ii) relieve IKON of its obligation under Section 5.4(b)(i) to seek to utilize the Standard Form Documentation.
          (e) IKON shall indemnify and hold harmless each GE Party, its Affiliates and each of their respective employees, officers, directors and agents, from and against any and all Damages suffered or incurred by any of them to the extent resulting from, arising out of or in connection with any of the following (solely to the extent relating to Program Financing Contracts or Program Stream Financings funded under the Program from and after the Original Effective Date):
               (i) IKON’s failure to (A) pay any enforcement costs incurred by GECITS to enforce a Financing Contract against the Customer, if, with respect to Financing Contracts written on Standard Form Documentation, the right to collect such costs under the Financing Contract was waived at the request of IKON or, with respect to Financing Contracts not written on Standard Form Documentation, was waived or affirmatively assumed by IKON or its assignee, whether as lessor, lender or otherwise in such Financing Contract, all to the extent that GECITS is the prevailing party in such enforcement action, or (B) pay any losses incurred by GECITS to the extent caused by and relating to any risk of loss associated with the applicable Equipment if, with respect to Financing Contracts written on Standard Form Documentation, the Customer’s obligation to assume risk of loss was waived at the request of, or approved by, IKON, or, with respect to Financing Contracts not written on Standard Form Documentation, the obligation was waived or affirmatively assumed by IKON or its assignee, whether as lessor, lender or otherwise in such Financing Contract;
               (ii) the exercise by any of the following Customers of the right to terminate all or any portion of the specific Financing Contract described on Schedule 5.13(e), as the same may be amended from time to time by the parties, for convenience under and in accordance with the specific convenience, cancellation provisions of such Financing Contracts, as evidenced by the Customer’s written (including e-mail) notice that it is exercising its right to terminate all or any portion of such Financing Contract pursuant to such provision; provided, however, that IKON’s liability under this Section 5.13(e)(ii) will be limited to the Net Book Value of the applicable Program Financing Contract or Program Stream Financing as of the effective date of such exercise; and

               (iii) the written exercise by a customer of its right to terminate or delay any or all of its obligations under a Financing Contract as a consequence of the occurrence of an event of force majeure that permits the Customer to terminate the Financing Contract or delay or reduce any payments due under that Financing Contract, if and to the extent such right is expressly permitted under the Financing Contract; provided, however, that IKON’s liability under this Section 5.13(e)(iii) will be limited to the Net Book Value of the Program Financing Contract or Program Stream Financing as of the effective date of such exercise.
          5.14. Program Reliance and Recourse. GE shall give IKON prompt written notice if GE determines that availability under any reliance and/or recourse limits established by GE in respect of the Program shall be or shall become insufficient to support GE’s estimate of six month’s worth of incremental reliance and/or recourse associated with proposed Program Financing Contracts and Program Stream Financings expected to be submitted by IKON to GE for funding hereunder (assuming historical levels of portfolio run-off and new originations). In such event, IKON may request that GE accept cash collateral, a letter of credit or other cash equivalent on terms and conditions satisfactory to GE and in an amount mutually agreed by GE and IKON as a reasonable estimate of expected incremental reliance and/or recourse associated with proposed Program Financing Contracts and Program Stream Financings expected to be submitted by IKON to GE for funding hereunder during the following six month period (in which case such recourse and/or reliance limits shall be increased by the amount of such cash collateral, drawable amount under such letter of credit or value of such other cash equivalents). IKON acknowledges and agrees that the establishment and/or adjustment of any IKON reliance and/or recourse limits shall be in GE’s final authority (and may be made without notice to IKON, except to the extent any such adjustment shall result in a notice obligation under the first sentence of this Section 5.14) and that this Section 5.14 shall not be deemed to limit in any manner GE’s sole discretion under Section 4.2 to make credit decisions in respect of proposed Program Financing Contracts and proposed Program Stream Financings. Either of GE or IKON may request that the agenda of any Executive Committee meeting include a review of existing reliance and/or recourse limits, current availability thereunder and future reliance and/or recourse funding needs and strategies.
ARTICLE 6.
ADMINISTRATION
          6.1. Administration of GE Portfolio.
          (a) Customer Inquiries: Asserted Service Failures. (i) GE shall conduct its communications with Customers under Program Financing Contracts and Program Stream Financings in a courteous, prompt and efficient manner and shall use its commercially reasonable efforts to answer Customers’ and IKON’s inquiries relating to Program Financing Contracts and Program Stream Financings on Business Days via an “800” or other toll-free telephone line from 8:00 AM to 8:00 PM (New York City time). Customer inquiries received when no personnel are available shall be recorded electronically and responded to promptly.

               (ii) GE shall notify IKON (including through the dispute resolution tool used by IOS Capital immediately prior to the Pre-Closing Merger), within three (3) Business Days after GE’s receipt of notice of any assertion by any Obligor under a Program Financing Contract or Program Stream Financing that an IKON Company or any of its respective agents or contractors has failed to comply with any of its Equipment Service Obligations or other obligations to such Obligor. Any such notice by GE shall (A) to the extent delivered through the dispute resolution tool referenced above, be in accordance with the past practices of IOS Capital immediately before giving effect to the Pre-Closing Merger, and (B) in all other cases, include a copy of any related written assertion, the identity of the Customer and, to the extent GE has knowledge thereof, the nature of the Customer’s assertions as to the failure of the applicable IKON Company or any of its respective agents or contractors to comply with any such obligations (each, an “Asserted Service Failure”).
          (b) Collections; Litigation; Recoveries. (i) GE shall have the full right and authority to bill and collect the Program Financing Contracts and Program Stream Financings and pursue any and all available remedies against Obligors in connection with any defaults thereunder (including commencing litigation and foreclosing against such Obligor (or requesting that IKON repossess Equipment and other property subject to such Program Financing Contracts or Program Stream Financings pursuant to Section 6.2(a))). Subject to Section 6.1(b)(iii), GE or GECITS shall notify the IKON Relationship Manager not less than ten (10) Business Days prior to commencing any litigation against an Obligor under a Program Financing Contract, Program Facilities Management Agreement or Program Equipment Management Agreement in respect of any breach by such Obligor thereunder; provided, that in no event shall GE or GECITS be required to deliver any such notice in connection with any litigation commenced following a Bankruptcy Event (or event which with the passage of time would constitute a Bankruptcy Event) with respect to such Obligor. Notwithstanding anything to the contrary set forth herein, in no event shall GE or GECITS be required or obligated to commence litigation or collection activities against any Obligor under any Program Financing Contract or with respect to any Program Stream Financing.
               (ii) Cure by IKON of Certain Payment Defaults. Within ten (10) Business Days after IKON shall have been notified by GE of its intention to commence litigation against an Obligor in respect of such Obligor’s breach under a Program Financing Contract, Program Facilities Management Agreement or Program Equipment Management Agreement, IKON shall be entitled to purchase from GECITS all of GECITS’ right, title and interest in such Program Financing Contract or the related Program Stream Financing (as applicable), in each case, together with the Equipment related thereto and any Purchased Assets in respect thereof, on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind, other than Agreed Warranties, by paying to GECITS an amount equal to (1) with respect to any Program Stream Financing, the Net Book Value thereof as of the date of such purchase, or (2) with respect to any Program Financing Contract, the greater of (x) the Net Book Value of such Program Financing Contract as of the date of such purchase and (y) the Securitization Purchase Price in respect thereof (if any) as of the date of such purchase.
               (iii) IKON Compliance Deficiencies. From time to time after the date hereof, GE may provide IKON with a listing, in writing (which listing may be in the form of a delinquency report or on-line queue), of any delinquent Program Financing Contracts and Program Stream Financing Agreements where the related Obligor has asserted an Asserted Service Failure as a reason for its nonpayment thereunder. As promptly as practicable (and in any event within the applicable Determination Period) IKON shall (A) evaluate all such Obligor’s assertions, (B) seek to resolve with each such Obligor all issues relating to such Obligor’s assertions and (C) based on the foregoing, notify GE in writing as to whether the applicable IKON Company is in compliance with, or has cured any non-compliance in respect of, its Equipment Service Obligations or other obligations with respect to all of the Equipment subject to such Program Financing Contract or Program Stream Financing Agreement (as applicable). If IKON does not notify GE in writing, prior to the end of the Determination Period, that such IKON Company is in compliance with, or has cured any non-compliance in respect of, its Equipment Service Obligations or other obligations with respect to all of the Equipment subject to such Program Financing Contract or Program Stream Financing Agreement (as applicable), then IKON shall be required, within one (1) Business Day after the end of the applicable Determination Period, to purchase from GECITS (on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind, other than Agreed Warranties) all of GECITS’ right, title and interest in the related Program Financing Contract or Program Stream Financing (as applicable) (together with the Equipment related thereto and any Purchased Assets in respect thereof) for a purchase price equal to (1) with respect to any Program Stream Financing, the Net Book Value thereof as of the date of such purchase, or (2) with respect to any Program Financing Contract, the greater of (x) the Net Book Value of such Program Financing Contract as of the date of such purchase and (y) the Securitization Purchase Price in respect thereof (if any) as of the date of such purchase. Any notice or listing provided to IKON by IOS Capital prior to the date hereof (including via the dispute resolution tool referred to in Section 6.l(a)(ii)) shall be deemed, solely for purposes of the notice requirements and notice periods contained in this Section 6.1(b)(iii), to have been delivered by GE on the date so provided by IOS Capital.
               (iv) If (A) IKON shall not be required to purchase, pursuant to Section 6.1(b)(iii), any Program Financing Contract or Program Stream Financing referred to in the first sentence thereof, (B) (1) there shall be a final determination (which shall either be or become non-appealable) by a Governmental Entity that the Obligor is not obligated to make all of the payments under such Program Financing Contract or all Program Stream Financing Payments in respect of such Program Stream Financing (or that such Obligor is only obligated to make a portion of such payments) as a consequence of an IKON Company’s (or any of their respective agents’ or contractors’) failure to comply with any of their respective Equipment Service Obligations or other obligations of an IKON Company to the Obligor or (2) with respect to any Program Financing Contract or Program Stream Financing Agreement that is a Performance Cancellation Contract, the Obligor thereunder shall have (x) given IKON notice of a breach of IKON’s Equipment Service Obligations thereunder in accordance with the terms of such Program Financing Contract or Program Stream Financing Agreement (as applicable) and (y) notified IKON following any applicable cure period in respect thereof that it is electing to exercise its right to terminate such Program Financing Contract or Program Stream Financing Agreement (as applicable) pursuant to the terms thereof as a result of such uncured breach, and (C) IKON shall not have previously purchased such Program Financing Contract or the Program

Stream Financing related to such Program Stream Financing Agreement pursuant to Section 6.1(b)(iii), then GE shall promptly thereafter notify IKON of such determination and IKON shall thereupon be obligated, promptly upon GE’s written demand therefor, (1) to pay GE any and all damages, costs or other amounts required by a Governmental Entity in any such proceedings or related proceedings to be paid by GE or any of its Affiliates, or any of their respective directors, officers, employees, representatives or agents, to the extent arising out of an IKON Company’s (or any of their respective agents’ or contractors’) failure to comply with any of their respective obligations to the Obligor, and (2) to purchase (on an “AS-IS, WHERE-IS” basis, without representation, warranty or recourse of any kind, other than Agreed Warranties) from GECITS all of GECITS’ right, title and interest in the related Program Financing Contract or Program Stream Financing (as applicable) (together with the Equipment related thereto and any Purchased Assets in respect thereof) for a purchase price equal to (I) with respect to any Program Stream Financing, the Net Book Value thereof as of the date of such purchase, or (II) with respect to any Program Financing Contract, the greater of (x) the Net Book Value of such Program Financing Contract as of the date of such purchase and (y) the Securitization Purchase Price in respect thereof (if any) as of the date of such purchase.
               (v) The remedies available under this Section 6.1(b) with respect to any actual or alleged failure by an IKON Company (or any of their respective agents and contractors) to comply with any of their respective Equipment Service Obligations, or other obligations of an IKON Company, to an Obligor under a Program Financing Contract or with respect to any Program Stream Financing (an “IKON Servicing Breach”) shall apply to the exclusion of any indemnification remedy under the Asset Purchase Agreement or the 2006 Purchase Agreement for Damages arising out of the failure of such Obligor to make one or more payments under any Purchased Financing Contract or Acquired Financing Contract or in respect of any Program FM Stream Financing purchased by GECITS under the Asset Purchase Agreement (as applicable) as a consequence of an actual (or asserted) IKON Servicing Breach (it being agreed that nothing contained in this Section 6.1(b)(v) shall in any way limit or impair GE’s remedies under the Asset Purchase Agreement or 2006 Purchase Agreement in respect of any Third Party Actions (as defined therein)).
          (c) IKON Power of Attorney. (i) For the purposes of exercising GE’s rights and carrying out its obligations under the Program, IKON hereby makes and appoints GE (and any employees or agents of GE designated by GE from time to time) as IKON’s true and lawful attorney-in-fact for the purpose of endorsing checks with respect to any Program Financing Contract or Program Stream Financing.
               (ii) With respect to each IKON Originated Financing Contract, for the purposes of exercising GE’s and GECITS’ rights and carrying out its obligations under this Agreement, IKON hereby further makes, constitutes and appoints GE (and its and any of VFS Macon’s employees or agents designated by GE from time to time) as IKON’s true and lawful attorney-in-fact for the purpose of executing, endorsing, and otherwise signing for and on behalf of IKON any and all documentation with respect to such IKON Originated Financing Contract contemplated to be executed by IKON.

               (iii) With respect to each IKON Originated Financing Contract, SLG Financing Contract, Program Equipment Management Agreement, Program Facilities Management Agreement and Purchased Personal Property Tax Receivable, for the purposes of exercising GE’s and GECITS’ rights and carrying out its obligations under this Agreement, IKON hereby further makes, constitutes and appoints GE (and its and any of VFS Macon’s employees or agents designated by GE from time to time) as IKON’s true and lawful attorney-in-fact for the purpose of executing, endorsing, and otherwise signing for and on behalf of IKON: (A) any and all instruments, documents and agreements which may be necessary to assign, convey and transfer to GECITS good and marketable title to such IKON Originated Financing Contract, SLG Financing Contract, Purchased Personal Property Tax Receivable, Program EM Stream Financing or Program FM Stream Financing (as applicable) and the Equipment and Purchased Assets subject thereto; and (B) all correspondence and notices to Customers as to the assignment of such IKON Originated Financing Contract, SLG Financing Contract, Purchased Personal Property Tax Receivable, Program EM Stream Financing or Program FM Stream Financing (as applicable) to GECITS or its designee pursuant to Section 5.7(c).
          (d) Repurchase of Certain Operating Rentals. (i) If (A) GE receives notice from an Obligor under any Operating Rental Contract constituting a Purchased Financing Contract that such Obligor has elected to cancel such Operating Rental Contract in accordance with the terms thereof, or (B) any payment under any Operating Rental Contract constituting a Purchased Financing Contract becomes eligible for write-off pursuant to the Write-Off Policy, then GE shall promptly notify IKON of such cancellation notice or delinquency (which notice (x) in the case of a cancellation notice, shall set forth the date on which such cancellation shall become effective (after giving effect to any applicable notice period under such Operating Rental Contract) and (y) in the case of any delinquency of the type described above, may be in the form of a delinquency report or on-line queue). Within ten (10) Business Days after the effectiveness of any Obligor cancellation of any Operating Rental Contract (as described in clause (A) above) or within ten (10) Business Days after the delivery to IKON of a delinquency notice referred to in clause (B) above with respect to any Operating Rental Contract (as applicable), IKON shall purchase such Operating Rental Contract from GECITS and GECITS shall sell to IKON such Operating Rental Contract (and any Equipment subject thereto and any Purchased Assets in respect thereof) on an “AS-IS, WHERE-IS” basis without representation or warranty (other than Agreed Warranties) for a purchase price equal to the Net Book Value thereof at the time of such purchase.
               (ii) The remedies available under this Section 6.1(d) shall apply to the exclusion of any indemnification remedy under the Asset Purchase Agreement or the 2006 Purchase Agreement for Damages arising out of the failure of an Obligor under an Operating Rental Contract to make one or more payments under such Operating Rental Contract (it being agreed that nothing contained in this Section 6.1(d)(ii) shall in any way limit or impair GE’s remedies under the Asset Purchase Agreement or the 2006 Purchase Agreement in respect of any Third Party Actions (as defined therein)).
          (e) Settlement and Litigation Proceeds. Unless the terms of any applicable Securitization Documents otherwise provide (in which case the terms of such Securitization Documents shall govern), GE shall be entitled to settle or compromise any claims and obligations under any Program Financing Contract in its sole discretion. The net proceeds of any such settlement or compromise with respect to any Program Financing Contract, and the net proceeds of any litigation to collect amounts under any Program Financing Contract (which shall in each case exclude the return of the applicable Equipment), in each case, to the extent received prior to the write-off of amounts under such Program Financing Contract (i.e., to the extent received prior to the time such Program Financing Contract becomes a Written-Off Financing Contract, in which case Section 1 of Schedule 1 shall apply) shall, unless the terms of any applicable Securitization Documents otherwise require (in which case the terms of such Securitization Document shall govern), be allocated pro rata among (i) all Lease Payments thereunder not yet due, (ii) the Service Profit Element thereunder, (iii) the applicable Residual (but only to the extent the related Equipment shall not have been returned to GE or GECITS), (iv) the unamortized origination fees thereunder (other than the Volume Origination Fee) and (v) all other amounts then billed and unpaid under such Financing Contract. Notwithstanding the foregoing, amounts received in connection with any early termination of a Program Financing Contract in accordance with Section 6.3 shall not be allocated pursuant to the preceding sentence.
          (f) Buy Back Obligation. If a Customer refuses to fulfill any of its obligations under a Program Financing Contract or in respect of a Purchased Personal Property Tax Receivable as a consequence of the lack of consent of that Customer to the assignment of all or any portion of that Financing Contract or Purchased Personal Property Tax Receivable from IKON to GECITS, if and to the extent that such consent is expressly required under such Financing Contract, GECITS shall notify IKON of such refusal and IKON will have 60 days to resolve the Customer’s assignment dispute in a manner reasonably satisfactory to GECITS. If such assignment dispute is not resolved (including without limitation by obtaining Customer’s written consent to the assignment by IKON to GECITS) within the required time period to GECITS’ reasonable satisfaction, IKON will, within 5 Business Days repurchase from GECITS, and GECITS will transfer, assign and convey to IKON, all of GECITS’ right, title and interest in and to the applicable Purchased Personal Property Tax Receivable or the Program Financing Contract or Program Financing Stream (and the Equipment related thereto), on an “AS-IS, WHERE-IS” basis without representation, warranty or recourse of any kind, other than the Agreed Warranties, for an amount equal to (x) the then Net Book Value of such Program Financing Contract or Program Financing Stream, plus (solely with respect to any Program Financing Contract that is an Acquired Financing Contract) the unamortized portion of the Premium (as defined in the 2006 Purchase Agreement) allocable to such Acquired Financing Contract on and as of the date of repurchase, and/or (y) the Repurchase Price of such Purchased Personal Property Tax Receivable (as applicable).
          6.2. De-Installation, Repossession and Remarketing Support. (a) Subject to Section 6.2(b), at the request of GE at any time and from time to time, IKON shall repair, refurbish, insure and store, and use its reasonable commercial efforts to remarket on a non-discriminatory basis, such Equipment as may be subject or related to a Program Financing Contract, Program Stream Financing or Closing Date IKON Retained Financing Contract serviced by GE as GE may specify. In addition, at the request of GE at any time and from time to time, IKON may agree to de-install or repossess such Equipment as may be subject or related to a Program Financing Contract, Program Stream Financing or Closing Date IKON Retained Financing Contract serviced by GE as GE may specify; provided that IKON shall not be obligated to de-install or repossess any such Equipment to the extent that and for so long as GE, GECITS or IKON, as applicable, does not have the legal right to do so. Unless waived by IKON, the fee payable by GE to IKON in respect of any de-installation or repossession of Equipment subject or related to a Program Financing Contract or Program Stream Financing shall be IKON’s cost of the de-installation or repossession of such Equipment (including reasonable out-of-pocket costs).
          (b) During the Term, GE shall have the right to refurbish and/or remarket any and all Equipment as may be subject or related to a Program Financing Contract, Program Stream Financing or Closing Date IKON Retained Financing Contract serviced by GE, in such manner as GE determines, in its sole discretion. In the event that GE determines to utilize remarketing and refurbishment services of IKON, GE shall notify IKON of such determination, and IKON shall be entitled to accept or decline (in IKON’s sole discretion) GE’s request for remarketing and refurbishment services; provided that IKON shall be deemed to have accepted GE’s request for the remarketing and refurbishment of such Equipment if such Equipment is set forth on the Wholesale Equipment Price List. If IKON shall elect to remarket such Equipment:
               (i) Prior to the Systems Facilitation Date, any such remarketing by IKON shall be effected by means of the purchase by IKON from GECITS of the Equipment (other than Equipment subject to the Closing Date IKON Retained Financing Contract that has not been purchased by GECITS pursuant to Section 10.6), on an “AS-IS, WHERE-IS” basis and without representation or warranty of any kind, other than Agreed Warranties, for an amount equal to the Wholesale Fair Market Value of such Equipment.
               (ii) From and after the Systems Facilitation Date, any such remarketing and refurbishment shall be performed as follows:
                    (A) IKON shall recommend the repair and refurbishment of Equipment to such extent and in such manner as, in IKON’s reasonable judgment, shall maximize the sales or lease proceeds from the remarketing thereof, and GE shall be entitled to accept or reject any such recommendation by IKON. Following any acceptance by GE of any repair and/or refurbishment recommendation by IKON with respect to any Equipment, IKON shall repair and/or refurbish such Equipment at an aggregate cost, including commission, equal to the sum of (x) 30% of sale proceeds (less any de-installation or repossession fees payable by GE to IKON in respect of such Equipment) plus (y) an agreed refurbishment charge.
                    (B) Promptly following the sale of any such item of Equipment, IKON shall remit (or cause to be remitted) to GECITS the proceeds of such sale, net of the costs described in Section 6.2(b)(ii)(A). On a monthly basis, IKON shall deliver to GECITS an invoice for all refurbishment services performed pursuant to this Section.
                    (C) The remarketing, repair and refurbishment services described above shall be provided by IKON (or a third party designated by IKON) on a basis that does not discriminate between GECITS’ Equipment and used Equipment remarketed, refurbished and/or re-sold by IKON for its own account, for the account of any other IKON Company or for the account of any third party.
               (iii) IKON shall use reasonable commercial efforts to cause the Systems Facilitation Date to occur not later than December 31, 2005 (or as soon thereafter as possible).
          (c) In the event that GE repairs, refurbishes and/or remarkets Equipment subject or related to any Program Financing Contract, Program Stream Financing or Closing Date IKON Retained Financing Contracts on its own behalf, GE shall be entitled to a fee in respect thereof equal to the sum of (x) 30% of any sale proceeds thereof plus (y) an agreed refurbishment charge.
          6.3. Cancel/Upgrades; Mid-Term Buy Outs.
          (a) Cancel/Upgrades. (i) (A) If during the Term, in connection with GECITS’ entering into an Originated Financing Contract or purchasing an IKON Originated Financing Contract, an SLG Financing Contract or a Program Stream Financing (each, a “Replacement Financing”) after the Original Effective Date, IKON desires to cause (I) the termination of an existing Program Financing Contract or Program Stream Financing (and any Program Stream Financing Agreement related thereto) with the related Obligor that covers Equipment that is to be replaced by other Equipment to be leased under or in respect of such Replacement Financing or (II) the extension of the stated contractual term of any Program Stream Financing Agreement (and, consequently, any Program Stream Financing related thereto) or Program Financing Contract (other than any extension of the type referred to in Section 6.5(c)) (the Program Financing Contract or Program Stream Financing to be so terminated or extended, in each case, being referred to as a “Replaced Financing”), then IKON shall be entitled to require GECITS to terminate such Replaced Financing and transfer to IKON all of GECITS’ interest in the Equipment subject thereto and any Purchased Assets in respect thereof upon (and in consideration of) the payment by IKON to GE of an amount equal to (1) with respect to any Replaced Financing that is a Program Stream Financing, the Net Book Value of such Program Stream Financing as of the time of such termination (which, upon IKON’s written request to GECITS, shall be less any billed but uncollected Late Charges related thereto in respect of periods from and after the Original Effective Date), or (2) with respect to any Replaced Financing that is a Program Financing Contract, the greater of (x) the Net Book Value of such Program Financing Contract (which, upon IKON’s written request to GECITS, shall be less any billed but uncollected Late Charges in respect of periods from and after the Original Effective Date) and (y) the Securitization Purchase Price thereof (if any), in each case, as of the time of such termination.
                    (B) Within fifteen (15) Business Days of the end of each month during each Program Year, GE shall prepare and deliver to IKON a report setting forth GE’s calculation of the Pre-Mid Term Upgrade Percentage and the Overall Upgrade Percentage, in each case, for such Program Year, determined as of the end of the immediately preceding month (such report being referred herein as the “Program Upgrade Report” for a Program Year). The GE Relationship Manager and the IKON Relationship Manager shall meet no less frequently than quarterly to assess IKON’s interim compliance, during each Program Year, with the standards for the Pre-Mid Term Upgrade Percentage and the Overall Upgrade Percentage set forth in Section 6.2(a)(i)(B)(1) and (2) below.
                         (1) If the Pre-Mid Term Upgrade Percentage for any Program Year, as set forth in the Program Upgrade Report for the last month of any Program Year, exceeds ten percent (10%), then IKON shall pay to GE, within ten (10) Business Days of its receipt of such Program Upgrade Report, an amount equal to the Pre-Mid Term Make-Whole Amount for such Program Year.
                         (2) If the Overall Upgrade Percentage for any Program Year, as set forth in the Program Upgrade Report for the last month of any Program Year, exceeds fifty percent (50%), then IKON shall pay to GE, within ten (10) Business Days of its receipt of such Program Upgrade Report, an amount equal to the positive difference between (x) the Overall Upgrade Make-Whole Amount for such Program Year minus (y) the Pre-Mid Term Make-Whole Amount, if any, required to be paid by IKON to GE for such Program Year pursuant to clause (1) above.
               (ii) If, after the end of the Term, IKON desires to cause the termination of an existing Program Financing Contract or Program Stream Financing (and any Program Stream Financing Agreement related thereto) prior to its stated termination date, then IKON shall be entitled to require GECITS to terminate such Program Financing Contract or Program Stream Financing and transfer to IKON all of GECITS’ interest in the Equipment subject thereto and any Purchased Assets in respect thereof upon (and in consideration of) the payment by IKON to GECITS of an amount equal to (A) with respect to any Program Stream Financing, the Net Economic Value of such Program Stream Financing as of the time of such termination, or (B) with respect to any Program Financing Contract, the greater of (x) the Net Economic Value of such Program Financing Contract and (y) the Securitization Purchase Price thereof (if any), in each case, as of the time of such termination.
               (iii) IKON further covenants and agrees that:
                    (A) in connection with any request by an Obligor under a Purchased Financing Contract or Acquired Financing Contract to elect to pursue an upgrade or substitution of the Equipment subject or related thereto during any period following the original stated contractual term thereof, IKON shall (to the extent such Obligor has an option to make such an election (whether in writing or otherwise)) promptly exercise its option pursuant to Section 6.3(a)(i) or 6.3(a)(ii) (as applicable) to require GECITS to terminate such Purchased Financing Contract or Acquired Financing Contract, and
                    (B) in connection with any request by an Obligor under a Program Financing Contract (other than any Purchased Financing Contract or Acquired Financing Contract) or in respect of a Program Federal Stream Financing (to the extent purchased by GECITS pursuant to this Agreement or the Federal Assignment Agreement) to elect to pursue an upgrade or substitution of the Equipment subject or related thereto during period following the original stated contractual term thereof, IKON shall, to the extent such

Obligor satisfies the applicable contractual conditions thereto, promptly exercise its option, pursuant to Section 6.3(a)(i) or 6.3(a)(ii) (as applicable), to require GECITS to terminate such Program Financing Contract or the applicable Federal Financing Contract.
          (b) Sale Reversals. If, during the 60-day period immediately following the Transfer Date of any Equipment subject or related to a Program Financing Contract or a Program Stream Financing, IKON desires to cause the termination of such Program Financing Contract or Program Stream Financing in connection with a “sale reversal,” then IKON shall be entitled to require that GECITS terminate such Program Financing Contract or Program Stream Financing (as applicable) and transfer to IKON all of GECITS’ interest in the Equipment subject thereto upon (and in consideration of) the payment by IKON to GECITS of an amount equal to the sum of (i) the Net Book Value of such Program Financing Contract or Program Stream Financing (as applicable) as of the time of termination plus (ii) any Volume Origination Fee paid or payable by GECITS in respect of such Program Financing Contract or Program Stream Financing.
          (c) Other Terminations. (i) If an Obligor initiates a request for a Program Financing Contract that is a Bundled Financing Contract (other than a defaulted Program Financing Contract) to be terminated (or if, after the Term, GE or GECITS desires to terminate a Program Financing Contract, other than a defaulted Program Financing Contract, with an Obligor), in each case other than (A) under the circumstances set forth in Section 6.3(a) or 6.3(b) or (B) in accordance with the terms of the applicable Program Financing Contract, then provided that (x) GE shall receive such request in writing (whether in hard copy or by facsimile transmission, email or other electronic format), (y) GE shall deliver to IKON notice of such Obligor request at least two (2) Business Days prior to delivering any buy-out quote or other termination payment to such Obligor, and (z) GE shall deliver notice to such Obligor of any such buy-out quote or termination payment only in writing, addressed to the billing address of such Obligor, GE and GECITS shall be entitled to terminate such Program Financing Contract so long as IKON receives, at the time of such termination, an amount not less than seventy-five percent (75%) of the sum of (1) all due but uncollected Base Equipment Service Payments, CPC Payments and Service Sales Tax Payments under such Program Financing Contract at the time of such termination, plus (2) the sum of all future Base Equipment Service Payments not yet due under such Program Financing Contract; provided that any amounts received by GE or GECITS in connection with any termination of any Program Financing Contract of the type contemplated by this Section 6.3(c)(i)) shall be allocated, pro rata, between (x) the amounts set forth in clause (1) and (2) above, and (y) all amounts otherwise due and to become due under such Program Financing Contract which GECITS is entitled to retain, for its own account, pursuant to Section 5.3(a). IKON shall use commercially reasonable efforts to cooperate with GE and GECITS in connection with any discussions or settlement negotiations with Customers that have initiated a request for a Program Financing Contract to be terminated under the circumstances described in this Section 6.3(c)(i) (including by promptly responding to any proposals made by GE, GECITS or such Customer relating to the settlement of amounts due or to become due thereunder).
               (ii) If a Customer initiates a request for a Program Stream Financing Agreement (or any Program Stream Financing thereunder) to be terminated (or if, after the Term, IKON desires to terminate a Program Stream Financing Agreement (or any Program Stream Financing thereunder)), in each case other than (A) under the circumstances set forth in

Section 6.3(a) or 6.3(b) or (B) in accordance with the terms of the applicable Program Stream Financing Agreement, then IKON shall be entitled to terminate such Program Stream Financing Agreement (or Program Stream Financing thereunder) so long as GECITS receives, at the time of such termination, an amount not less than seventy-five percent (75%) of the sum of (1) all due but uncollected Program Stream Financing Payments and other payments or amounts in respect of such Program Stream Financing that GE or GECITS is entitled to retain, for its own account, pursuant to Section 5.3(b), in each case, at the time of such termination, plus (2) the sum of all future Program Stream Financing Payments not yet due thereunder; provided that any amounts received by IKON in connection with any termination of any Program Stream Financing Agreement of the type contemplated by this Section 6.3(c)(ii)) shall be allocated, pro rata, between (x) the amounts set forth in clause (1) and (2) above, and (y) all amounts otherwise due and to become due under such Program Stream Financing Agreement which IKON is entitled to retain, for its own account, pursuant to Section 5.3(b). GE and GECITS shall use commercially reasonable efforts to cooperate with IKON in connection with any discussions or settlement negotiations with Customers that have initiated a request for a Program Stream Financing Agreement (or any Program Stream Financing thereunder) to be terminated under the circumstances described in this Section 6.3(c)(ii) (including by promptly responding to any proposals made by IKON or such Customer relating to the settlement of amounts due or to become due thereunder).
               (iii) GE shall promptly notify IKON of any Customer request received by GE or GECITS to modify or terminate any Equipment Service Obligations under any Program Financing Contract or Program Stream Financing Agreement (and the amount of any Base Equipment Service Payment in respect thereof).
          6.4. Administrative Support from IKON. IKON shall promptly notify GE of the identity and location of any Equipment relating to any Program Financing Contract or Program Stream Financing for which IKON wishes to substitute alternate Equipment in satisfaction of any warranty claims or to remedy any Equipment failure or service problems (together with the identity of such alternate Equipment (which shall, in each case, be Equipment with like or improved condition, having the same or greater value and functionality) and IKON shall use its commercially reasonable efforts to promptly notify GE of (a) all requests made to IKON by Customers for the relocation of any Equipment that is the subject of a Program Financing Contract or Program Stream Financing to locations other than those specified in such Program Financing Contract or the related Program Stream Financing Agreement (as applicable), the assignment of such Customer’s interest in any such Program Financing Contract or the related Program Stream Financing Agreement (or Program Stream Financing thereunder) or any related Equipment or sublease of any such Equipment and (b) any removal, loss or destruction known to IKON of any Equipment that is the subject of a Program Financing Contract or Program Stream Financing Agreement. IKON shall use its best efforts to promptly implement a process by which all requests made to IKON by Customers to relocate any Equipment to locations other than those specified in the applicable Program Financing Contract or Program Stream Financing Agreement, assign such Customer’s interest in any Program Financing Contract or Program Stream Financing Agreement or any related Equipment or to sublease any such Equipment, are promptly communicated to GE. IKON shall not move, relocate or otherwise cooperate with any change in the location of any Equipment to locations other than those specified in the applicable Program Financing Contract or Program Stream Financing Agreement unless (x) in the case of any such move, relocation or change to a location outside of the United States, IKON shall have received a copy of GE’s prior written consent to such move, relocation or change or (y) in the case of any such move, relocation or change to a location within the United States, IKON shall deliver written notice to GE thereof (whether in hard copy or through the transmission of such information through the maintenance queue in IKONICS) within ten (10) days after such move, relocation or change.
          6.5. Evergreen Rentals. (a) If GE receives, (i) pursuant to any Program Financing Contract, Lease Payments in respect of periods following the stated termination date of such Program Financing Contract, (ii) pursuant to any Program Facilities Management Agreement, Program FM Stream Financing Payments in respect of periods following the stated termination date thereof, or (iii) pursuant to any Program Equipment Management Agreement, Program EM Stream Financing Payments in respect of periods following the stated termination date thereof (the payments in clauses (i), (ii) and (iii) above being hereinafter referred to as “Evergreen Rentals”), GE shall retain such Evergreen Rentals for its own account (subject to Section 1 of Schedule 1).
          (b) Lease Payments or Program Stream Financing Payments in respect of any fixed- or firm-term renewal of any Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing that shall have theretofore reached its stated contractual term shall be deemed to be Evergreen Rentals for purpose of this Agreement, and such renewals shall not constitute new Originated Financing Contracts, IKON Originated Financing Contracts, SLG Financing Contracts or new Program FM Stream Financings, Program EM Stream Financings or Replacement Financings or, except as provided in Section 1 of Schedule 1, give rise to any other payments to IKON (whether for origination fees or otherwise).
          (c) GECITS shall be entitled to enter into any amendment to any Program Financing Contract (whether prior to the end of the stated contractual term thereof or otherwise) which extends such stated contractual term of such Program Financing Contract and, in addition to such extension, permits the Obligor thereunder to terminate such Program Financing Contract (subject to the satisfaction of certain conditions by such Obligor) without payment by such Obligor of the full Net Book Value thereof at the time of such termination (whether in connection with a cancellation, upgrade or otherwise). Lease Payments received by GE or GECITS in respect of any such Program Financing Contract (to the extent both in respect of (x) periods after the original stated contractual term of such Program Financing Contract and (y) Equipment subject to such Program Financing Contract, in each case, immediately prior to giving effect to any such amendment) shall be deemed to be Evergreen Rentals for purpose of this Agreement, and any such extension shall not constitute a new Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Replacement Financing or, except as provided in Section 1 of Schedule 1, give rise to any other payments to IKON (whether for origination fees or otherwise).
          6.6. Performance of Services; Force Majeure. (a) Each of GE, GECITS and IKON acknowledges and agrees that the ability of each party to perform its obligations under this Agreement, the Servicing Agreement, the Subservicing Agreements, the Services Agreement and/or the Marketplace Servicing Agreement may be subject to the prior or concurrent performance by the other party of certain related services. In consequence of the foregoing, each of GE, GECITS and IKON further agree that upon the occurrence and during the continuance of any breach under this Agreement, the Servicing Agreement, the Subservicing Agreements, the Services Agreement and/or the Marketplace Servicing Agreement by GE, GECITS or IKON (as applicable), the other party shall be relieved of any of its performance obligations under this Agreement, Servicing Agreement, the Subservicing Agreements, the Services Agreement and/or the Marketplace Servicing Agreement (as applicable) to the extent that (and for so long as) such breach has the effect of causing the non-breaching party to be unable to perform its obligations thereunder.
          (b) No party shall be considered to be in default in the performance or observation of any of its duties or obligations under this Agreement if its failure to so perform or observe any such duty or obligation shall be caused by or result from a Force Majeure Event; provided, however, such party shall not be relieved of its duties or obligations hereunder if such failure is caused by or related to removable or remediable causes which such party fails to remove or remedy using commercially reasonable efforts within a commercially reasonable time period. If any party is rendered unable to perform or observe any of its obligations under this Agreement by reason of a Force Majeure Event, it shall give verbal notice of such fact to the other party no more than one (1) Business Day after the occurrence of such Force Majeure Event, followed by written notice given to such other party no more than five (5) Business Days thereafter. Such notices shall give a reasonably detailed description of such Force Majeure Event and provide the affected party’s reasonable estimate of the period of time for which it will likely be unable to observe or perform any of its duties or obligations hereunder due to such Force Majeure Event. The affected party shall exercise commercially reasonable efforts to remove such inability with all reasonable dispatch and provide notice to the other party within one (1) Business Day of the cessation of such Force Majeure Event.
ARTICLE 7.
AUDIT RIGHTS
          7.1. Audit Rights.
          (a) (i) GE and GECITS will, on an annual basis, cause their external auditors to perform audit procedures, and issue an audit report to IKON’s external auditors, in respect of the reports relating to IKON’s fiscal year end entitled “balance sheet – detailed Oracle” and “income statement – detailed Oracle” required to be delivered by GE to IKON pursuant to the Services Agreement or, to the extent GE shall no longer be required to deliver such reports, the data that would have been utilized by GE in preparation thereof (such reports or data, the “Financial Data”). In connection with the performance of such audit procedures, GE and GECITS will (x) afford their external auditors access to the books, records, files and papers used or held for use by GE or GECITS in connection with the conduct of the Program and relating to the servicing of all Program Financing Contracts and Program Stream Financings, the servicing of the Financing Contracts constituting part of the Retained Portfolio pursuant to the

Servicing Agreement or any servicing agreement constituting a Securitization Document and/or the services provided pursuant to the Services Agreement, and (y) cause their external auditors to permit the external auditors of IKON to perform such procedures as are reasonably necessary to satisfy their obligations under AU 543. GE shall not unreasonably condition, withhold or delay its approval of the nature, scope or timing of the audit procedures, and shall consider changes in applicable Law in its consideration thereof.
               (ii) In addition to the annual audit procedures described in clause (i) above, GE and GECITS will, on a quarterly basis, cause their external auditors to perform (x) a review of the Financial Data and issue a review report to IKON’s external auditors, and (y) such other procedures, including testing, and report their findings in respect thereof to IKON and its external auditors, in each case as the parties may mutually agree. The agreed-upon procedures to be performed pursuant to clause (y) above shall be confirmed in advance by IKON and GE in writing, but shall, at a minimum, be reasonably designed to satisfy IKON and its external auditors as to confirmation (to the agreed-upon level of materiality) of (I) the origination and other fees payable by GE or GECITS to IKON under this Agreement, including without limitation, amounts payable pursuant to Sections 10.1 and 10.2 hereof (including the amounts payable to IKON pursuant to Schedule 1 hereto), (II) servicing fees payable by IKON to GE under the Servicing Agreement and the Services Agreement, (III) the application and remittance of payments by GE in accordance with the terms of Sections 5.2 and 5.3 hereof, the Servicing Agreement and any servicing agreement constituting a Securitization Document (as applicable), and (IV) charges against the loss pool in accordance with Section 10.6 hereof.
               (iii) GE shall cause its external auditors to prepare and deliver to IKON and its external auditors, on an annual basis (based on procedures performed through an agreed upon “strike-date” occurring prior to the end of IKON’s fiscal year, and supplemented by a roll-forward through the end of IKON’s fiscal year), a Type II SAS 70 report. In addition to the nature, scope and timing of the report to be issued by the external auditors of GE in respect thereof, the specific procedures to be performed shall be confirmed in advance by IKON and GE in writing but shall, at a minimum, be designed to evaluate GE’s description of controls as they pertain to GE’s servicing of (A) Program Financing Contracts and Program Stream Financings pursuant to this Agreement (but only to the extent that such servicing relates to amounts due and payable to IKON under this Agreement) and (B) Financing Contracts constituting part of the Retained Portfolio pursuant to the Servicing Agreement or any servicing agreement constituting a Securitization Document (the “GE Specified Controls”), including whether the GE Specified Controls were suitably designed to achieve specified control objectives, whether the GE Specified Controls had been in place as of the time specified in the applicable report, and whether the GE Specified Controls that were tested were operating with sufficient effectiveness to provide reasonable assurance that the related control objectives were achieved during IKON’s fiscal year (or such portion thereof as the Program was in effect). GE and GECITS shall, and shall cause their external auditors to, endeavor to alert IKON promptly of any identified weakness in respect of GE Specified Controls with the intent that IKON have an opportunity to review and understand the findings in advance of any IKON fiscal year reporting requirements. GE shall not unreasonably condition, withhold or delay its approval of the nature, scope or timing of the SAS 70 review, and shall consider changes in applicable Law in its consideration thereof.
               (iv) The costs (including actual out-of-pocket costs in connection with any procedures performed by GE’s external auditors) incurred by GE as a result of any review conducted pursuant to Sections 7.1(a)(i), 7.1(a)(ii) and 7.1(a)(iii) shall be borne exclusively by IKON.
          (b) (i) At GE’s request, IKON will, on an annual basis, cause its external auditors to perform audit procedures, and issue an audit report to GE’s external auditors, in respect of the Program Financing Contracts and Program Stream Financings serviced by IKON pursuant to the Marketplace Servicing Agreement (the “IKON Serviced Assets”). In connection with the performance of such audit procedures, IKON will (x) afford their external auditors access to the books, records, files and papers used or held for use by IKON in connection the IKON Serviced Assets and/or the services provided pursuant to the Services Agreement, and (y) cause its external auditors to permit the external auditors of GE to perform such procedures as are reasonably necessary to satisfy their obligations under AU 543. IKON shall not unreasonably condition, withhold or delay its approval of the nature, scope or timing of the audit procedures, and shall consider changes in applicable Law in its consideration thereof.
               (ii) At GE’s request, in addition to the annual audit procedures described in clause (i) above, IKON will, on a quarterly basis, cause its external auditors to perform (x) a review of the IKON Serviced Assets and issue a review report to GE’s external auditors, and (y) such other procedures, including testing, and report their findings in respect thereof to GE and its external auditors, in each case as the parties may mutually agree. The agreed-upon procedures to be performed pursuant to clause (y) above shall be confirmed in advance by IKON and GE in writing, but shall, at a minimum, be reasonably designed to satisfy GE and its external auditors as to confirmation (to the agreed-upon level of materiality) of (I) the proceeds received by IKON in connection with the sale of Off-Lease Equipment, IKON Off-Lease Equipment and Defaulted Equipment during the Term, (II) the fees paid or payable by GE to IKON in connection with the syndication of Rejected Eligible Financing Contracts, (III) servicing fees payable by GE to IKON under the Services Agreement, and (IV) the application and remittance of payments by IKON to GE in accordance with the terms of the Marketplace Servicing Agreement.
               (iii) The costs (including actual out-of-pocket costs in connection with any procedures performed by IKON’s external auditors) incurred by IKON as a result of any review conducted pursuant to Sections 7.1(b)(i) and 7.1(b)(ii) shall be borne exclusively by GE.
          (c) The parties each agree to provide access, upon request, during normal business hours and in such a manner as shall not unduly interfere with or interrupt the operation, conduct or management of the other party’s business or the Program, to books and records and personnel as necessary or appropriate to provide assistance in respect of the requesting party’s response to (i) any tax audit or proceeding, or (ii) any Third Party Actions or inquiries addressed to the requesting party from any Governmental Entity; provided that to the extent any such requests for assistance are extraordinary and out of the ordinary course of business (and/or materially exceed the scope of such assistance provided by IKON to IOS Capital or vice versa prior to the Pre-Closing Merger), the requesting party shall pay the costs (including reasonable out-of-pocket costs) incurred by the party providing such assistance pursuant to this Section 7.1(c).
ARTICLE 8.
REPRESENTATIONS, WARRANTIES AND COVENANTS
          8.1. General Representations and Warranties of IKON. IKON hereby represents and warrants to GE, GECITS and their respective successors and permitted assigns that as of the date hereof:
          (a) There are no civil, criminal or administrative Actions pending (including any counterclaims) or, to IKON’s knowledge, threatened, against IKON which if adversely determined against IKON would reasonably be likely to have an IKON Material Adverse Effect.
          (b) On the date hereof, the location of IKON’s state of incorporation is Ohio.
          8.2. Transactional Representations and Warranties of IKON. (a) With respect to each Originated Financing Contract, each IKON Originated Financing Contract, each SLG Financing Contract, each Program EM Stream Financing and each Program FM Stream Financing, IKON hereby represents and warrants to GE, GECITS and their respective successors and permitted assigns that as of the Transfer Date with respect to the Equipment subject or related to such Financing Contract or Program Stream Financing:
               (i) Immediately prior to the sale, transfer, conveyance or assignment of any Equipment subject or related to such Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing (and any related IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing or Purchased Assets (as applicable)) by IKON pursuant to this Agreement, IKON had good and valid title to such Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Assets (as applicable)), free and clear of any and all Liens of any nature (including Liens arising under the federal, state or local tax Laws or the Employee Retirement Income Security Act of 1974, as amended) except for Liens for property taxes that are not, as of such Transfer Date, due and payable, and, upon the sale, transfer, conveyance or assignment of any Equipment subject or related to such Program Financing Contract, Program EM Stream Financing or Program FM Stream Financing (and any related IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Assets (as applicable)) by IKON pursuant to this Agreement, GECITS (or GE’s designee under Section 5.7(c)) shall have good and valid title to such Equipment (and any related IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Assets (as applicable)) free and clear of any and all Liens of any nature (including Liens arising under the federal, state or local tax Laws or the Employee Retirement Income Security Act of 1974, as amended), other than the rights of the Customer under the Program Financing Contract, Program Facilities Management or Program Equipment Management Agreement (as applicable) relating thereto. This Agreement constitutes a valid sale, transfer, conveyance and assignment from IKON to GECITS (or GE’s designee under Section 5.7(c)) (and not solely a transfer for security purposes) of the Equipment subject to such Program Financing Contract or related to such Program FM Stream Financing or Program EM Stream Financing (and any related IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing and Purchased Assets (as applicable)).
               (ii) Other than the original “master” Program Financing Contract or Program Stream Financing Agreement (if applicable) or, in each case, prior amendments or addendum, true, correct and complete copies of each of which, to the extent so requested by GE or GECITS, have been previously made available to GE and GECITS, there are no documents, instruments or other agreements entered into by IKON and the Customer or IKON and any Person, other than GECITS, in connection with such Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing that affect, modify or limit any of GECITS’ rights under such Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing (as applicable) that is not contained in the Document Package that was delivered to GE pursuant to Section 5.5 in connection with such Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing on or prior to the Transfer Date with respect to the Equipment subject or related thereto. To the best of IKON’s knowledge, each Document Package is true, correct, complete and accurate in all material respects.
               (iii) No member of IKON’s sales force has received written notice or has any knowledge, except as specifically disclosed to GE and GECITS in writing as part of the Document Package for any such proposed Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing: (i) of any material fact or circumstance which would impair the validity or the enforceability of such proposed Program Financing Contract, Program FM Stream Financing (or the Program Facilities Management Agreement to which such Program FM Stream Financing relates) or Program EM Stream Financing (or the Program Equipment Management Agreement to which such Program EM Stream Financing relates); or (ii) that the Customer intends to reject or revoke its acceptance of the Equipment subject or related to such proposed Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing. None of IKON, any of its Affiliates or any of their respective employees or agents has participated in, and none of them has any knowledge of, any fraudulent act committed in connection with any proposed Program Financing Contract, any Program Facilities Management Agreement to which such Program FM Stream Financing relates or any Program Equipment Management Agreement to which such Program EM Stream Financing relates. There has not been any act, failure to act, omission or misrepresentation by IKON that modifies or amends any such Program Financing Contract, Program FM Stream Financing (or the Program Facilities Management Agreement to which such Program FM Stream Financing relates) or Program EM Stream Financing (or the Program Equipment Management Agreement to which such Program EM Stream Financing relates). There has not been any misconduct or misrepresentation by any IKON Company in the sourcing, negotiation or documentation of a Program Financing Contract, Program FM Stream Financing (or the Program Facilities

Management Agreement to which such Program FM Stream Financing relates) or Program EM Stream Financing (or the Program Equipment Management Agreement to which such Program EM Stream Financing relates) (including misrepresentations by any employee, representative or agent of such IKON Company to an Obligor, Customer or an IKON Company) or that nullifies, limits or in any way affects the genuineness, validity or enforceability of any obligation of a Customer or Obligor in respect of any proposed Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing.
               (iv) Except as otherwise disclosed to GE or GECITS in writing, to the knowledge of each Responsible Officer of IKON, all of the Equipment subject or related to such Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing is in conformity with all applicable Laws, except that no representation or warranty is made in this clause (d) as to the conformity of any Equipment with any applicable intellectual property Laws.
               (v) With respect to each SLG Financing Contract and each Program Stream Financing the Obligor in respect of which is a State and Local Government Entity, (i) IKON has complied, in all material respects, with all bidding requirements applicable to such SLG Financing Contract, Program Equipment Management Agreement or Program Facilities Management Agreement related to such Program Stream Financing and with all requirements of any RFPs applicable thereto, including those requirements applicable to the Equipment subject thereto and all applicable federal and state statutes and regulations including those governing equal employment opportunity, affirmative action and environmental protection and (ii) IKON is the “contractor”, or assignee of the “contractor”, named in and subject to such RFPs.
          (b) With respect to each Purchased Property Tax Receivable, IKON hereby represents and warrants to GE, GECITS and their respective successors and permitted assigns that as of the Transfer Date with respect to such Purchased Property Tax Receivable:
               (i) IKON has good and marketable title to, and legal ownership of, such Purchased Personal Property Tax Receivables, free and clear of all Liens and has not previously assigned, pledged or committed to assign or pledge any interest or participation in such Purchased Personal Property Tax Receivables to any Person;
               (ii) neither IKON nor any of its employees or agents have participated in, or have knowledge of, any fraudulent act committed in connection with any Purchased Personal Property Tax Receivables (or the Financing Contract in respect thereof), or by or in respect of any Obligor; and
               (iii) Except with respect to information previously delivered by IKON or its employees or Affiliates to GE or GECITS, to IKON’s knowledge, no deficiencies or assessments are being asserted or made against such Purchased Personal Property Tax Receivables with respect to any Taxes, fees or other charges in regard of or against such Purchased Personal Property Tax Receivables.

          8.3. Covenants of IKON. IKON hereby covenants to GE, GECITS and their respective successors and assigns that throughout the term of this Agreement:
          (a) IKON shall comply (and shall cause each other IKON Company to comply) in all respects with all of their agreements or commitments with Obligors under or relating to each Program Financing Contract, each Program Stream Financing Agreement and the Equipment covered thereby, including (i) IKON’s or any other IKON Company’s obligation (if any) to maintain insurance with respect to such Equipment, (ii) IKON’s or any other IKON Company’s Equipment or software service, maintenance, third party billing, warranty, indemnity, most favored pricing or lowest cost commitment, facilities management, labor, staffing, supply, reporting, fleet management, image management commitment and other similar obligations and (iii) any other obligations that IKON has agreed, in writing (as among itself, GE and GECITS) to assume or retain (the obligations in clauses (i), (ii) and (iii) collectively being referred to as the “Equipment Service Obligations”).
          (b) IKON shall comply with all acts, rules, regulations, orders, decrees and directions of any Governmental Entity applicable to it, including in connection with IKON’s distribution or sale of Equipment.
          (c) With respect to each SLG Financing Contract, Program FM Stream Financing and Program EM Stream Financing in respect of which the Obligor thereunder is a State and Local Government Entity, (i) IKON shall comply with all bidding requirements applicable to such SLG Financing Contract, Program Facilities Management Agreement related to such Program FM Stream Financing or Program Equipment Management Agreement related to such Program EM Stream Financing (as applicable) and with all requirements of any RFPs applicable thereto, including those requirements applicable to the Equipment subject thereto and all applicable federal and state statutes and regulations including those governing equal employment opportunity, affirmative action and environmental protection and (ii) in the event of a Non-Appropriation of Funds with respect to such SLG Financing Contract or such Program FM Stream Financing, IKON shall not sell, lease, rent or otherwise provide to the State and Local Government Entity that is the Obligor thereunder any Equipment serving essentially the same purpose and function (within the same building) as the Equipment subject to such SLG Financing Contract or related to such Program FM Stream Financing or Program EM Stream Financing for a period of one (1) year from the date of such Non-Appropriation of Funds, unless IKON repurchases such SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing from GECITS for an amount equal to the Net Book Value thereof at the time of such purchase.
          (d) IKON shall immediately notify GE upon any Responsible Officer of IKON or any of its Affiliates obtaining any knowledge of any fraudulent act of the type described in Section 8.2(a)(iii).
          (e) All property taxes assessed or imposed on or prior to the Transfer Date with respect to any Equipment subject to a Program Financing Contract (other than a Purchased Financing Contract) or related to a Program Stream Financing shall be timely remitted by IKON to the appropriate taxing authority and IKON shall, on request, provide or cause to be provided to GE, evidence of such payment as promptly as possible. In the event that any bill for any property taxes required to be remitted by IKON pursuant to this Section 8.3(e) is received by GE or GECITS, GE or GECITS (as the case may be) shall promptly deliver such bill to IKON.
          (f) Except upon fifteen (15) days’ prior written notice to GE, IKON shall not (i) change its jurisdiction of organization from that referred to in Section 8.1(b) or (ii) change its corporate name.
          (g) If IKON shall cease to be a reporting company under Section 13(a) or 15(d) of the Exchange Act, or shall otherwise cease to file or be obligated to file with the Securities and Exchange Commission (the “Commission”) Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, IKON shall provide to GE the practical equivalents thereof (at the same times as shall otherwise apply with respect to IKON’s filing of such financial statements and reports) which shall be accompanied by a certificate, executed by an officer of IKON, certifying that the information contained therein fairly present in all material respects the financial position of IKON on a consolidated basis as of the dates thereof and the results of operations of IKON on a consolidated basis for the periods covered thereby, all in conformity with United States generally accepted accounting principles applied on a consistent basis (subject, in the case of quarterly financial statements, to normal year-end adjustments that shall not be material in amount). Notwithstanding the foregoing, in the event that (i) IKON would otherwise be required, pursuant to the provisions of this Section 8.3, to provide GE with the practical equivalents of Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (the “Equivalent Financial Reports”) and (ii) 100% of the capital stock of IKON is acquired by a company that files annual, quarterly and periodic reports under Section 13(a) or 15(d) of the Exchange Act (the “Acquiring Company”) and (iii) such Acquiring Company irrevocably and unconditionally guarantees all, but not less than all, of the liabilities and obligations of IKON under this Agreement and each of the IKON Operative Agreements, then so long as such Acquiring Company continues to file all such reports under Section 13(a) or 15(d) of the Exchange Act as and when due, IKON shall not be required to deliver the Equivalent Financial Reports to GE pursuant to this Section.
          (h) IKON shall give GE written notice of the occurrence of any Material Adverse Change within five Business Days after such occurrence.
          (i) On or prior to the Transfer Date with respect to any Equipment subject or related to any proposed Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing, all such Equipment shall be delivered to the location indicated in the related Program Financing Contract or, with respect to a Program FM Stream Financing or Program EM Stream Financing, the related Program Stream Financing Agreement.
          8.4. Representations and Warranties of GE and GECITS. Each of GE and GECITS hereby represents and warrants to IKON, and its successors and permitted assigns that, as of the date hereof:
          (a) GECITS (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite power (x) to own and lease its

Property and (y) except for such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a GE Material Adverse Effect, to carry on its business as now being conducted and (iii) is duly qualified to conduct business and is in good standing as a foreign Person in all jurisdictions in which the character or location of the Property owned or leased by it or the nature of the business conducted by it requires such authorization or qualification, except where the failure to be so qualified or authorized has not and would not reasonably be expected to have a GE Material Adverse Effect.
          (b) GECITS has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and each other GE Operative Agreement to which it is a party.
          (c) The execution and delivery of this Agreement and each other GE Operative Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of GECITS.
          (d) This Agreement and each other GE Operative Agreement to which GECITS is a party constitute the legal, valid and binding obligation of GECITS, enforceable against it in accordance with their respective terms, except as enforcement thereof may be limited by the Bankruptcy Exception.
          (e) None of the execution and delivery by GECITS of this Agreement or any other GE Operative Agreement to which it is a party, the compliance by GECITS with the terms and provisions hereof and thereof, or the consummation by GECITS of the transactions contemplated hereby and thereby, will conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of or create a right of termination or cancellation under (i) the certificate of incorporation or by-laws of GECITS, (ii) any Law to which GECITS, any of its Subsidiaries or any of their respective Properties are subject or (iii) any indenture, loan agreement, mortgage, deed of trust or other agreement or instrument to which GECITS or any of its Subsidiaries is a party or which is binding on any of their respective Properties, except, in the case of this clause (iii), for such conflicts, breaches or defaults as shall not, individually or in the aggregate, have a GE Material Adverse Effect.
          (f) There are no civil, criminal or administrative Actions pending (including any counterclaims) or, to GECITS’ knowledge, threatened, against GECITS which if adversely determined against GECITS would reasonably be likely to have a GE Material Adverse Effect.
          (g) The execution and delivery by GECITS of this Agreement and each other GE Operative Agreement to which it is a party and the consummation by GECITS of the transactions contemplated hereby or thereby, will neither require any notices, reports or other filings to be made by GECITS with, nor require any consents, licenses, permits, authorizations or approvals from, (i) any Governmental Entity or (ii) any other Person, other than (A) those already obtained, given, effected or taken prior to the date hereof, in the case of clauses (i) and

(ii) above and (B) those the failure of which to obtain or make would not reasonably be expected to have a GE Material Adverse Effect, in the case of clause (ii).
          (h) Each of GE and GECITS has entered into such agreements with VFS Macon as are necessary to secure the services and performance of VFS Macon employees under this Agreement.
          8.5. Covenants of GE and GECITS. Each of GE and GECITS hereby covenants to IKON and its successors and assigns that throughout the term of this Agreement:
          (a) GECITS shall comply in all respects with all of its agreements or commitments with Obligors, in its capacity as equipment lessor, under or relating to each Originated Financing Contract, IKON Originated Financing Contract and SLG Financing Contract; provided that in no event shall GECITS be deemed to have any obligations whatsoever in respect of the Equipment Service Obligations thereunder (which the parties hereby agree, for the avoidance of doubt, shall be the sole and exclusive obligations of IKON).
          (b) Each GE Party shall comply with all acts, rules, regulations, orders, decrees and directions of any Governmental Entity applicable to it, including in connection with provision of financing for Equipment under the Program.
          (c) GECITS shall timely remit to the appropriate taxing authority all property taxes assessed or imposed after the applicable Transfer Date with respect to any Equipment subject or related to any Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Financing Stream. In the event that any bill for any property taxes required to be remitted by GECITS pursuant to this Section 8.5(c) is received by IKON, IKON shall promptly deliver such bill to GECITS.
          (d) None of GE, GECITS or VFS Macon shall authorize, assign or require any Financial Sales Specialist or functional equivalent employed by any of them in connection with the Program (each, an “FSS”) to perform any comparable role for GECITS, VFS Macon or the GE Commercial Finance business unit of GE, in connection with any vendor financing program between GECITS, VFS Macon or the GE Commercial Finance business unit of GE, and any Person set forth on Annex E at any time any such employee is both (i) engaged as an FSS and (ii) either collocated (whether on a full-time or part-time basis) with IKON at an IKON facility or temporarily on any IKON facility premises (provided that the premises subleased by GE from IKON located in Macon, Georgia shall not be deemed to constitute an IKON facility).
          (e) GECITS shall service, administer and collect the Purchased Personal Property Tax Receivables on a basis that does not discriminate (on an aggregate basis) among Program Financing Contracts and Program Stream Financings, on the one hand, and Purchased Personal Property Tax Receivables, on the other hand.

ARTICLE 9.
REMEDIES
          9.1. IKON Indemnities. IKON shall indemnify and hold harmless each GE Party, its Affiliates and each of their respective employees, officers, directors and agents, from and against any and all Damages suffered or incurred by any of them resulting from, arising out of or in connection with (a) any breach by IKON of any of its representations or warranties hereunder or under any other IKON Operative Agreement, (b) any failure by IKON to perform any covenant, agreement or obligation to be performed by IKON pursuant to this Agreement or any other IKON Operative Agreement, (c) any failure by IKON to comply with applicable bulk sale or bulk transfer Laws or similar Laws and regulations in connection with the transactions contemplated by this Agreement, (d) the use by IKON of, or (except in the case of willful misconduct by GE) the reliance by IKON on, any credit, financial or other information obtained or prepared by GE in connection with the credit review of any Application or proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing and delivered to IKON pursuant to Section 5.5(d), or (e) any Financing Contract requested by IKON to be executed by GE and transferred to IKON pursuant to the provisions of Section 5.12; provided that Section 6.1(b) and 6.1(d) shall be the sole remedy for GE and GECITS for Damages (other than Damages to GE or GECITS arising in connection with any Third Party Action) represented by the failure of any Obligor to make one or more payments under a Program Financing Contract or with respect to a Program FM Stream Financing or Program EM Stream Financing (as applicable) as a consequence of an IKON Servicing Breach.
          9.2. GE Indemnities. GE and GECITS shall indemnify and hold harmless IKON, its Affiliates and each of their respective employees, officers, directors and agents, from and against any and all Damages suffered or incurred by any of them resulting from, arising out of or in connection with (a) any breach by any GE Party of any of its representations or warranties hereunder or under any other GE Operative Agreement, (b) any failure by any GE Party to perform any covenant, agreement or obligation to be performed by it pursuant to this Agreement or any other GE Operative Agreement or (c) any failure by GECITS to comply with applicable bulk sale or bulk transfer Laws or similar Laws and regulations in connection with any transfer by GECITS of Program Financing Contracts and Program Stream Financings to IKON pursuant to this Agreement.
          9.3. Indemnification Procedure for Third Party Actions. For the purposes of administering the indemnification provisions of Sections 9.1 and 9.2, the following procedures shall apply to Third Party Actions following the Original Effective Date:
          (a) An Indemnitee shall notify the Indemnitor in writing within 30 days following the receipt of notice of any Third Party Action against such Indemnitee that gives rise to a claim for indemnity pursuant to Section 9.1 or 9.2 (any 30-day notification requirement shall begin to run, in the case of a Third Party Action which is amended so as to give rise to an event for which indemnification may be sought under this Agreement, from the first day such Indemnitee receives notice that such Third Party Action is amended to include any claim for which indemnity may be sought pursuant to Section 9.1 or 9.2), such notice shall describe in reasonable detail the basis of such Third Party Action. The failure to give notice as required by this Section 9.3(a) in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent the Indemnitor’s ability to defend against such Third Party Action is materially and adversely affected by the failure of the Indemnitee to give notice in a timely fashion as required by this Section 9.3(a).
          (b) The Indemnitor shall be entitled (but not obligated) to assume the defense or settlement of any such Third Party Action, or to participate in any negotiations or proceedings to settle or otherwise eliminate any such Third Party Action, if it shall provide the Indemnitee a written acknowledgement of its liability for the indemnity against Damages relating to such Third Party Action. If the Indemnitor assumes any such defense or settlement or any such negotiations, it shall pursue such defense, settlement or negotiations in good faith. If the Indemnitor fails to elect in writing within 15 Business Days of the notification referred to above to assume the defense, the Indemnitee may engage counsel to defend, settle or otherwise dispose of such Third Party Action which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee shall not settle or compromise any such Third Party Action without the prior written consent or agreement of the Indemnitor (which consent shall not be unreasonably withheld or delayed).
          (c) In cases where the Indemnitor has assumed the defense or settlement with respect to a Third Party Action, the Indemnitor shall be entitled to assume the defense or settlement thereof with counsel of its own choosing; provided, however, that: (A) the Indemnitee (and its counsel) shall be entitled to continue to participate at its own cost (except as provided below) in such Third Party Action and to participate in any negotiations or proceedings to settle or otherwise eliminate, any such Third Party Action; (B) the Indemnitor shall not be entitled to settle or compromise any such Third Party Action without the prior written consent or agreement of the Indemnitee (which consent shall not be unreasonably withheld or delayed); provided, further, that if and only if such consent is withheld and the settlement or compromise involves only the payment of monetary damages and provides an unconditional release of the Indemnitee, the Indemnitor’s liability shall be limited to the amount for which the Indemnitor agreed with the claimant to settle and the Indemnitor shall remain responsible for its costs and attorneys’ fees to the date such settlement was rejected by the Indemnitee and the Indemnitee shall be responsible for the attorneys’ fees and disbursements in respect of such claim thereafter; and (C) after written notice by the Indemnitor to the Indemnitee (as provided above) of its election to assume control of the defense or settlement of any claim, the Indemnitor shall not be liable to such Indemnitee hereunder for any attorneys’ fees and disbursements subsequently incurred by such Indemnitee in connection therewith (except as provided below).
          (d) In the event indemnification is requested, the relevant Indemnitor, its representatives and agents shall have access to the premises, books and records of the Indemnitee or parties seeking such indemnification and their Affiliates to the extent reasonably necessary to assist it in defending or settling any such Third Party Action; provided, however, that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Indemnitee or Indemnitees. Except as reasonably necessary to assist it in defending or settling such Third Party Action, the Indemnitee shall not be required to disclose any information with respect to itself or any of its Affiliates (or former Affiliates), and the Indemnitee shall not be required to participate in the defense of any claim to be indemnified hereunder (except as otherwise expressly set forth herein), unless otherwise reasonably required or necessary in the defense of any claim to be indemnified hereunder. Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnitee be obligated to make any disclosure, or to take or refrain from taking any action that in its reasonable judgment, could prejudice its position or waive any privilege in respect of any claim for indemnification against the Indemnitor pursuant to this Section 9.3. All costs and expenses incurred by an Indemnitee in connection with any access or cooperation requested by the Indemnitor shall be borne by the Indemnitor. GE, GECITS and IKON shall reasonably cooperate to attempt to resolve or mitigate Damages with respect to any such Third Party Action; provided, however, that in no event shall a party’s compliance with the foregoing obligation to reasonably cooperate be a basis for any claim that any such party shall have waived, limited, relinquished or otherwise impaired, any rights such party may have pursuant to this Agreement or be raised as a defense to any such rights.
          (e) In the event the Indemnitor shall request that an Indemnitee participate in the defense or settlement of an Indemnification Event, the Indemnitor shall pay the costs incurred by the Indemnitee.
          (f) All indemnities and obligations under this Article 9 shall survive the expiration or termination of this Agreement and the expiration or termination of any Program Financing Contract or Program Stream Financing Agreement until the expiration of the statute of limitations applicable to the matter for which indemnity is sought, and shall be payable promptly upon presentation of an invoice from the indemnified party therefor.
          9.4. Purchase of Program Financing Contracts, Program Stream Financings and Equipment. In the event of a material breach by IKON of any representation, warranty or covenant set forth in Sections 8.2, 8.3(c) or 8.3(i) relating to an event or circumstance affecting a particular Program Financing Contract, Program Stream Financing, Purchased Personal Property Tax Receivable or Equipment subject or related to any such Program Financing Contract or Program Stream Financing, GE or GECITS may give written notice to IKON specifying the nature of such breach in reasonable detail, and if within thirty (30) days after IKON’s receipt of such notice, IKON has not cured or caused to be cured such breach, then without limiting or otherwise waiving any of its other rights or remedies as may be available in law or in equity including claims for Damages arising in connection with any Third Party Action or, GE or GECITS may require IKON to purchase (and IKON shall purchase) (x) such Program Financing Contract or Program Stream Financing (as applicable) and any related Equipment at a price equal to the Net Book Value thereof, and/or (y) such Purchased Personal Property Tax Receivable at a price equal to the Repurchase Price thereof (as applicable), in each case, as of the date of such notice. Upon receipt of such amount, GECITS shall transfer the applicable Program Financing Contract or Program Stream Financing and any Equipment subject thereto or the Purchased Personal Property Tax Receivable, to IKON on an “AS-IS, WHERE-IS” basis, without any representation or warranty whatsoever (other than Agreed Warranties with respect thereto). Any such repurchase shall occur on a date specified by GE or GECITS, which date shall not be less than three (3) nor more than thirty (30) days after the expiration of such 30-day period.

          9.5. Personal Property Tax Reimbursement. In the event that, at any time after the Original Effective Date, GECITS shall be required to remit to any applicable Governmental Entity, any payments in respect of property taxes (a) (i) due in respect of Equipment subject to a Purchased Financing Contract or Program Facilities Management Agreement, the Program FM Stream Financing in respect of which was purchased by GECITS pursuant to the Asset Purchase Agreement that, as of the Original Effective Date, constitutes a Property Tax Inclusive Financing Contract and (ii) due in respect of any period after the Original Effective Date and prior to the end of the stated contractual term of such Purchased Financing Contract or Program Facilities Management Agreement (as applicable) or (b)(i) due in respect of Equipment subject to an Acquired Financing Contract that, as of the Amendment Effective Date, constitutes a Property Tax Inclusive Financing Contract and (ii) due in respect of any period after the date hereof and prior to the end of the stated contractual term of such Acquired Financing Contract, then promptly (and in no event later than ten (10) Business Days) following receipt by IKON of written notice from GE or GECITS of such payment, IKON shall remit to GECITS the full amounts of any such payments so paid by GECITS. The provisions of this Section 9.5 shall supersede, in its entirety, the provisions of Section 9.5 of the Existing Program Agreement.
          9.6. Right of Offset. GE and GECITS shall have the right to offset, as against any amounts owed by it to IKON under this Agreement, any collections that GE, GECITS or an ABS Entity would have received under the Securitization Documents prior to the Amendment Effective Date but for the application (pursuant to the “Shared Collections” provisions of the Securitization Documents) of such collections to pay amounts owing under the Non-Purchased Securitization Documents.
          9.7. Loss Allocation. Without limiting the rights and obligations of the parties under Section 9.1 or 9.4, in the event that GECITS is unable to collect or receive all or any portion of any Purchased Personal Property Tax Receivable within 270 days after the invoice due date therefor as a result of the related Obligor’s failure or refusal to pay, then an amount equal to the Repurchase Price for such Purchased Personal Property Tax Receivable shall be charged to IKON via the Dealer Compensation Report (and IKON shall pay such amount to GECITS), consistent with GECITS’ and IKON’s past practice; provided, however, that GECITS will not be obligated to wait for the 270 day period to expire (i) in the event of an upgrade or other termination of any Program Financing Contract or Program Stream Financing Agreement pursuant to Section 6.3, (ii) in the event a Program Financing Contract or Program Stream Financing Agreement becomes a Written-Off Financing Contract, or (iii) with respect to any IKON request to eliminate any Purchased Personal Property Tax Receivable from a customer’s account, which terminations and eliminations (in the case of clauses (i) and (iii)) shall be processed through the Dealer Compensation Report to IKON.
          9.8. Limitation on Damages. No party shall be liable for any Special Damages, for any reason whatsoever, in connection with this Agreement (including pursuant to this Article 9); provided that (i) the non-payment by Obligors (A) under any Program Financing Contract of any amounts under and in accordance with any Program Financing Contract or (B) of (1) any Purchased Property Tax Receivable or (2) any Program Stream Financing Payment or other amounts payable under any Program Stream Financing Agreement, shall in no event constitute Special Damages and (ii) any Special Damages required, as a result of a breach by a party hereto of this Agreement, to be paid by the other party to this Agreement to any Person (other than to a party to this Agreement or any of its Affiliates) pursuant to a final judgment or order arising out of an action or proceeding by such Person shall be deemed to be direct damages to the party required to pay such Special Damages and shall constitute indemnifiable Damages under this Agreement.
ARTICLE 10.
FEES; OTHER AGREEMENTS; LOSS POOL
          10.1. Origination Fees. (a) GECITS shall pay to IKON, within five (5) Business Days after the end of each week during the Term (commencing after the date hereof), the Base Origination Fee for all Originated Financing Contracts entered into and for all SLG Financing Contracts, IKON Originated Financing Contracts, Program FM Stream Financings and Program EM Stream Financings funded by GECITS during such week.
          (b) GECITS shall pay to IKON, within ten (10) Business Days after the end of each calendar month during the initial five (5) years of the Program (so long as such calendar month occurs during the Term), the difference of (i) the Volume Origination Fee for the cumulative Funded Volume (for the period from the Original Effective Date through the end of such month) minus (ii) the Volume Origination Fee theretofore paid by GECITS in respect of all prior months; provided that the cumulative Volume Origination Fee with respect to Funded Volume through the end of such calendar month shall in no event exceed the product of (x) $4,222,500 multiplied by (y) the number of months during the Term that have elapsed through the end of such calendar month.
          (c) If the cumulative Funded Volume for the initial five (5) years of the Program is greater than $5 Billion, and the Funded Volume in one or more Program Years during the initial five (5) years of the Program is greater than $1.9 Billion, then GECITS shall, for each such Program Year in which Funded Volume is greater than $1.9 Billion, pay to IKON within ten (10) Business Days after the fifth anniversary of the Original Effective Date, the product of (i) 0.35% multiplied by (ii) the amount of such Funded Volume in excess of $1.9 Billion for such Program Year.
          10.2. Other Agreements. The provisions of Section 1 of Schedule 1 are hereby incorporated by reference in their entirety.
          10.3. Rejected Application Fee. If, during any Program Year, the aggregate sales price of the Equipment subject to Rejected Eligible Financing Contracts syndicated by IKON to any of Citibank N.A., De Lage Landen International B.V. or Wells Fargo & Company (or any Subsidiary of the ultimate parent company of any thereof) during such Program Year exceeds $25 Million, then promptly after notice by IKON to GE of the syndication of any such Rejected Eligible Financing Contract the aggregate sales price of the Equipment subject thereto (when taken together with the aggregate sales price with respect to Equipment subject to all Rejected Eligible Financing Contracts syndicated during such Program Year) shall exceed $25 Million (which notice shall be accompanied by any supporting documentation reasonably requested by GE or GECITS), GECITS shall pay to IKON, on a weekly basis, a fee in respect of such Rejected Eligible Financing Contract equal to the positive difference (if any) of (a) the Base Origination Fee that would have been payable by GECITS if the related Rejected Eligible Financing Contract had been accepted for funding under the Program minus (b) the origination, syndication or other fee paid (or payable) to any IKON Company in respect of such syndication; provided that in no event shall the fee payable by GECITS in respect of any such Rejected Eligible Financing Contract exceed one-third of the Base Origination Fee that would have been payable by GECITS if the related Rejected Eligible Financing Contract had been accepted for funding under the Program. In connection with any syndication of a proposed Rejected Eligible Financing Contract, IKON shall seek to obtain a market-based origination, syndication or similar fee in respect thereof.
          10.4. [INTENTIONALLY OMITTED.]
          10.5. [INTENTIONALLY OMITTED].
          10.6. Loss Pool. (a) On Original Effective Date there was established a notional loss pool in an amount equal to the sum of (x) $10 Million (which amount was intended to address IKON’s concerns with respect to unforeseen economic conditions and/or uncertainty with respect to the order in which losses shall be realized with respect to the Closing Date IKON Retained Financing Contracts, as compared to the Purchased Financing Contracts) plus (y) the reserve for lease/loan loss or lease/loan default set forth on the Final Adjusted Closing Date Schedule in accordance with the section of the Accounting Principles (each as defined in the Asset Purchase Agreement) headed “Lease Default Reserves”. There shall be applied against (so as to reduce) such notional loss pool written-off amounts associated with (i) the Financing Contracts in the Retained Portfolio (but only to the extent in existence on the Original Effective Date) that shall not have, as of the Original Effective Date, either reached the end of their contractually stated term or been written-off (each, a “Closing Date IKON Retained Financing Contract”) and (ii) (A) Purchased Financing Contracts, (B) from and after the Amendment Effective Date, Acquired Financing Contracts and (C) Program FM Stream Financings purchased (directly or indirectly) by GECITS from IKON pursuant to the Asset Purchase Agreement. IKON shall be required to sell to GECITS (on an “AS-IS, WHERE-IS” basis without representation or warranty other than Agreed Warranties), and GECITS shall be required to purchase from IKON, any such Closing Date IKON Retained Financing Contracts and the Equipment subject thereto (to the extent not otherwise sold pursuant to the 2006 Purchase Agreement) at the IKON Net Book Value thereof at the time of such purchase if (i) the amounts under such Financing Contract are then eligible for write-off under the write-off policy attached as Exhibit G hereto and (ii) the notional loss pool balance then exceeds the aggregate amount of the IKON Net Book Value in respect thereof at such time. Except as otherwise required pursuant to the terms of any Subservicing Agreement or any of the Securitization Documents, recoveries in respect of written-off Purchased Financing Contracts, Acquired Financing Contracts, Program FM Financing Streams purchased by GECITS pursuant to the Asset Purchase Agreement and purchased Closing Date IKON Retained Financing Contracts (and the Equipment subject thereto) shall be applied as provided in Section 1 of Schedule 1.

          (b) This Section 10.6 shall have no further force and effect upon any termination or expiration of the Term and purchase by IKON of GECITS’ interests in the Program Financing Contracts, Program Stream Financings and ABS Entities.
          10.7. Other Agreements. The provisions of Section 2 of Schedule 1 are hereby incorporated by reference in their entirety.
ARTICLE 11.
TERM AND TERMINATION
          11.1. Term of Agreement. The Program shall have a five (5) year initial term commencing on the Original Effective Date, which term shall automatically renew at the end of such initial term for a further three (3) or five (5) year renewal term (at IKON’s election, to be exercised not later than one year prior to the end of the initial Term) unless IKON provides to GE at least one (1) year’s prior written notice of its intent to terminate the Program at the end of the initial term (the initial five (5) year term, as it may be extended as provided above and/or terminated pursuant to Section 11.2, the “Term”). In the event that IKON does not elect to terminate the term of the Program at the end of the initial five (5) year term (and, consequently, the Term continues beyond such initial five-year period without having been earlier terminated), GE shall pay to IKON a renewal fee equal to $6 Million on the first Business Day of the renewal term.
          11.2. Termination Rights.
          (a) GE Termination Rights. GE shall have the right to terminate the Program and GECITS’ obligation to fund future volume prior to the end of the Term upon the occurrence and during the continuance of any of the following events (each, a “GE Termination Event”):
               (i) Material Adverse Change of IKON, which means the occurrence of any of the following:
                    (A) The occurrence of any default (after giving effect to any applicable notice or cure periods) or event of default under any indebtedness of IKON (or any other IKON Company) for borrowed money (or any indebtedness for borrowed money guaranteed by IKON or any other IKON Company) in excess of $15,000,000 in the aggregate, or
                    (B) The occurrence of a Bankruptcy Event with respect to IKON.
               (ii) Material, willful and bad faith breach by IKON of any of Sections 3.2, 3.3 or 6.2 of this Agreement, which breach, if curable, is not cured within sixty (60) days’ written notice thereof from GE, specifying the nature of such breach in reasonable detail.
               (iii) Material breach by IKON (other than any breach of the type described in Section 11.2(a)(ii) above) (A) of any of Sections 3.2, 3.3 or 6.2 of this Agreement or

(B) of material payment obligations of any IKON Company under any of the documentation to be entered into in connection with the Program (other than as a result of a good faith dispute by IKON with respect thereto), in each case, which breach, if curable, is not cured within sixty (60) days’ written notice thereof from GE, specifying the nature of such breach in reasonable detail.
          (b) IKON Termination Right. IKON shall have the right to terminate the Program and GE’s or GECITS’ right of first opportunity prior to the end of the Term upon the occurrence and during the continuance of any of the following events (each an “IKON Termination Event”):
               (i) Material, willful and bad faith breach by a GE Party of any of Sections 4.1, 4.2, 4.3, 5.3 or 6.3(a) of this Agreement, which breach, if curable, is not cured within sixty (60) days’ written notice thereof from IKON, specifying the nature of such breach in reasonable detail.
               (ii) Material breach by a GE Party (other than any breach of the type described in Section 11.2(b)(i) above) (A) of any of Sections 4.1, 4.2, 4.3, 5.3 or 6.3(a) of this Agreement or (B) of material payment obligations of GE under any of the documentation to be entered into in connection with the Program (other than as a result of a good faith dispute by GE with respect thereto), in each case, which breach, if curable, is not cured within sixty (60) days’ written notice thereof from IKON, specifying the nature of such breach in reasonable detail.
               (iii) A Credit Review Turnaround Failure or a Document Review Turnaround Failure.
          11.3. Consequences of Termination.
          (a) Upon the termination of the Term, pursuant to Section 11.2(b), as a consequence of the occurrence of an IKON Termination Event, IKON (or a Person designated by IKON) shall be entitled to purchase or cause a third party to purchase all, but not less than all, of GECITS’ interest in each of (i) the Program Financing Contracts and Program Stream Financings then directly held by GECITS and the related Equipment for a purchase price equal to the quotient obtained by dividing (x) the sum of the aggregate Net Book Values of all such Program Financing Contracts and Program Stream Financings at the time of such purchase plus the aggregate Net Economic Values of all such Program Financing Contracts and Program Stream Financings at the time of such purchase by (y) two (2), (ii) the ABS Entities for a purchase price, without double counting any of the amounts contained in clause (i) above, computed in the same manner as the value of the equity of the ABS Entities and their related assets are determined under the Asset Purchase Agreement for purposes of determining the Final Adjusted Closing Date Schedule, except that the Financing Contracts (and related Equipment) held by the ABS Entities shall be valued at an amount equal to the quotient obtained by dividing (x) the sum of the aggregate Net Book Values of all such Financing Contracts at the time of such purchase plus the aggregate Net Economic Values of all such Financing Contracts at the time of such purchase by (y) two (2) and (iii) the Purchased Personal Property Tax Receivables for a purchase price equal to the aggregate Repurchase Price in respect thereof at the time of such purchase.

                    (A) In the event that IKON purchases (or causes another Person to purchase) the Program Financing Contracts, Program Stream Financings and ABS Entities held by GECITS as provided in this Section 11.3(a), (1) IKON and GE shall be required to execute such amendments to the Securitization Documents and take such other actions as shall be required to cause IKON or one of its Subsidiaries to be substituted for GE as servicer under such Securitization Documents, (2) GE shall be required to deliver to IKON true and complete copies of all of the Securitization Documents (and all amendments, modifications and waivers thereto) entered into by GE at any time after the Original Effective Date and (3) GE shall be required to reimburse IKON for all reasonable out-of-pocket costs incurred by IKON in connection with such substitution of servicer.
                    (B) In addition (and irrespective of whether IKON purchases the Program Financing Contracts, Program Stream Financings, Purchased Personal Property Tax Receivables and ABS Entities as provided in this Section 11.3(a)), (1) GE shall be required to continue to provide services to IKON with respect to IKON’s Retained Portfolio on the terms set forth in the Servicing Agreement until such time as IKON has notified GE that it has engaged a third party to provide such services for IKON; provided, that in no event shall GE be required to continue to provide such services to IKON for a period longer than one (1) year following the date of termination of the Program, and (2) IKON shall use all commercially reasonable efforts, following a termination of the Program as a result of an IKON Termination Event, to engage a third party to provide such services to IKON with respect to IKON’s Retained Portfolio.
                    (C) In the event that the Program is terminated by IKON, pursuant to Section 11.2(b), as a result of the occurrence of an IKON Termination Event, IKON shall be entitled to payment by GE of (and GE shall be required to pay to IKON within ten (10) Business Days after such termination of the Program) the Program Termination Fee.
          (b) At the end of the Term, other than as a consequence of a GE Termination Event or an IKON Termination Event pursuant to Section 11.2(a) or 11.2(b) respectively:
               (i) GE shall be required to continue to provide services with respect to IKON’s Retained Portfolio on the terms set forth in the Servicing Agreement until such time as IKON has notified GE that it has engaged a third party to provide such services for IKON; provided, that in no event shall GE be required to continue to provide such services to IKON for a period longer than one (1) year following the date of termination of the Program,
               (ii) IKON shall use all commercially reasonable efforts, following the expiration of the Term, to engage a third party to provide such services to IKON with respect to IKON’s Retained Portfolio, and
               (iii) IKON shall be required to reimburse GE for all severance, facility, wind-down and similar costs incurred by GE, VFS Macon or any of their Affiliates in connection with the wind-down of the Program operations during the one-year period following such termination of the Term.

          (c) Upon the termination of the Term, pursuant to Section 11.2(a), as a consequence of the occurrence of a GE Termination Event:
               (i) IKON shall be required to reimburse GE for all severance, facility, wind-down and similar costs incurred by GE, VFS Macon or any of their Affiliates in connection with the wind-down of the Program operations during the one-year period following such termination of the Term.
               (ii) (A) GE shall be required to continue to provide services with respect to IKON’s Retained Portfolio on the terms set forth in the Servicing Agreement until such time as IKON has notified GE that it has engaged a third party to provide such services for IKON; provided, that in no event shall GE be required to continue to provide such services to IKON for a period longer than one (1) year following the date of termination of the Program and (B) IKON shall use all commercially reasonable efforts, following the termination of the Program as a consequence of a GE Termination Event, to engage a third party to provide such services to IKON with respect to IKON’s Retained Portfolio.
               (iii) GE shall be entitled to payment by IKON of (and IKON shall be required to pay to GE within ten (10) Business Days after such termination of the Program) the Program Termination Fee.
          (d) If IKON elects to purchase the Program Financing Contracts, Program Stream Financings, Purchased Personal Property Tax Receivables and ABS Entities from GECITS pursuant to Sections 11.3(a) above, then:
               (i) IKON shall provide written notice to GE of such election within 90 days of the effective date of such termination of the Term, setting forth a date for such purchase, which date shall not be less than ten (10) nor more than fifteen (15) Business Days after GE’s receipt of such notice.
               (ii) On the date specified in the notice referred to in Section 11.3(d)(i), (A) IKON shall purchase from GECITS (by transferring to GECITS, in immediately available funds, all amounts required to be paid by it pursuant to Section 11.3(a) above) and (B) GECITS shall sell, transfer and assign to IKON, and IKON shall purchase from GECITS, all such Program Financing Contracts, Program Stream Financings, Purchased Personal Property Tax Receivables, equity interests in the ABS Entities and all related Equipment on an “AS-IS, WHERE-IS” basis, without recourse, representation or warranty of any kind, other than Agreed Warranties.
          (e) Notwithstanding any of the foregoing, the rights and obligations of IKON, GE and GECITS described in Sections 5.2, 5.3, 5.7(a)(iv), 5.13(e), 6.1(b), 6.1(d), 6.1(f), 6.2, 6.3(a)(ii), 8.3(a), 8.3(e), 8.5(a), 8.5(c), Article 9, Section 10.2 (solely to the extent applicable to Sections 1(a), 1(b) and 1(c) of Schedule 1), 10.4 and Sections 1(a), 1(b) and (c) of Schedule 1 shall survive any termination of the Program under this Article 11, unless IKON (or an entity designated by IKON) elects to and does purchase all of the Program Financing Contracts,

Program Stream Financings, Purchased Personal Property Tax Receivables and equity interests in the ABS Entities from GECITS pursuant to the purchase options described in Section 11.3.
          (f) Upon the termination of the Program for any of the reasons provided above and the purchase by IKON (or a third party) of all of the Program Financing Contracts, Program Stream Financings, Purchased Personal Property Tax Receivables and interests in the ABS Entities held by GECITS, IKON shall have the right to cause GE and GECITS to provide to IKON, for a reasonable fee to be agreed by GE and IKON, (i) the necessary information, files, records and electronic data feeds to transition the servicing of such Program Financing Contracts, Purchased Personal Property Tax Receivables and Program Stream Financings to IKON’s platform, and (ii) a continuation of the servicing of such Program Financing Contracts, Purchased Personal Property Tax Receivables and Program Stream Financings, in each case, pursuant to a transition services agreement mutually acceptable to IKON and GE. In no event shall GE be required to perform for IKON any services pursuant to such transition services agreement for a period longer than one (1) year (it being agreed that if IKON shall terminate GE’s servicing of the Program Financing Contracts prior to the end of such one year period, GE shall not be required to continue to provide services to IKON with respect to the IKON Retained Portfolio pursuant to Section 11.3(a)(B), 11.3(b)(i) or 11.3(c)(iii) beyond such earlier termination date.
ARTICLE 12.
MISCELLANEOUS
          12.1. Confidentiality. (a) Any non-public and proprietary business strategies or business plans of any IKON Company that is identified by IKON as confidential or proprietary in nature (whether oral, written or otherwise) and provided by IKON or any of its Affiliates or representatives to GE in connection with the Program (and any analyses, notes, compilations or other information incorporating such information), and any non-public and proprietary business strategies or business plans of GE or any of its Affiliates that is identified by GE as confidential or proprietary in nature (whether oral, written or otherwise) and provided to IKON or any of its Affiliates or representatives (and any analyses, notes, compilations or other information incorporating such information) (such confidential or proprietary information of a party is referred to as such party’s “Confidential Information”), shall be held in confidence by the receiving party to at least the same extent that and in at least the same manner as such receiving party protects its own confidential or proprietary information, but in any event to an extent and in a manner that is at least commercially reasonable. A receiving party shall not, without the other party’s prior written approval, (x) disclose Confidential Information of the other party to any other Person or (y) use Confidential Information for any purpose whatsoever, other that in connection with the Program and the transactions contemplated thereby. Notwithstanding the foregoing, Confidential Information may be disclosed: (i) to GE’s and its Affiliates’ or IKON’s or its Subsidiaries’ respective directors, officers, employees, representatives, accountants, counsel or special counsel who the receiving party determines should know or have access to such information and who have been instructed or have a duty to keep such information confidential in accordance with the terms hereof; (ii) to the extent that such disclosure is reasonably necessary to permit the receiving party to perform its duties and its obligations under this Agreement or any GE Operative Agreement or IKON Operative Agreement (as applicable);

(iii) to such other Persons who are reasonably deemed necessary by GE and IKON, as the case may be, in connection with the enforcement of their rights under this Agreement or any GE Operative Agreement or IKON Operative Agreement (as applicable); (iv) by GE or its Affiliates (A) to potential investors, purchasers or financing sources in connection with any actual or proposed sale or syndication of a Program Financing Contract or Program Financing Stream or any participation or interest therein or (B) to the extent required or appropriate to be disclosed in response to a reasonable request by rating agencies or underwriters in connection with financing transactions undertaken by GE or its Affiliates, who agree or are under a duty to hold such information confidential in accordance with the terms hereof; (v) by IKON or its Subsidiaries to the extent required or appropriate to be disclosed in response to a reasonable request by rating agencies or underwriters in connection with financing transactions undertaken by IKON or its Subsidiaries (as borrower or obligor), who agree or are under a duty to hold such information confidential in accordance with the terms hereof; and (vi) to the extent required pursuant to applicable Law or by any Governmental Entity (including, but not limited to, the Internal Revenue Service, state taxing authorities, the Commission or federal or state judicial authorities); provided that if a receiving party becomes obligated pursuant to any Order or subpoena to disclose any Confidential Information of the other party, then the receiving party shall promptly provide the other party with written notice thereof (including the circumstances relating to such obligation and the information sought to be disclosed) so as to permit the other party (at its sole discretion) seek a protective order or other appropriate remedy, and the receiving party shall cooperate reasonably with the other party in its efforts in connection therewith.
          (b) The provisions of Section 12.1(a) shall not apply to any information which (i) is or becomes available to the public other than as a result of a breach by a receiving party or any of its Affiliates of the provisions of this Section 12.1; (ii) was known to the receiving party on a non-confidential basis prior to the time the receiving party obtained such information from the other party, and such knowledge was obtained by the receiving party from sources that are not known to the receiving party to be in violation of any legal or contractual obligation to the disclosing party by disclosing such information to the receiving party (a “Permitted Source”); (iii) becomes available to the receiving party on a non-confidential basis from a source, other than the other party or its Affiliates, that is a Permitted Source; or (iv) is independently developed by the receiving party without violating any obligation under this Section 12.1.
          (c) In addition, GE and GECITS further agree not to disclose to any Person set forth on Annex E (or any person which GE knows to be a Subsidiary or Affiliate thereof) (i) any information provided to them by IKON or another IKON Company (whether electronically or in writing) in the form of customer lists of IKON, IKON customer business plans or strategies, proprietary pricing information or plans, or strategic alliance or joint venture agreements or (ii) any analyses, notes, compilations or other information of GE or GECITS incorporating any of the information referred to in clause (i) above. Any information of the type described in clause (i) or (ii) above shall be treated as Confidential Information for purposes of the last sentence of Section 12.1(a) and for purposes of Section 12.1(b).
          (d) The agreements set forth in this Section 12.1 shall survive the expiration or termination of the Term for a period of two (2) years.

          12.2. Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.
          12.3. Integrated Contract. Except for the Confidentiality Agreement, the Servicing Agreement, the Services Agreement, the Subservicing Agreements, the Trademark License Agreement, the Federal Assignment Agreement and the Marketplace Servicing Agreement, this Agreement, and any written amendments to this Agreement satisfying the requirements of Section 12.2: (i) constitute the entire agreement between IKON, GE and GECITS with respect to the subject matter hereof or thereof, and (ii) supersede and replace all correspondence, understandings and communications between the parties hereto with respect to the transactions contemplated by this Agreement.
          12.4. Governing Law. This Agreement and the legal relations between the parties hereto arising hereunder shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the principles regarding the choice of Law.
          12.5. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, by overnight courier service, or by telecopy or other written form of electronic communication:
If to IKON, at:
IKON OFFICE SOLUTIONS, INC.
70 Valley Stream Parkway
Valley Forge, PA 19355
Facsimile: (610) 408-7264
Attention: General Counsel
with a copy to:
CRAVATH, SWAINE & MOORE LLP
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700
Attention: Richard Hall, Esq.
and if to GE or GECITS, at:
GENERAL ELECTRIC CAPITAL CORPORATION
10 Riverview Drive
Danbury, Connecticut 06810
Facsimile: (203) 749-4534
Attention: General Counsel

and
GENERAL ELECTRIC CAPITAL CORPORATION
260 Long Ridge Road
Stamford, Connecticut 06927
Facsimile: (203) 602-9305
Attention: General Counsel, GE Commercial Finance
with a copy to:
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Jane Mcdonald, Esq.
or to such other address as shall be furnished in writing by GE or GECITS (on the one hand) or IKON (on the other hand), to the others, and any such notice or communication shall be deemed to have been given as of the date so mailed, dispatched or transmitted (except that a notice of change of address shall not be deemed to have been given until received by the addressees). Failure or delay in delivering any notice, demand, request, consent, approval, declaration or other communication to any Person designated to receive a copy thereof shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication to the primary recipient.
          12.6. No Assignment. This Agreement may not be assigned, except by operation of law; provided, however, that each of GE and GECITS may assign its rights hereunder to one or more of its Affiliates and may, subject to Section 5.9, assign its rights in respect of one or more Financing Contracts and related Equipment to any Person. No assignment otherwise permitted hereunder shall, without the written consent of IKON, relieve GE or GECITS from any of its liabilities hereunder. Nothing contained in this Section 12.6 shall limit or impair in any manner any of GE’s, GECITS’ or IKON’s rights under and pursuant to Section 5.9.
          12.7. Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
          12.8. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.
          12.9. Announcements. GE and IKON agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior consent of the other party

(which consent shall not be unreasonably withheld or delayed), except as may be required by any Law or pursuant to any listing agreement with any securities exchange or any stock exchange regulations.
          12.10. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
          12.11. Binding Effect. This Agreement and the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          12.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.
          12.13. Exclusive Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum. Each party agrees that service of process on such party as provided in Section 12.5 shall be deemed effective service of process on such party. Notwithstanding anything to the contrary in this Agreement, each party shall submit at all times to personal jurisdiction in the State of New York.
          12.14. No Third Party Beneficiary. This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto any rights or remedies hereunder except that the parties hereto agree and acknowledge that the agreements and covenants contained in Article 9 are intended for the benefit of the indemnitees referred to therein (each such Person, a “Third Party Beneficiary”), and that each such Indemnitee, although not a party to this Agreement, shall be and is hereby constituted a direct and irrevocable third party beneficiary of the agreements and covenants contained in Article 9 and shall have the right to enforce such agreements and covenants against the applicable party thereto in all respects fully and to the same extent as if such Third Party Beneficiary were a party hereto. Notwithstanding the foregoing, this Agreement (including Article 9) may be amended or waived by GE, GECITS and IKON at any time and from time to time in accordance with Section 12.2 and any such amendment or waiver shall be fully effective with respect to the rights of the Third Party Beneficiaries under Article 9.
          12.15. Expenses. Except as otherwise specifically set forth in this Agreement, IKON (on the one hand) and GE and GECITS (on the other hand) will each be responsible for the payment of their own respective costs and expenses incurred in connection with the negotiations leading up to, and the performance of, their respective obligations pursuant to this Agreement.
          12.16. Misdirected Payments or Communications.
          (a) In the event that GE, GECITS or IKON receives any payment from a third party which is properly due to the other party, such receiving party shall, promptly upon becoming aware of such receipt, remit or cause to be remitted such payment to the appropriate Person. Such payment shall at all times be the property of the party to whom it is properly due and shall be held in trust for such Person’s benefit until remitted to such Person.
          (b) In the event that GE, GECITS or IKON receives any communication from a third party which should have been properly delivered to the other party, such receiving Party shall, promptly upon becoming aware of such receipt, deliver or cause to be delivered such communication to the appropriate Person.
          12.17. Representation by Counsel; Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          12.18. No Partnership. Nothing contained in this Agreement shall be construed to constitute the creation of a partnership, joint venture, employment, fiduciary or similar relationship between the parties for any purposes, or to characterize IKON, GE or GECITS or any of their respective Affiliates as partners, or as joint venturers or as the agent of the other party for any purposes. It is the intention of GE, GECITS and IKON that (i) GECITS be the sole owner of any Equipment subject to any Program Financing Contract or related to any Program Stream Financing financed by GECITS through the Program and (ii) IKON be the sole owner of any Equipment the Financing Contract in respect of which is being billed, collected and administered by GE pursuant to the Servicing Agreement. None of GE, GECITS or IKON shall take any position inconsistent with this characterization. IKON, GE and GECITS and each of their respective Affiliates shall at all times remain independent contractors with respect to this Agreement and the Program.
          12.19. Further Assurances. Upon the reasonable written request of any of IKON, GE or GECITS, the other parties shall make, execute or endorse, acknowledge, and file or deliver to the requesting party, from time to time such schedules, confirmatory assignments, conveyances, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to any Financing Contract or Program Stream Financing or any related Equipment as the requesting party shall have reasonably requested. Any Person making a request under this Section 12.19 shall bear the reasonable costs and expenses incurred by the Person to whom such request is made in connection with such Person’s compliance with such request.
          12.20. Effect of Amendment and Restatement.
          (a) On the Amendment Effective Date, the Existing Agreement shall be amended and restated in its entirety by this Agreement and the Existing Agreement shall thereafter be of no further force and effect except to evidence (i) the representations and warranties of the parties hereto prior to the Amendment Effective Date and (ii) any action or omission performed or required to be performed pursuant to such Existing Agreement prior to the Amendment Effective Date. The amendments and restatements set forth herein shall not cure any breach thereof existing prior to the Amendment Effective Date.
          (b) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date set forth above.

GENERAL ELECTRIC		GE CAPITAL INFORMATION
CAPITAL CORPORATION		TECHNOLOGY SOLUTIONS, INC.

By:		By:

	Name:	Name:
	Title:	Title:

IKON OFFICE SOLUTIONS, INC.

By:

Name:
Title:
[Signature Page to Program Agreement]

Annex A
Program Agreement Definitions
          I. Capitalized Terms. As used herein, the following terms shall have the meanings set forth below.
          “2006 Purchase Agreement” has the meaning assigned to such term in the recitals hereof.
          “ABS Entities” means IKON Receivables, LLC, IKON Receivables-1, LLC and from and after the Amendment Effective Date, IKON Receivables Funding, LLC and IKON Receivables-2, LLC.
          “Accounting Principles” has the meaning assigned to such term in the Asset Purchase Agreement.
          “Acquired Financing Contract” has the meaning ascribed to the term “Purchased Financing Contract” in the 2006 Purchase Agreement.
          “Acquiring Company” has the meaning assigned to such term in Section 8.3(g).
          “Action” means any action, complaint, investigation, petition, suit or other proceeding, whether civil, criminal or administrative or in law or in equity, by or before any arbitrator or Governmental Entity.
          “Administration Fees” has the meaning assigned to such term in Section 1.1(b).
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person.
          “Agreed Warranty” means (a) with respect to GECITS’ interest in any Purchased Personal Property Tax Receivable, Program Financing Contract or Program Stream Financing, that GECITS is transferring good and valid title to such interest free and clear of all liens (other than those arising through an IKON Company), (b) with respect to GECITS’ interest in any Equipment, that GECITS is transferring to IKON such title thereto as IKON conveyed to GECITS under this Agreement or the Asset Purchase Agreement, free and clear of all liens arising through GECITS after the Transfer Date with respect thereto (other than (i) any lien for taxes not yet due and payable, (ii) any mechanic’s or materialmen’s lien, which a lessee or borrower under the related Program Financing Contract or Program Stream Financing Agreement is required to remove, (iii) any other lien on the lessee’s or borrower’s interest in such Equipment which is permitted in accordance with the terms of the applicable Program Financing Contract or Program Stream Financing Agreement, (iv) with respect to the Equipment, the interest of a Customer under the related Program Financing Contract or Program Stream

i

Financing Agreement, (v) any grant of an interest in or right to purchase such Equipment to the related Customer (or any Affiliate thereof) in connection with the related Program Financing Contract or Program Stream Financing Agreement, (vi) any liens arising through the related Customer (or any Affiliate thereof), or (vii) any agreement to transfer Equipment in connection with any foreclosure or repossession, and/or remarketing, thereof) and (c) with respect to the equity interests in the ABS Entities, (i) that GECITS is transferring good and valid title to such equity interest to IKON free and clear of all liens (other than those arising through an IKON Company) and (ii) each of the representations and warranties set forth on Annex D.
          “Agreement” means this Amended and Restated Program Agreement and all exhibits, annexes and schedules hereto (as the same may be amended or modified from time to time).
          “Allocation Policy” has the meaning assigned to such term in Section 5.1(a).
          “Amendment Effective Date” means April 1, 2006.
          “Application” means any request, delivered to GE by IKON pursuant to Section 5.5 hereof, to establish or increase a credit line for a Customer.
          “Application Methodology” has the meaning assigned to such term in Section 5.2.
          “Asserted Service Failure” has the meaning assigned to such term in Section 6.1(a)(ii).
          “Asset Purchase Agreement” means the Asset Purchase Agreement, dated December 10, 2003, among GE, IOS Capital and IKON (as the same may be amended or modified from time to time).
          “Assumed Name” means each of “IKON Financial Services”, “IKON Office Solutions” and “IKON Management Services”.
          “Bankruptcy Event” means, with respect to any Person, (i) the commencement by such Person of a voluntary case under, or the consent by such Person to the entry of a decree or order for relief in an involuntary case under, any federal, state or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law now or hereafter in effect or (ii) the consent by such Person to the appointment of, or taking possession by, a receiver, conservator, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or of any substantial part of its Property or (iii) the making of a general assignment by such Person generally to pay its debts for the benefit of creditors or (iv) the admission in writing of such Person of its inability to pay its debts as they become due in the ordinary course of business or (v) the commencement of liquidation or dissolution of such Person or (vi) the adoption of a resolution by its directors or shareholders in furtherance of any of the foregoing or (vii) a case or proceeding shall have been commenced against such Person in a court of competent jurisdiction seeking (A) a decree or an order for relief in respect of such Person under any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar law now or hereafter in effect or (B) the appointment of a receiver, conservator, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of such Person or of any substantial part of its Property or (C) the ordering of the winding up or liquidation of its affairs and (in the case of this clause (vii)) the continuance of such case or proceeding unstayed and in effect for a period of sixty (60) days.
          “Bankruptcy Exception” means, with respect to any agreement, contract or commitment, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability thereof, by general principles of equity.
          “Base Equipment Service Payment” means, (a) with respect to any Program Financing Contract or Program Stream Financing Agreement (other than any Federal Contract, the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date), that portion of the Minimum Periodic Payment thereunder deemed, as between GE and IKON and in accordance with Section 5.1, to be allocable to IKON’s Equipment Service Obligations thereunder and (b) with respect to any Federal Financing Contract, the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date, has the meaning assigned to such term in the Federal Assignment Agreement.
          “Base Origination Fee” with respect to any Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing means an amount equal to the product of (a) the sum of (x) the Purchase Price of the Equipment (other than Non-Core Equipment) subject or related to such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing plus (y) the purchase price of required to be paid by GECITS to any third party supplier thereof in connection with the purchase of any Non-Core Equipment subject or related to such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing, multiplied by (b) 3%.
          “Bundled Financing Contract” means (i) each Program Financing Contract or Federal Financing Contract in respect of which, in accordance with the Allocation Policy, the Minimum Periodic Payment thereunder is allocable, in part, to the lease or rental of the related Equipment and, in part, to the Equipment Service Obligations of IKON in respect of such Equipment, (ii) each Program Facilities Management Agreement and (iii) each Program Equipment Management Agreement.
          “Business as Usual” means the level of care, observation, diligence and performance consistent with that exercised by IOS Capital (immediately prior to the Pre-Closing Merger) in connection with the Purchased Financing Contracts, except to the extent the parties agree in writing otherwise.

          “Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to close in New York City.
          “Closing Date IKON Retained Financing Contract” has the meaning assigned to such term in Section 10.6.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commissioned Rates” means an additional charge, expressed as a percentage, determined by IKON to be added to the rates set forth in the GE Rate Sheets and (when so added to the rates set forth in the GE Rate Sheets) utilized to determine the rates to Customers to be offered by IKON’s sales force in connection with the leasing and financing of Equipment pursuant to the Program.
          “Comparable Contracts” has the meaning assigned to such term in Section 5.13.
          “Confidentiality Agreement” means that certain confidentiality agreement, dated May 23, 2003, between GE and IKON.
          “Confirmation of Acceptance” with respect to any Equipment means (a) any written statement, in form and substance satisfactory to GE, of an Obligor that such Equipment has been accepted by such Obligor in connection with the related Program Financing Contract or Program Stream Financing, or (b) any telephone confirmation by the applicable Obligor, satisfactory to GE, that such Equipment has been accepted by such Obligor in connection with the related Program Financing Contract or Program Stream Financing.
          “Control” means, with respect to any Person, the indirect or direct possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (without limiting the generality of the foregoing) any Person directly or indirectly owning at least fifty percent (50%) of the equity interests or fifty percent (50%) of any class of voting securities of any other Person shall be deemed to Control such other Person. “Controlled” shall have a correlative meaning.
          “CPC Payment” has the meaning assigned to such term in Section 1.1.
          “CPI Charges” has the meaning assigned to such term in Section 1.1.
          “Credit Approval Period” means, (a) with respect to any Application for a Customer (other than the United States Government) for a line of credit (whether or not in respect of a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing), four (4) business hours if such credit line for such Customer is Score Card Eligible, and (b) otherwise two (2) Business Days (it being agreed that prior to the Federal Program Integration Date, the Credit Approval Period shall not be applicable to, and shall not be measured in respect of, any Application for a Customer that is the United States Government).

          “Credit Approval Policy” means the policy attached as Exhibit B hereto, as the same may be amended or modified from time to time by GE in accordance with this Agreement.
          “Credit Enhancement” means any Property pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation under or with respect to any Program Financing Contract or Program Stream Financing.
          “Credit Review Turnaround Failure” means the failure by GE, for at least two (2) consecutive calendar quarters that commence 90 days or more after the Original Effective Date, to both (a) approve, conditionally approve or reject at least 90% of all Applications submitted by IKON within the applicable Credit Approval Period, and (b) satisfy its obligations to IKON under Section 5.5(a).
          “Credit Revocation Cutoff Date” with respect to a GE Termination Event of the type described in Section 11.2(a)(ii) or 11.2(a)(iii), means the 60th day after the date that GE and GECITS shall have been notified or otherwise shall have become aware of the occurrence of such GE Termination Event unless, prior to such 60th day, GE shall have notified IKON in writing that it desires to extend such Credit Revocation Cutoff Date to a date (as determined by GE and specified in such notice) that is not more than 120 days after the occurrence of such event (in which case the Credit Revocation Cutoff Date with respect such event shall be the date specified in the notice of extension).
          “Customer” means a customer of an IKON Company that desires to acquire, or has acquired (including by rental or lease), any Equipment from an IKON Company pursuant to a Financing Contract or a proposed Financing Contract and any guarantor of the obligations of such customer; provided, however, that a Customer shall not include any Person acquiring such Equipment for personal, family, household or agricultural use or for resale.
          “Damages” means any loss (including liquidated damages), liability, judgment, settlement, award (including back-pay awards), claim, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses, court costs and all reasonable out-of-pocket amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of any rights of indemnification against any Indemnitor or with respect to any appeal). “Damages” shall not include Special Damages (other than any Special Damages required to be paid by an Indemnitee to any Person (other than to a party to this Agreement or any of its Affiliates), which Special Damages shall be deemed to be direct losses of the Person required to pay such Special Damages).
          “Dealer Compensation Report” has the meaning assigned to such term in the Services Agreement.
          “Defaulted Equipment” means Equipment which (a) has been sold, re-leased or otherwise disposed of by GE or IKON and (b) was, at the time of such sale or disposition, subject to a Written-Off Financing Contract.

v

          “Deferred Purchase Price” means, with respect to any Purchased Personal Property Tax Receivables purchased or to be purchased by GECITS on any Transfer Date, the amount of personal property tax reimbursement payments owed by the related Obligor: (i) in respect of personal property or ad valorem taxes that have been paid by IKON to the relevant taxing jurisdiction prior to such Transfer Date and (ii) that have been uploaded into the IKONICS system as of such Transfer Date and are contemplated to be, in the ordinary course, billed to the applicable Obligor during the 90-day period following such Transfer Date.
          “Designee” means a GE Designee or an IKON Designee, as the case may be.
          “Determination Period” means, with respect to any Program Financing Contract or Program Stream Financing Agreement included in any listing, delivered to IKON in accordance with Section 6.1(b)(iii), of delinquent Program Financing Contracts or Program Stream Financing Agreements in respect of which the Obligors thereunder have asserted an Asserted Service Failure as a reason for non-payment thereunder, (a) the period commencing on the date GE delivers such listing and ending 90 days thereafter (or, if IKON notifies GE prior to the end of such 90-day period that it is still pursuing such Obligor’s assertions towards a satisfactory resolution with such Obligor, 120 days after receipt of any such listing), with respect to any Program Financing Contract or Program Stream Financing Agreement that is not a Performance Cancellation Contract and (b) the shorter of (x) any applicable notice period provided for in such Program Financing Contract or Program Stream Financing Agreement (as applicable) and (y) the 90 or 120 day period referred to in clause (a) above, in each case, with respect to any Program Financing Contract or Program Stream Financing Agreement that is a Performance Cancellation Contract.
          “Dispute” has the meaning assigned to such term in Section 4.1(b)(ii).
          “Discount Rate” with respect to (a) an Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing originated after the Original Effective Date, means a rate equal to the sum of the applicable like term swap rate for AAA rated companies as of the date such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing (as applicable) is funded by GE plus an incremental amount (expressed as a percentage) included in the rates set forth in the GE Rate Sheets (as in effect on the date such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing is funded by GE) that is applicable to such Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing based on the transaction size, Obligor credit rating under the Credit Approval Policy then in effect (as determined by GE), term, Equipment type and other factors with respect thereto, (b) a Program Federal Stream Financing transferred to GECITS prior to the Federal Program Integration Date, has the meaning set forth in the Federal Assignment Agreement, (c) a Purchased Financing Contract or Program FM Stream Financing purchased by GECITS pursuant to the Asset Purchase Agreement, means the “buy-rate” for such Purchased Financing Contract or Program FM Stream Financing (as applicable) reflected in the books and records of IOS Capital (immediately prior to the Pre-Closing Merger) and (d) an

Acquired Financing Contract, means the “buy-rate” for such Acquired Financing Contract reflected in the books and records of IKON.
          “Disposed Financing OEC Amount” for any Program Year, as of any time, means (without duplication of any amounts) the aggregate Original Equipment Cost of all Equipment subject to Program Financing Contracts, Program Stream Financing Agreements or Financing Contracts in the Retained Portfolio which has, as of such time, been cancelled or terminated (whether in connection with the expiration of the term thereof, a Customer buyout, an upgrade or otherwise, and whether prior to, upon or following the stated contractual term thereof) during such Program Year (it being understood that any Financing Contract in any extension or renewal term or in month-to-month after the end of the contractually stated term shall not be deemed to have been cancelled or terminated solely as a result of such extension, renewal or month-to-month status).
          “Document Package” has the meaning assigned to such term in Section 5.5(b).
          “Document Review Turnaround Failure” means the failure by GE, for at least two (2) consecutive calendar quarters that commence 90 days or more after the Original Effective Date, to both (a) respond (including by approving, conditionally approving or rejecting) within three (3) Business Days to proposed changes to Standard Form Documentation submitted by IKON in respect of at least 90% of the proposed Originated Financing Contracts, IKON Originated Financing Contract and SLG Financing Contracts, in the aggregate, submitted to GE during such quarter and (b) satisfy its obligations under Section 5.4(b)(ii).
          “Equipment” means any office equipment, intangible property, periodic software licenses, prepaid data subscription rights or office furnishings and related services sold or distributed by IKON or any of its Subsidiaries, including the right to use and transfer by license, sublicense or otherwise, any software included with such Property, as well as any and all substitute, successor or alternative technologies therefor; provided that for all purposes of this Agreement, Equipment shall include Non-Core Equipment subject or related to any Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing only to the extent that the funding or purchase of such Non-Core Equipment by GE is expressly approved by GE.
          “Equipment Sales Tax Payment” means, (a) with respect to any Program Financing Contract or Program Stream Financing Agreement that is a Sales Tax Inclusive Financing Contract (other than any Federal Financing Contract the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date), that portion of the Sales Tax Payment thereunder attributable to the Lease Payment or Program Stream Financing Payment thereunder (as applicable) and (b) with respect to any Federal Financing Contract the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date, has the meaning assigned to such term in the Federal Assignment Agreement.

          “Equipment Service Obligations” has the meaning assigned to such term in Section 8.3(a).
          “Equivalent Financial Reports” has the meaning assigned to such term in Section 8.3(g).
          “Evergreen Rentals” has the meaning assigned to such term in Section 6.5.
          “Exceptions Manual” means the exceptions manual, in the form attached hereto as Exhibit I-2, as the same may be modified or amended from time to time upon the written approval of GE.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Transaction” means any rental or lease of Equipment (a) to any potential Customer that shall have had an Application rejected by GE, within one (1) year of the date of determination, as a result of such Customer having a credit risk rating of ‘5’ or higher; provided, however, that in no event shall any financing opportunity with such Customer be deemed to be an Excluded Transaction if recourse to IKON or another IKON Company is offered or provided in connection with any such financing opportunity, (b) to any Obligor under a Program Financing Contract or in respect of a Program Stream Financing that has been terminated by GECITS, within one (1) year of the date of determination, as a result of a payment default thereunder, (c) to any Obligor that is, at the time, an adversary in a lawsuit with GECITS as a result of such Obligor’s default in its obligation to make any (i) Lease Payments due under a Program Financing Contract or (ii) Program Stream Financing Payments in respect of a Program Stream Financing (as applicable), (d) under any proposed Financing Contract, to the extent that it is both (i) required to be offered to any existing syndication partner of IKON listed on Annex C hereto in connection with the upgrade of Equipment subject to Financing Contracts held by such syndication partner pursuant to the terms of the IKON syndication agreement with such syndication partner as in effect on the Original Effective Date and (ii) purchased or originated by such syndication partner pursuant to the terms of such syndication agreement, (e) through a minority- or woman-owned business, (f) under or pursuant to an Operating Rental Contract or (g) to the United States Government.
          “Executive Committee” has the meaning assigned to such term in Section 2.1(a).
          “Facilities Management Agreement” means any Financing Contract (a) in respect of which IKON is the initial lessor thereunder, (b) pursuant to the terms of which IKON, as initial lessor, has agreed both to (i) lease or rent Equipment to the Obligor thereunder and (ii) perform Equipment Service Obligations in respect of the Equipment subject thereto and (c) the Equipment Service Obligations in respect of which include an obligation to provide daily on-site equipment or software service or other similar services to the Obligor thereunder.
          “Fax Funding Delivery Date” means (a) with respect to any Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract with respect to which the Transfer Date in respect of the Equipment related thereto occurs during the 90-day period commencing on the Original Effective Date, the date that is 30 days after such Transfer Date, and (b) with respect to any Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Federal Financing Contract with respect to which the Transfer Date in respect of the Equipment related thereto occurs more than 90 days after the Original Effective Date, the date that is 20 days after such Transfer Date.
          “Federal Assignment Agreement” means the Purchase and Assignment Agreement the form of which is attached hereto as Exhibit L.
          “Federal Financing Contract” means any Financing Contract (i) under which the related Obligor is the United States Government, (ii) entered into by IKON after the Original Effective Date and (iii) in respect of which the right to receive the equipment lease or rental payments thereunder is or is to be purchased by GECITS pursuant to (A) the Federal Assignment Agreement, at any time prior to the Federal Program Integration Date and (B) this Agreement, from and after the Federal Program Integration Date.
          “Federal Program Integration Date” has the meaning assigned to such term in Section 3.5.
          “Final Adjusted Closing Date Schedule” means each of (x) the “Final Adjusted Closing Date Schedule” as defined in the Asset Purchase Agreement and (y) the “Final Adjusted Closing Date Schedule” as defined in the 2006 Purchase Agreement.
          “Financing Contract” means any contract (including any amendment thereto or assignment, assumption, renewal or novation thereof) in existence on or after the Original Effective Date and any ancillary agreements relating thereto (other than any Equipment Service Obligation agreements), in the form of a lease of or rental agreement with respect to Equipment (it being agreed that for purposes of this Agreement, (a) each lease schedule to a master lease agreement shall be deemed to be an individual Financing Contract, (b) each Program Facilities Management Agreement and each Program Equipment Management Agreement shall constitute a Financing Contract and (c) if, in connection with the extension of any Program Financing Contract of the type contemplated by Section 6.5(c) above, GECITS and the Customer shall agree to lease or rent new Equipment pursuant to such Program Financing Contract in connection with such extension, then for all purposes of this Agreement, the lease or rental of such new Equipment (in accordance with the terms of such existing Program Financing Contract) shall be deemed to constitute a new and separate Financing Contract solely to the extent of such new Equipment).
          “Force Majeure Event” means, with respect to any Person, an event that is beyond the reasonable control of such Person after taking into account (in the case of a GE Party or IKON) the disaster recovery policy of that Person, which events may include acts of God, war, terrorism, rioting, fires, floods, earthquakes, hurricanes, interruption of utility services and acts of any Governmental Entity.
          “FSS” has the meaning assigned to such term in Section 8.5(d).

          “Funded Volume” means, with respect to any period of determination, the difference between (a) the sum of (i) the aggregate Purchase Price of Equipment (other than Non-Core Equipment) funded by GECITS in respect of Originated Financing Contracts, IKON Originated Financing Contracts, SLG Financing Contracts, Program EM Stream Financings and Program FM Stream Financings during such period in connection with the Program, plus (ii) aggregate purchase price of Non-Core Equipment paid by GE or GECITS to third party equipment suppliers in respect of Non-Core Equipment subject or related to Originated Financing Contracts, IKON Originated Financing Contracts, SLG Financing Contracts, Program EM Stream Financings and Program FM Stream Financings during such period in connection with the Program, minus (b) the sum of (i) the aggregate Purchase Price of Equipment subject to all Originated Financing Contracts, IKON Originated Financing Contracts, SLG Financing Contracts, Program EM Stream Financings and Program FM Stream Financings and (ii) the aggregate purchase price of Non-Core Equipment paid by GE or GECITS to third party equipment suppliers in respect of Non-Core Equipment subject or related to all Originated Financing Contracts, IKON Originated Financing Contracts, SLG Financing Contracts, Program EM Stream Financings and Program FM Stream Financings, in each case, in respect of which IKON shall have effected a “sale reversal” pursuant to Section 6.3(b) during such period in connection with the Program.
          “GE” means General Electric Capital Corporation, a Delaware corporation.
          “GE Designees” has the meaning assigned to such term in Section 2.1(a).
          “GE Guaranty” means that certain Guaranty, dated as of the Original Effective Date, given and made by GE in favor of IKON (as the same may be amended or modified from time to time).
          “GE Material Adverse Effect” means (a) a material and adverse effect on GE’s business, assets, operations or condition (financial or otherwise) or (b) any event or occurrence which has, or would reasonably be expected to have, a material and adverse effect on GE’s or GECITS’ ability to perform its obligations under this Agreement or any other GE Operative Agreement.
          “GE Party” means each of GE and GECITS.
          “GE Operative Agreement” means this Agreement, the Servicing Agreement, the Subservicing Agreements, the Marketplace Servicing Agreement, the Services Agreement, the Syndication Subservicing Agreement, the Trademark License Agreement the GE Guaranty and the Federal Assignment Agreement.
          “GE Rate Sheets” means the rate sheets for the Program attached hereto as Exhibit J and in effect on the date hereof, as such rate sheets may be modified by GE from time to time subject to the provisions of Section 4.1.
          “GE Relationship Manager” has the meaning assigned to such term in Section 2.2.

x

          “GE Specified Controls” has the meaning assigned to such term in Section 7.1(a)(ii).
          “GE Termination Event” has the meaning assigned to such term in Section 11.2(a).
          “Governmental Entity” means any domestic or foreign federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, department, commission, board, bureau, court or other authority or instrumentality.
          “IKON” means IKON Office Solutions, Inc., an Ohio corporation.
          “IKON Canada” means IKON Office Solutions, Inc., an Ontario corporation.
          “IKON Companies” has the meaning assigned to such term in Section 1.1.
          “IKON Designees” has the meaning assigned to such term in Section 2.1(a).
          “IKON Evergreen Rentals” means, with respect to any Closing Date IKON Retained Financing Contract, that portion of the periodic minimum payment thereunder received by IKON in respect of periods following the stated contractual term of such Financing Contract and prior to the time, if any, that such Closing Date IKON Retained Financing Contract is sold pursuant to the 2006 Purchase Agreement) that is allocated in the books and records of IOS Capital (immediately prior to the Pre-Closing Merger) to the rental or lease of the Equipment subject thereto.
          “IKON Material Adverse Effect” means (a) a material and adverse effect on IKON’s business, assets, operations or condition (financial or otherwise) or (b) any event or occurrence which has, or would reasonably be expected to have, a material and adverse effect on IKON’s ability to perform its obligations under this Agreement or any other IKON Operative Agreement.
          “IKON Net Book Value” (a) of a Closing Date IKON Retained Financing Contract that is not an Operating Rental Contract, at any time, means the sum of (i) all due but uncollected equipment lease or rental payments under such Financing Contract at such time plus (ii) the net present value of all future equipment lease or rental payments not then due thereunder, discounted at the implicit rate of interest under such Financing Contract plus (iii) the net present value of the booked residual in respect of the Equipment subject to such Financing Contract, discounted at the “buy-rate” for such Closing Date IKON Retained Financing Contract reflected in the books and records of IOS Capital (immediately prior to the Pre-Closing Merger) and (b) of a Closing Date IKON Retained Financing Contract that is an Operating Rental Contract, at any time, means the difference between (i) the Original Equipment Cost of the Equipment subject thereto minus (ii) all accumulated depreciation taken in respect of such Equipment, as reflected on the books of IKON in accordance with the Accounting Principles.

          “IKON Off-Lease Equipment” means Equipment (other than Defaulted Equipment) which has (a) (i) previously been subject or related to an Acquired Financing Contract, Purchased Financing Contract or Program FM Stream Financing (to the extent purchased by GECITS (directly or indirectly) pursuant to the Asset Purchase Agreement) repurchased by IKON from GE pursuant to any of Section 5.7(a), 6.1(b), 6.1(d), 8.3(c) or 9.4 hereof or Section 2.07(a) or 5.04(b)(v) of the Asset Purchase Agreement or Section 2.07(a) or 5.04(b)(v) of the 2006 Purchase Agreement or (ii) previously been subject to a Closing Date IKON Retained Financing Contract not sold pursuant to the 2006 Purchase Agreement (in each case, other than a Written-Off Financing Contract) and (b) (i) prior to the Systems Facilitation Date, been returned to IKON, repossessed by (or on behalf of) IKON, purchased by the Obligor thereunder or otherwise ceased to be subject to such Acquired Financing Contract, Purchased Financing Contract, Program Facilities Management Agreement or Closing Date IKON Retained Financing Contract (as applicable) or (ii) on or after the Systems Facilitation Date, been both (A) returned to IKON, repossessed by (or on behalf of) IKON, purchased by the Obligor thereunder or otherwise ceased to be subject to such Acquired Financing Contract, Purchased Financing Contract, Program Facilities Management Agreement or Closing Date IKON Retained Financing Contract (as applicable) and (B) sold, re-leased or otherwise disposed of by GE or IKON.
          “IKON Operative Agreement” means this Agreement, the Servicing Agreement, the Subservicing Agreements, the Marketplace Servicing Agreement, the Services Agreement, the Syndication Subservicing Agreement, the Trademark License Agreement and the Federal Assignment Agreement.
          “IKON Originated Financing Contract” means a Financing Contract (i) in respect of which IKON or IOS Capital, LLC is the named lessor thereunder, (ii) which has been executed by IKON as the lessor thereunder (or by GE acting on behalf of IKON pursuant to the power of attorney granted to GE under Section 6.1(c)(ii)), and (iii) which has been or is to be transferred to GE pursuant to Section 5.7 (it being agreed that any SLG Financing Contract shall, in no event, be deemed to constitute an IKON Originated Financing Contract).
          “IKON Pre-Termination Evergreen Contract” means a Closing Date IKON Retained Financing Contract that, on the date of termination of the Term, is paying IKON Evergreen Rentals.
          “IKON Relationship Manager” has the meaning assigned to such term in Section 2.2.
          “IKON Specified Controls” has the meaning assigned to such term in Section 7.1(b)(ii).
          “IKON Termination Event” has the meaning assigned to such term in Section 11.2(b).
          “Indemnification Event” shall mean any Third Party Action for which a Person is entitled to indemnification under this Agreement.

          “Indemnitee” means any Person entitled to indemnity pursuant to the terms of this Agreement.
          “Indemnitor” means the indemnifying person in the case of any obligation to indemnify pursuant to the terms of this Agreement.
          “Initial Personal Property Tax Receivables” means the Personal Property Tax Receivables listed in the Purchased Personal Property Tax Schedule attached as Annex G.
          “Insurance Proceeds” means any amounts paid or payable on claims under any insurance policy maintained by an Obligor covering losses arising as a result of the theft or physical damage to Equipment subject to a Program Financing Contract or in respect of a Program Stream Financing.
          “Late Charges” has the meaning assigned to such term in Section 1.1.
          “Law” means any statute, rule, regulation, code, Order, constitution, ordinance, common law, standard, limitation, compliance schedule, written direction, request or treaty, whether legislatively, judicially, administratively or otherwise promulgated, of any Governmental Entity.
          “Lease Payment” means, with respect to any Program Financing Contract, that portion of the Minimum Periodic Payment thereunder deemed, as between GE and IKON and in accordance with Section 5.1, to be allocable to the rental or lease of the Equipment subject thereto.
          “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), preference, priority, adverse claim, charge, or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.
          “Marketplace Servicing Agreement” means the Marketplace Servicing Agreement, dated as of the Original Effective Date, by and between GECITS and IKON (as the same may be amended or modified from time to time).
          “Material Adverse Change” has the meaning assigned to such term in Section 11.2(a)(i).
          “Minimum Periodic Payment” has the meaning assigned to such term in Section 1.1.
          “Net Book Value” (a) of a Program Financing Contract that is not an Operating Rental Contract, at any time, means the sum of (i) all due but uncollected payments under such

Program Financing Contract at such time that GE is entitled to retain for its own account pursuant to Section 5.3(a) (other than any Purchased Property Tax Receivables in respect thereof) plus (ii) the net present value of all future Lease Payments not then due thereunder, discounted at the Discount Rate applicable thereto plus (iii) the net present value of the Residual in respect of the Equipment subject to such Program Financing Contract, discounted at the Discount Rate applicable thereto plus (iv) the unamortized portion of all origination fees (other than the Volume Origination Fee) for such Program Financing Contract at such time, (b) of a Program Stream Financing at any time means the sum of (i) all due but uncollected Program Stream Financing Payments and other payments and amounts under the applicable Program Stream Financing Agreement at such time that GE is entitled to retain for its own account pursuant to Section 5.3(b) (other than any Purchased Property Tax Receivables in respect thereof), plus (ii) the net present value of all future Program Stream Financing Payments not then due under such Program Stream Financing Agreement, discounted at the Discount Rate applicable thereto plus (iii) the net present value of the Residual in respect of the Equipment subject to the related Program Stream Financing Agreement, discounted at the Discount Rate applicable thereto plus (iv) the unamortized portion of all origination fees (other than the Volume Origination Fee) for such Program Stream Financing at such time, and (c) of an Operating Rental Contract at any time means the difference between (i) the Original Equipment Cost of the Equipment subject thereto minus (ii) all accumulated depreciation taken in respect of such Equipment, as reflected on the books of GECITS in accordance with generally accepted accounting principles.
          “Net Economic Value” of a Program Financing Contract or Program Stream Financing, at any time, means 108.2% of the Net Book Value thereof at such time.
          “Non-Appropriation of Funds” means, (a) with respect to any SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing the Obligor in respect of which is a State and Local Government Entity, that (i) the State and Local Government Entity that is the Obligor thereunder has not been granted an appropriation of funds at any time after the commencement of the term of such SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing in connection with the use by such State and Local Government Entity of the Equipment governed thereby or for equipment which is functionally similar to such Equipment, (ii) operating funds are not otherwise available to the State and Local Government Entity to make the payments that are due and to become due under such SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing, (iii) there is no other legal procedure or available funds by or with which such payments can be made and (iv) the non-appropriation did not result from an act or omission by such State and Local Government Entity, and (b) with respect to any Program Financing Contract or Program Stream Financing Agreement (other than any SLG Financing Contract), that (i) the Obligor thereunder has agreed, pursuant to one or more agreements with a State and Local Government Entity or with the United States’ Government (collectively, the “Prime Agreement”), to provide for the lease or rental of the Equipment subject or related to such Program Financing Contract or Program Stream Financing Agreement (as applicable) to such State and Local Government Entity or the United States’ Government and (ii) such Prime Agreement is subject to non-appropriation of funds of the type described in clause (a) above.

          “Non-Core Equipment” means (a) office equipment or furnishings that are not distributed or sold by IKON or any IKON Company in the ordinary course of business or (b) other equipment financed by GE Capital Solutions pursuant to manufacturer or dealer vendor program agreements or arrangements.
          “Non-Purchased Securitization Parties” means IKON Receivables Funding, LLC, IKON Receivables-2, LLC, IKON Office Solutions, Inc., a corporation organized under the laws of Ontario, IKON Capital, Inc., a corporation organized under the laws of Canada, IKON Funding-4, LLC and IKON Funding-5, LLC.
          “Non-Purchased Securitization Documents” means (i) the Assignment and Servicing Agreement, dated as of April 1, 2003, among IOS Capital, IKON Receivables Funding, LLC and IKON Receivables-2, LLC, (ii) the Assignment and Servicing Agreement, dated as of May 1, 2002, among IOS Capital, IKON Receivables Funding, LLC and IKON Receivables-2, LLC, (iii) the Concurrent Lease Agreement, dated as of September 14, 1999, among IKON Office Solutions, Inc., a corporation organized under the Laws of Ontario, IKON Capital, Inc., a corporation organized under the Laws of Canada, IKON and BNY Trust Company of Canada, as trustee of the Care Trust, (iv) the Transfer and Servicing Agreement, dated as of December 1, 2001, among IKON Funding-4, LLC, IOS Capital, IKON and SunTrust Bank and (v) all related agreements and other documents, each such aforementioned document, as amended.
          “Obligor” shall mean (i) with respect to any Financing Contract, any Person that is an obligor, borrower or lessee under such Financing Contract and (ii) with respect to any Personal Property Tax Receivable, the obligor, borrower or lessee under the related Financing Contract.
          “Off-Lease Equipment” means Equipment (other than (x) Defaulted Equipment or (y) Equipment repurchased by IKON from GE pursuant to any of Sections 5.7(a), 6.1(b), 6.1(d), 6.3(a), 6.3(b), 8.3(c), 9.4 or 11.3 hereof, Section 2.07(a) or 5.04(b)(v) of the Asset Purchase Agreement or Section 2.07(a)) or 5.04(b)(v) of the 2006 Purchase Agreement) which has (a) previously been subject to a Program Financing Contract, Program Facilities Management Agreement or Program Equipment Management Agreement (in each case, other than a Written-Off Financing Contract) and (b) been both (i) returned to GE, repossessed by (or on behalf of) GE, purchased by the Obligor thereunder or otherwise ceased to be subject to such Program Financing Contract, Program Facilities Management Agreement or Program Equipment Management Agreement (as applicable) and (ii) sold, re-leased or otherwise disposed of by GE or IKON.
          “Operating Rental Contract” means each Financing Contract in respect of Equipment which is, by the express terms of such Financing Contract or pursuant to applicable Law, cancelable by the Obligor thereunder without cause and for the convenience of the customer (whether or not upon prior notice) and without the payment of liquidated damages or early termination charges in an amount at least equal to the Net Book Value of the Financing Contract as of the effective date of cancellation.

          “Order” means any decree, injunction, judgment, order, ruling, assessment or writ.
          “Original ABS Entities” means IKON Receivables and LLC, IKON Receivables-1, LLC.
          “Original Effective Date” means March 31, 2004.
          “Original Equipment Cost” means, with respect to any item of Equipment, the original cost of such Equipment as established on the books and records of the Person that owned such Equipment at the inception of the Financing Contract to which such Equipment is subject (it being agreed that the Original Equipment Cost of any item of Equipment subject or related to any Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing Agreement shall be (a) the Purchase Price in respect thereof, with respect to Equipment that does not constitute Non-Core Equipment and (b) the purchase price paid or required to be paid by GECITS to any third party supplier thereof (other than IKON or any other IKON Company) with respect to any Equipment that constitutes Non-Core Equipment).
          “Originated Financing Contract” has the meaning assigned to such term in Section 1.1.
          “Overall Upgrade Excess OEC Percentage” for any Program Year, means a fraction, expressed as a percentage, (a) the numerator of which is the positive difference, if any, between (i) the Overall Upgrade OEC Amount for such Program Year (determined as of end of such Program Year), minus (ii) the Overall Upgrade OEC Allowance for such Program Year, and (b) the denominator of which is the Overall Upgrade OEC Amount for such Program Year (determined as of end of such Program Year).
          “Overall Upgrade Make-Whole Amount” for any Program Year, means the product of (a) 8.2% multiplied by (b) the product of (i) the Overall Upgrade Excess OEC Percentage for such Program Year (determined as of end of such Program Year) multiplied by (ii) the sum (without duplication of any amounts) of (A) the Net Book Value of all Program Financing Contracts and Program Stream Financings which have been upgraded or refinanced prior to their respective stated contractual terms during such Program Year, plus (B) the IKON Net Book Value of all Financing Contracts in the Retained Portfolio which have been upgraded or refinanced prior to their respective stated contractual terms during such Program Year.
          “Overall Upgrade OEC Allowance” for any Program Year, means the product of (x) fifty percent (50%) multiplied by (y) the Disposed Financing OEC Amount for such Program Year (determined as of end of such Program Year).
          “Overall Upgrade OEC Amount” for any Program Year, as of any time, means (without duplication of any amounts) the aggregate Original Equipment Cost of all Equipment subject to Program Financing Contracts, Program Stream Financing Agreements or Financing

Contracts in the Retained Portfolio which have been upgraded or refinanced prior to their respective stated contractual terms during such Program Year, as of such time.
          “Overall Upgrade Percentage” for any Program Year, as of any time, means a fraction, expressed as a percentage, (a) the numerator of which is the Overall Upgrade OEC Amount for such Program Year, as of such time, and (b) the denominator of which is the Disposed Financing OEC Amount for such Program Year, as of such time.
          “Performance Cancellation Contract” means any Program Financing Contract or Program Stream Financing Agreement in respect of which the Obligor thereunder has the right to terminate such contract, pursuant to applicable Law or pursuant to such Program Financing Contract or Program Stream Financing Agreement (as applicable), or pursuant to any other document or agreement between the Obligor thereunder and the lessor, upon the failure of any IKON Company to comply with its Equipment Service Obligations thereunder.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity, as well as any syndicate or group that shall be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.
          “Personal Property Tax Receivables” shall mean, (a) with respect to any Purchased Financing Contract: (i) all accounts receivable, payments, reimbursements or other monies due or to become due from the Obligor under such Financing Contract in respect of any property and ad valorem taxes, fees and filing costs assessed to IKON prior to the corresponding Transfer Date, together with all proceeds thereof; (ii) all penalties, late charges, extension fees and indemnification obligations related thereto; (iii) all ancillary documents related thereto; (iv) all rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising out of any of the Personal Property Tax Receivable described in clauses (i) through (iii) above, and the right to commence suits against such parties for claims arising out of such Personal Property Tax Receivable; and (v) all proceeds of the foregoing, in each case, to the extent the same shall constitute “Excluded Assets” under (and as defined in) the Asset Purchase Agreement; and (b) with respect to any Acquired Financing Contract: (i) all accounts receivable, payments, reimbursements or other monies due or to become due from the Obligor under such Financing Contract in respect of any property and ad valorem taxes, fees and filing costs assessed to IKON prior to the corresponding Transfer Date, together with all proceeds thereof; (ii) all penalties, late charges, extension fees and indemnification obligations related thereto; (iii) all ancillary documents related thereto; (iv) all rights, claims, credits, causes of action or rights of set-off against third parties relating to or arising out of any of the Personal Property Tax Receivable described in clauses (i) through (iii) above, and the right to commence suits against such parties for claims arising out of such Personal Property Tax Receivable; and (v) all proceeds of the foregoing, in each case, to the extent the same shall constitute “Excluded Assets” under (and as defined in) the 2006 Purchase Agreement.
          “Pre-Closing Merger” means the merger of IOS Capital with and into IKON as contemplated by (and in accordance with) the Asset Purchase Agreement.

          “Pre-Mid Term Excess OEC Percentage” for any Program Year, means a fraction, expressed as a percentage, (a) the numerator of which is the positive difference, if any, between (i) the Pre-Mid Term OEC Amount for such Program Year (determined as of end of such Program Year), minus (ii) the Pre-Mid Term OEC Allowance for such Program Year, and (b) the denominator of which is the Pre-Mid Term OEC Amount for such Program Year (determined as of end of such Program Year).
          “Pre-Mid Term Make-Whole Amount” for any Program Year, means the product of (a) 8.2% multiplied by (b) the product of (i) the Pre-Mid Term Excess OEC Percentage for such Program Year (determined as of end of such Program Year) multiplied by (ii) the sum (without duplication of any amounts) of (A) the Net Book Value of all Program Financing Contracts and Program Stream Financings which have been upgraded or refinanced prior to their respective stated contractual terms during such Program Year prior to the expiration of one-half of the original contractual term thereof, plus (B) the IKON Net Book Value of all Financing Contracts in the Retained Portfolio which have been upgraded or refinanced prior to their respective stated contractual terms during such Program Year prior to the expiration of one-half of the original contractual term thereof.
          “Pre-Mid Term OEC Allowance” for any Program Year, means the product of (x) ten percent (10%) multiplied by (y) the Disposed Financing OEC Amount for such Program Year (determined as of end of such Program Year).
          “Pre-Mid Term OEC Amount” for any Program Year, as of any time, means (without duplication of any amounts) the aggregate Original Equipment Cost of all Equipment subject to Program Financing Contracts, Program Stream Financing Agreements or Financing Contracts in the Retained Portfolio which have, as of such time, been upgraded or refinanced prior to their respective stated contractual terms during such Program Year prior to the expiration of one-half of the original contractual term thereof.
          “Pre-Mid Term Upgrade Percentage” for any Program Year, as of any time, means a fraction, expressed as a percentage, (a) the numerator of which is the Pre-Mid Term OEC Amount for such Program Year, as of such time, and (b) the denominator of which is the Disposed Financing OEC Amount for such Program Year, as of such time.
          “Pre-Termination Evergreen Contract” means a Program Financing Contract or Program Stream Financing held by GE that, on the date of termination of the Term, is paying Evergreen Rentals.
          “Program” means the agreements and arrangements between GE and IKON with respect to a financing program for Customers of the IKON Companies as contemplated by this Agreement and otherwise agreed by GE and IKON.
          “Program Commission Policy” has the meaning assigned to such term in Section 3.2(e).

          “Program EM Stream Financing” means any right, purchased by GECITS from IKON pursuant to the Asset Purchase Agreement or this Agreement, to receive the Program EM Stream Financing Payments under, and any payments made in connection with the exercise by an Obligor of any right to purchase Equipment subject to, any Program Equipment Management Agreement.
          “Program EM Stream Financing Payment” means, with respect to any Program Equipment Management Agreement, that portion of the Minimum Periodic Payment thereunder deemed, as among GE, GECITS and IKON in accordance with Section 5.1, to be allocable to the rental or lease of Equipment subject thereto.
          “Program Equipment Management Agreement” means any Financing Contract (a) in respect of which IKON is the initial lessor thereunder, (b) pursuant to the terms of which IKON, as initial lessor, has agreed both to (i) lease or rent Equipment to the Obligor thereunder and (ii) perform Equipment Service Obligations in respect of the Equipment subject thereto, (c) the Equipment Service Obligations in respect of which do not include any obligation to provide on-site equipment or software service or other similar services to the Obligor thereunder and (d) in respect of which the right to receive the equipment lease or rental payments thereunder and the Purchased Assets in respect thereof is or is to be purchased by GECITS pursuant to Section 5.7; provided that if a Program Equipment Management Agreement also constitutes a Federal Financing Contract, such Financing Contract shall be deemed, solely for purposes of Sections 5.7, 8.2, 8.3, 10.1, 10.2, 10.3 and Schedule 1 not to constitute a Program Equipment Management Agreement.
          “Program Facilities Management Agreement” means any Facilities Management Agreement in respect of which the right to receive the equipment lease or rental payments thereunder and the Purchased Assets in respect thereof is or is to be purchased by GECITS pursuant to Section 5.7; provided that if a Program Facilities Management Agreement also constitutes a Federal Financing Contract, such Financing Contract shall be deemed, solely for purposes of Sections 5.7, 8.2, 8.3, 10.1, 10.2, 10.3 and Schedule 1, not to constitute a Program Facilities Management Agreement.
          “Program Federal Stream Financing” means any right, purchased or to be purchased by GECITS from IKON pursuant to this Agreement or the Federal Assignment Agreement under, and any payments made in connection with the exercise by an Obligor of any right to purchase Equipment subject to, any Federal Financing Contract.
          “Program Federal Stream Financing Payment” (a) with respect to any Federal Financing Contract transferred to GECITS prior to the Federal Program Integration Date, has the meaning assigned to such term in the Federal Assignment Agreement and (b) with respect to any Federal Financing Contract transferred to GECITS from and after the Federal Program Integration Date, means that portion of the Minimum Periodic Payment thereunder deemed, as among GE, GECITS and IKON in accordance with Section 5.1, to be allocable to the rental or lease of Equipment subject thereto.

          “Program Financing Contract” means any Purchased Financing Contract, Acquired Financing Contract (from and after the Amendment Effective Date), IKON Originated Financing Contract, SLG Financing Contract or Originated Financing Contract (including any amendment, assignment, assumption, renewal or novation thereof and any ancillary agreements (other than any Equipment Service Obligation agreements) thereto); it being agreed that a Closing Date IKON Retained Financing Contract shall not constitute a Program Financing Contract notwithstanding any purchase thereof by GE or GECITS in accordance with this Agreement.
          “Program FM Stream Financing” means any right, purchased by GECITS from IKON pursuant to the Asset Purchase Agreement or this Agreement, to receive the Program FM Stream Financing Payments under, and any payments made in connection with the exercise by an Obligor of any right to purchase Equipment subject to, any Program Facilities Management Agreement.
          “Program FM Stream Financing Payment” means, with respect to any Program Facilities Management Agreement, that portion of the Minimum Periodic Payment thereunder deemed, as among GE, GECITS and IKON in accordance with Section 5.1, to be allocable to the rental or lease of Equipment subject thereto.
          “Program Stream Financing” means any Program Federal Stream Financing, Program FM Stream Financing or Program EM Stream Financing.
          “Program Stream Financing Agreement” means any Program Facilities Management Agreement, Program Equipment Management Agreement or Federal Financing Contract.
          “Program Stream Financing Payment” means any Program Federal Stream Financing Payment, Program EM Stream Financing Payment or any Program FM Stream Financing Payment.
          “Program Termination Fee” means (a) with respect to any termination of the Program as a consequence of (i) a GE Termination Event of the type described in Section 11.2(a)(ii) or (ii) an IKON Termination Event of the type described in Section 11.2(b)(i), $30,000,000 and (b) in all other events, $15,000,000.
          “Program Upgrade Report” has the meaning assigned to such term in Section 6.3(a)(i)(B).
          “Program Year” means the period commencing on the Original Effective Date (or any anniversary thereof) and ending on a date that is both (a) one year thereafter and (b) during the Term.
          “Property” means all property and assets of whatsoever nature, including personal property, whether tangible or intangible, and claims, rights and choses in action.

          “Property Tax Inclusive Financing Contract” means any Financing Contract in respect of which the personal property tax reimbursement payments are not separately identified or billed to the Obligor on invoices or billing statements with respect thereto.
          “Purchase Price” means (a) with respect to the Equipment subject to any Originated Financing Contract, IKON Originated Financing Contract, or SLG Financing Contract, an amount equal to result of (i) the net present value, as of the lease commencement date, of all unpaid Lease Payments under such Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract (as applicable) through the stated termination date thereof, discounted at the Discount Rate with respect to such Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract, plus (ii) the net present value, as of the lease commencement date (determined based on a discount rate equal to the Discount Rate with respect to such Originated Financing Contract, IKON Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract), of the Residual (as determined in accordance with the Residual Policy) in respect of the Equipment subject to such Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract minus (iii) the purchase price paid or required to be paid by GE to any third party supplier of Non-Core Equipment included in such Equipment, and (b) with respect to the Equipment subject to any Program Stream Financing, an amount equal to result of (i) the net present value, as of the contract commencement date, of all unpaid Program Stream Financing Payments under the related Program Stream Financing Agreement through the stated termination date thereof, discounted at the Discount Rate with respect to such Program Stream Financing, plus (ii) the net present value, as of the lease commencement date (determined based on a discount rate equal to the Discount Rate with respect to such Program Stream Financing), of the Residual (as determined in accordance with the Residual Policy) in respect of the Equipment related to such Program Stream Financing minus (iii) the purchase price paid or required to be paid by GECITS to any third party supplier of Non-Core Equipment included in such Equipment.
          “Purchased ABS Entities” means IKON Receivables Funding, LLC and IKON Receivables-2, LLC.
          “Purchased Assets” means (a) with respect to any IKON Originated Financing Contract or SLG Financing Contract, collectively, (i) all right, title and interest of IKON in and to, but none of IKON’s or any other Person’s obligations under, such Financing Contract and all Credit Enhancements relating thereto, (ii) the related Financing Contract files, (iii) all payments due and to become due thereon or paid thereunder, (iv) all Insurance Proceeds, and (v) all proceeds and income of the foregoing or relating thereto and (b) with respect to any Program Stream Financing, collectively, (i) all right, title and interest of IKON in and to, but none of IKON’s or any other Person’s obligations under, such Program Stream Financing and a pro rata portion of IKON’s rights in and to any Credit Enhancements relating thereto, (ii) the Financing Contract files with respect thereto, (iii) all Program Stream Financing Payments, Administration Fees, sundry charges, Equipment Sales Tax Payments and Uplift Payments due and to become due thereon or paid thereunder, together with any Late Charges which may accrue, from time to time, in respect thereof, (iv) all Equipment casualty payments required to be made by the Obligor under the related Program Stream Financing Agreement, (v) all Insurance Proceeds, (vi) all proceeds and income of the foregoing or relating thereto and (vii) all Obligor indemnity payments required to be made under the related Program Stream Financing Agreement, to the extent relating to (A) the Equipment related to such Program Stream Financing or (B) any of the items described in clauses (b)(i) through (b)(vi).
          “Purchased Financing Contract” has the meaning assigned to such term in the Asset Purchase Agreement.
          “Purchased Personal Property Tax Bill of Sale” means, for any Personal Property Tax Receivables purchased or to be purchased by GECITS on any Transfer Date, a bill of sale in the form attached hereto as Exhibit N.
          “Purchased Personal Property Tax Receivables” shall mean all Personal Property Tax Receivables purchased by GECITS pursuant to the provisions of Section 3.6 hereof; it being agreed that upon any repurchase of any Purchased Personal Property Tax Receivables pursuant to Section 6.1(f) or 9.4 of this Agreement, such Purchased Personal Property Tax Receivable shall cease to be a Purchased Personal Property Tax Receivable for all purposes of this Agreement (including Section 5.3 hereof).
          “Purchased Personal Property Tax Schedule” means, for any Personal Property Tax Receivables purchased or to be purchased by GECITS on any Transfer Date, a schedule in the form attached hereto as Exhibit O.
          “Rejected Eligible Financing Contract” means each proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract (other than any Excluded Financing Contract) that meets each of the following criteria:
          (a) such proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract was (i) rejected by GE pursuant to Section 5.5 or 5.6, (ii) conditionally approved by GE pursuant to Section 5.5 or 5.6, if the terms of such conditional approval (to the extent relating to such Obligor) were subsequently rejected by the applicable Customer or (iii) conditionally approved by GE pursuant to Section 5.5 or 5.6, if the terms of such conditional approval (to the extent relating to the provision, by IKON, of any recourse, credit support or other accommodation) were subsequently rejected by IKON; and
          (b) such proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract was originated by IKON; and
          (c) such proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract was syndicated by IKON in its entirety, to any of Citibank N.A., De Lage Landen International B.V. or Wells Fargo & Company or any Subsidiary of the ultimate parent company of any thereof (on terms no less favorable to IKON than those offered to GE), within 30 days thereafter; and
          (d) such proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract provides an economic return to Citibank N.A., De Lage Landen International B.V. or Wells Fargo & Company (or any Subsidiary of the ultimate parent company of any thereof) (as applicable) no more favorable than the economic return to GE under the Program; and
          (e) such proposed Originated Financing Contract, IKON Originated Financing Contract or SLG Financing Contract does not constitute an Excluded Transaction or a Financing Contract that is not written on the Standard Form Documentation.
          “Replaced Financing” has the meaning assigned to such term in Section 6.3(a).
          “Replacement Financing” has the meaning assigned to such term in Section 6.3(a).
          “Representative Contracts” has the meaning assigned to such term in Section 5.13.
          “Repurchase Price” shall mean with respect to any Purchased Personal Property Tax Receivable repurchased or to be repurchased by IKON pursuant to Section 9.4, the amount due but uncollected in respect thereof as of the date of repurchase by IKON.
          “Residual” with respect to any Equipment means GECITS’ booked residual with respect to such Equipment as in effect at the inception of the related Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing financed by GECITS under this Agreement after the Original Effective Date (or, (x) in the case of a Purchased Financing Contract or Program FM Stream Financing purchased by GECITS pursuant to the Asset Purchase Agreement, as in effect on the Original Effective Date or (y) in the case of an Acquired Financing Contract purchased by GE pursuant to the 2006 Purchase Agreement, as in effect on the Amendment Effective Date).
          “Residual Policy” means the policy attached as Exhibit A hereto, as the same may be amended or modified from time to time by GE pursuant to Section 4.3 (it being agreed that during the period commencing on the date hereof through (but excluding) the Federal Program Integration Date, the Residual Policy shall not be applicable to any Equipment subject or proposed to be subject to any Federal Financing Contract).
          “Responsible Officer” of IKON means any (i) director, officer, vice president or senior vice president of IKON (or any other IKON Company made a party hereto pursuant to the provisions of Section 3.4), (ii) individual set forth on Annex F, (iii) any legal counsel of any IKON Company engaged in the administration, management or operations of the Program or (iv) the IKON Relationship Manager.
          “Retained Portfolio” means, collectively, (a) (i) with respect to periods prior to the Amendment Effective Date, IKON’s and the Non-Purchased Securitization Parties’ (other than IKON Canada’s) portfolio of Financing Contracts retained (and not sold to GECITS pursuant to the Asset Purchase Agreement) on the Original Effective Date and (ii) with respect to periods from and after the Amendment Effective Date, IKON’s portfolio of Financing Contracts retained (and not sold to GECITS pursuant to the Asset Purchase Agreement on the Original

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Effective Date or to GE pursuant to the 2006 Purchase Agreement on the Amendment Effective Date), (b) all Financing Contracts and all proposed Program Stream Financings originated by IKON after the date hereof which (i) are rejected for funding by GE (or the conditional approvals in respect of which are rejected by the applicable Customers) or (ii) constitute Excluded Transactions and, in each case, are originated and retained by IKON, (c) all Program Financing Contracts and Program Stream Financings which are purchased by IKON from GE pursuant to this Agreement, and (d) those stand-alone service contracts (including FM service contracts) that are both (i) entered into in connection with any Program Financing Contract or any Financing Contract of the type described in clauses (a) and (b) and (ii) of the type billed and collected by IOS Capital as of the Original Effective Date (and immediately prior to giving effect to the Pre-Closing Merger) (it being acknowledged and agreed that in no event shall the Retained Portfolio include any agreement of the type referred to in clauses (a) through (d) above to the extent such agreement relates to the sale, lease or rental of Equipment to, or the provision of Equipment maintenance and servicing for, Customers at locations outside the United States).
          “RFP” means any Request for Proposal or other purchase or offering document issued from time to time by a Person for the acquisition of any Property.
          “Right of First Opportunity” has the meaning set forth in Section 3.3.
          “Sales Tax Inclusive Financing Contract” means any Financing Contract in respect of which the state sales/use/franchise tax reimbursement payments are not separately identified or billed to the Obligor on invoices or billing statements with respect thereto.
          “Sales Tax Payment” (a) means, with respect to each Program Financing Contract or Program Stream Financing Agreement (i) that is a Sales Tax Inclusive Financing Contract ((other than any Federal Financing Contract the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date), that portion of the Minimum Periodic Payment thereunder deemed, as among GE, GECITS and IKON and in accordance with Section 5.1, to be allocable to the applicable Obligor’s sales/use/franchise tax reimbursement obligations thereunder and (ii) that is a Sales Tax Inclusive Financing Contract the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date, has the meaning assigned to such term in the Federal Assignment Agreement or (b) that is not a Sales Tax Inclusive Financing Contract, a separately invoiced payment in respect of the sales/use/franchise tax reimbursement obligations of the Obligor thereunder.
          “Score Card Eligible” means, with respect to an Application for a Customer for a line of credit (whether or not in respect of a proposed Originated Financing Contract, IKON Originated Financing Contract, SLG Financing Contract or Program Stream Financing), that such Application is eligible for automatic decision under and pursuant to the Credit Approval Policy.
          “Securitization Documents” means the agreements set forth in Schedule 3.21(a) to the Asset Purchase Agreement and each and every agreement and closing document to which

IKON or any ABS Entity is or was a party in connection with any Securitization Transaction, but excluding any Financing Contract, each such aforementioned document, as amended.
          “Securitization Purchase Price” means, with respect to any Program Financing Contract, an amount equal to the sum of (a) the amount required to be paid pursuant to the terms of any applicable Securitization Document in connection with the repurchase by GE of such Program Financing Contract from the applicable ABS Entity pursuant to any repurchase options contained therein plus (b) the net present value of the booked residual in respect of the Equipment subject to such Financing Contract, discounted at the “buy-rate” for such Financing Contract, as reflected in the books and records of IOS Capital (immediately prior to the Pre-Closing Merger).
          “Securitization Transaction” means any transaction or series of transactions that have been entered into by IKON or any of its Subsidiaries pursuant to which IKON or any of its Subsidiaries has sold, conveyed, or otherwise transferred, or may sell, convey or otherwise transfer, pursuant to a Securitization Document, to an ABS Entity, any “accounts”, “general intangibles”, “instruments” or “chattel paper” (as such terms are defined in the Uniform Commercial Code), in each case whether now existing or arising in the future.
          “Service Profit Element” means, with respect to any Program Financing Contract or Program Stream Financing Agreement as of any time, an amount equal to 50% of all future Base Equipment Service Payments thereunder.
          “Service Sales Tax Payment” means, (a) with respect to any Program Financing Contract or Program Stream Financing Agreement (other than any Federal Financing Contract the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date), that portion of the Sales Tax Payment thereunder attributable to the Base Equipment Service Payment and the CPC Charges thereunder and (b) with respect to any Federal Financing Contract the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date, has the meaning assigned to such term in the Federal Assignment Agreement.
          “Serviced Assets” has the meaning assigned to such term in the Servicing Agreement.
          “Services Agreement” means the Administrative Services Agreement, dated as of the Original Effective Date, by and between GE and IKON (as the same may be amended or modified from time to time).
          “Servicing Agreement” means the IKON Retained Business Servicing Agreement, dated as of the Original Effective Date, by and between GE and IKON (as the same may be amended or modified from time to time).
          “SLG Financing Contract” means a Financing Contract (i) pursuant to which the Customer is a State and Local Government Entity, (ii) entered into after the Original Effective

Date and (iii) which has been or is to be transferred to GE pursuant to Section 5.7. No Program Facilities Management Contract and no Program Equipment Management Agreement shall, in any event, be deemed to constitute an SLG Financing Contract.
          “Special Damages” means special, incidental, exemplary, consequential or punitive losses or damages; provided, however, that “Special Damages” shall not include any Damages relating to (a) the failure of GE or GECITS to receive the amounts payable in accordance with the terms of any Program Financing Contract or Program Stream Financing Agreement, to the extent such amounts may properly be retained by GE or GECITS pursuant to Section 5.3(a)(ii) or 5.3(b)(i) or (b) the failure of IKON to receive the amounts payable in accordance with the terms of any Program Financing Contract or Program Stream Financing Agreement, to the extent such amounts are required to be remitted by GE or GECITS to IKON pursuant to Section 5.3(a)(i) or 5.3(b)(ii).
          “Standard Form Documentation” means each form Financing Contract, in the form attached hereto as Exhibit I-1, with such modifications or additions as may be permitted pursuant to the Exceptions Manual or as may otherwise be agreed by GE and IKON (if applicable) in accordance with Section 5.4.
          “State and Local Government Entity” means a Customer that is a state or a political subdivision of the state in which it is located or the District of Columbia and which, if the SLG Financing Contract applicable to such Customer contemplates that interest income received by the lessor or obligee shall be Tax-Exempt Income, qualifies as an issuer of a state or local bond for purposes of Section 103 of the Code.
          “Subservicing Agreements” means (i) Subservicing Agreement, dated as of March 31, 2004, between IKON and GE; (ii) Amendment No. 1, dated as of March 31, 2004, to Transfer and Servicing Agreement, by and among IKON Funding-4, LLC, IOS Capital, IKON and SunTrust Bank, and consented to by the Syndication Agent and the Class A Note Purchasers and the Class B Note Purchasers, dated as of December 1, 2001; and (iii) Amendment No. 1, dated as of March 31, 2004, to Note Purchase Agreement, among IKON Funding-4, LLC, SunTrust Bank, IOS Capital, IKON, the Class A Note Purchasers, the Class B Note Purchasers and Fleet Capital Corporation, dated as of December 1, 2001, in each case, as the same may be amended, modified, restated or supplemented from time to time.
          “Subsidiary” means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of fifty percent (50%) or more of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or Controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, capital stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).
          “Syndication Subservicing Agreement” means the Syndication Subservicing Agreement, dated as of the Original Effective Date hereof, by and between GE and IKON (as the same may be amended or modified from time to time).

          “Systems Facilitation Date” means the date that IKON’s IT systems enable it to track the refurbishment and sale of individual items of Equipment (but in no event later than October 31, 2006).
          “Tax-Exempt Income” means any interest income received by the lessor, payee or obligee under a Program Financing Contract which is not contemplated to be included in such lessor’s, payee’s or obligee’s gross income under the Code.
          “Tax-Exempt Public Sector Financing” means (i) each SLG Financing Contract (but excluding any Financing Contract involving a usage based fee arrangement) and (ii) each Program FM Stream Financing or Program EM Stream Financing in respect of which the Obligor thereunder or related thereto is a State and Local Government Entity, in each case, in respect of which the interest income derived from such Tax-Exempt Public Sector Financing may properly be excluded from the gross income of the lessor, payee or obligee under such SLG Financing Contract, Program FM Stream Financing or Program EM Stream Financing (as applicable) pursuant to Section 103 of the Code or any predecessor thereof.
          “Term” has the meaning assigned to such term in Section 11.1.
          “Third Party Action” means any Action, assertion, allegation, cause of action, demand, notice of actual or potential liability or responsibility, claim for reimbursement or contribution, Order, request or demand under claim of authority to take action or refrain from taking action, Lien, proceeding in condemnation, execution upon judgment, or other claim, in each case, by a Person (other than a GE Party , IKON or any other Person entitled to indemnification under Section 9.1 or 9.2) against a GE Party, IKON or any other Person entitled to indemnification under Section 9.1 or 9.2, as the case may be.
          “Trademark License Agreement” means that certain Trademark License Agreement, dated as of the Original Effective Date, by and among GE, GECITS and IKON (as the same may be amended or modified from time to time).
          “Transfer Date” means (a) with respect to any Equipment (other than Equipment subject to any Federal Financing Contract purchased or to be purchased by GECITS pursuant to the Federal Assignment Agreement) and any related IKON Originated Financing Contract, SLG Financing Contract, Program FM Stream Financing, Program EM Stream Financing or Purchased Assets (as applicable), the earliest date that each of the conditions to the shipment by IKON of such Equipment to the applicable Customer set forth in Section 5.6 hereof shall have been satisfied or waived by GE, (b) with respect to any Equipment purchased or to be purchased by GECITS pursuant to the Federal Assignment Agreement and the related Program Federal Stream Financing and Purchased Assets, the earliest date that each of the conditions to shipment by IKON of such Equipment set forth in the Federal Assignment Agreement shall have been satisfied or waived by GE and (c) with respect to the Initial Personal Property Tax Receivables, the Amendment Effective Date, and (d) with respect to any other Personal Property Tax Receivables, the date that GECITS purchases such Personal Property Tax Receivables from IKON pursuant to the provisions of Section 3.6.

          “Transfer Date Purchase Price” means, with respect to any Purchased Personal Property Tax Receivables purchased or to be purchased by GECITS on any Transfer Date, the amount of personal property tax reimbursement payments owed by the related Obligor (whether or not due): (i) in respect of personal property or ad valorem taxes that have been paid by IKON to the relevant taxing jurisdiction prior to such Transfer Date and (ii) that have been billed to such Obligor in the IKONICS system as of such Transfer Date.
          “Transferred Employees” has the meaning specified in the Asset Purchase Agreement.
          “Transferred Servicing Agreement” means an agreement between GE and a purchaser from IKON of Equipment or Serviced Assets which (a) provides for the billing and collecting by GE of (i) leases and/or rental agreements entered into by Customers (other than Customers in respect of which an Application shall have been rejected by GE as a result of such Customer having a credit risk rating of ‘5’ or higher) in respect of Equipment or (ii) such transferred Serviced Assets, in each case, on behalf of such purchaser, and (b) is (unless otherwise expressly agreed by GE, in its sole discretion) no less favorable to GE in any material respect (including with respect to the term of such agreement and the termination rights in respect thereof) than the terms of Syndication Subservicing Agreement.
          “United States Government” means the United States government or any agency, department or instrumentality thereof.
          “Uplift Allocation Percentage” means, with respect to any Property Tax Inclusive Financing Contract, an amount equal to 2% (or such other amount as shall be determined by GE to be applicable to such Financing Contract pursuant to Section 5.1(a)(i)(A)).
          “Uplift Payment” (a) means, with respect to each Program Financing Contract or Program Stream Financing Agreement (i) that is a Property Tax Inclusive Financing Contract (other than any Federal Financing Contract the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date), that portion of the Minimum Periodic Payment thereunder deemed, as among GE, GECITS and IKON and in accordance with Section 5.1, to be allocable to the applicable Obligor’s personal property tax reimbursement obligations thereunder and (ii) that is a Property Tax Inclusive Financing Contract the Equipment, Program Federal Stream Financing and Purchased Assets subject or related to which are transferred by IKON to GECITS prior to the Federal Program Integration Date, has the meaning assigned to such term in the Federal Assignment Agreement or (b) that is not a Property Tax Inclusive Financing Contract, a separately invoiced payment in respect of the personal property tax reimbursement obligations of the Obligor thereunder.
          “VFS Macon” means VFS Macon, Inc., a Delaware corporation.
          “Volume Origination Fee” means with respect to any Funded Volume for any period, an amount equal to the product of (i) 5.144% multiplied by (ii) such Funded Volume.

          “Wholesale Equipment Price List” means the price list previously delivered to GE by IKON which sets forth for each item of Equipment listed thereon, the Wholesale Fair Market Value therefor (which amount shall be expressed net of all out-of-pocket sales, disposition and other similar costs and expenses), as such price list may be amended by IKON from time to time upon not less than 30 days’ prior notice to GE.
          “Wholesale Fair Market Value” means, for any item of Equipment, (a) the wholesale fair market value thereof as set forth on the Wholesale Equipment Price List, or (b) if such Equipment is not set forth on the Wholesale Equipment Price List and IKON shall have agreed to perform remarketing and refurbishment services in respect thereof prior to the Systems Facilitation Date, such other value as shall be mutually agreed between IKON and GE.
          “Write-Off Policy” means the write-off policy attached hereto as Exhibit G.
          “Written-Off Financing Contract” means any (a) Closing Date IKON Retained Financing Contract that was purchased by GE from IKON in accordance with Section 10.6 and has been written-off by GE for any reason prior to the earlier to occur of (i) the expiration of its stated contractual term and (ii) the end of the Term, (b) Program Financing Contract that has been written off by GE for any reason prior to the earlier to occur of (i) the expiration of its stated contractual term and (ii) the end of the Term, (c) Purchased Financing Contract that was written-off by IKON both prior to the Original Effective Date and prior to the end of its stated contractual term and (d) Program FM Stream Financing or Program EM Stream Financing that that has been written off by GE for any reason prior to the earlier to occur of (i) the expiration of the stated contractual term of the related Program Stream Financing Agreement and (ii) the end of the Term.
     II. Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:
          (c) when a reference is made in this Agreement to an article, section, exhibit or schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated;
          (d) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (e) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and
          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ANNEX B
DESIGNEES; NOTICES
IKON Designees
Robert Woods
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
Mark Hershey
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
Jeff Hickling
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355
GE Designees
Valerie Pagliero
GE Capital Solutions
10 Riverview Drive
Danbury, CT 06810
Joespeh Cistulli
GE Capital Solutions
10 Riverview Drive
Danbury, CT 06810
Steven J. Toeniskoetter
GE Capital Solutions
3000 Lakeside Drive
Bannockburn, IL 60015

ANNEX C
EXISTING SYNDICATION PARTNERS OF THE IKON COMPANIES
1.   Information Leasing Corporation
2.   CCA Financial
3.   De Lage Landen
4.   Wells Fargo
5.   Patriot Bank
6.   Baystone Financial
7.   CIT
8.   Citi Capital

ANNEX D
AGREED REPRESENTATIONS AS TO ABS ENTITIES
Servicing Provisions Customary.
     Any post-Closing modifications by GE to the servicing fees paid to GE are consistent, in all material respects, with the arrangements and customary practices of GE when providing comparable services to non-affiliated entities.
Nonconsolidation.
     Each ABS Entity is, and since the Closing Date has been, operated in such a manner that it would not be substantively consolidated with GE and such that the separate existence of each ABS Entity would not be disregarded in the event of a bankruptcy or insolvency of GE.
Compliance with Law.
     Since the Closing Date, GE has not caused any ABS Entity to be out of compliance, in any material respect, with any laws, ordinances, governmental rules or regulations to which it is subject, including the Investment Company Act of 1940, as amended.
Perfection.
     Since the Closing Date, GE has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the leases or equipment related thereto (other than as contemplated by the applicable Securitization Documents) that would result in a representation made in such Securitization Documents with respect to security interest matters being untrue in any material respect.

ANNEX E
PROHIBITED TRANSFEREES/SYNDICATION PARTNERS
Xerox
Canon
Ricoh (including Lanier, Savin and Toshiba)
Oce (including Archer)
HP
Minolta/Konica
Danka
Pitney Bowes
Global Imaging
Sharp
Lexmark
Kodak
Heidelberg
All Subsidiaries of each of the foregoing.
All other Persons entering the office imaging market reflected by the above subsequent to the Closing Date, to the extent that both (i) such Persons have substantially equivalent market share (with respect to the sale, lease or rental of office imaging and related equipment) to any of the Persons set forth above, and (ii) IKON delivers to GE the name of such Person not less than 90 days prior to the date such Person is deemed to be included in this Annex E.

SCHEDULE 1
OTHER AGREEMENTS
          SECTION 1 Residual Sharing. (a) (i) During the period from the Original Effective Date through the end of the Term, IKON shall, as provided in Section 6.2, make available to GE for GE’s sale or other disposition of Off-Lease Equipment and Defaulted Equipment, IKON’s retail remarketing channel, including by offering such Equipment for sale through the sales or other similar personnel of the IKON Companies on a non-discriminatory basis. In consideration for such agreement and in consideration for IKON’s involvement in remarketing activities described in Section 6.2, within 15 days after the end of each quarter of each Program Year during the Term, GE shall deliver to IKON a report (the “GE Residual Report) setting forth GE’s determination of the GE Residual Sharing Amount for such Program Year as of the end of the immediately preceding quarter and shall, on such date, pay to IKON a portion of such GE Residual Sharing Amount in excess of 5% of the GE Residual Base Amount for such Program Year as of the end of the immediately preceding quarter (which shall be retained by GE for its own account) as follows:
     (A) the positive difference (if any) of (1) an amount equal to the lesser of (x) 5% of the applicable GE Residual Base Amount or (y) the excess of such GE Residual Sharing Amount minus 5% of the applicable GE Residual Base Amount (the amount determined pursuant to this clause (A)(1), the “GE Tier 1 Sharing Amount” for such Program Year) minus (2) the GE Tier 1 Sharing Amount theretofore paid by GE in respect of such Program Year, plus
     (B) the positive difference (if any) of (1) an amount (if positive) equal to the product of (I) 50% times (II) the lesser of (x) such GE Residual Sharing Amount minus 10% of the applicable GE Residual Base Amount or (y) $20 Million minus 10% of the applicable GE Residual Base Amount (the amount determined pursuant to this clause (B)(1), the “GE Tier 2 Sharing Amount” for such Program Year) minus (2) the GE Tier 2 Sharing Amount theretofore paid by GE in respect of such Program Year, plus
     (C) the positive difference (if any) of (1) an amount equal to the product of (I) 70% times (II) the amount (if any) by which such GE Residual Sharing Amount exceeds the greater of (x) $20 Million and (y) 10% of the applicable GE Residual Base Amount (the amount determined pursuant to this clause (C)(1), the “GE Tier 3 Sharing Amount” for such Program Year) minus (2) the GE Tier 3 Sharing Amount theretofore paid by GE in respect of such Program Year.
In the event that, as of the end of the last quarter of any Program Year, (i) the GE Tier 1 Sharing Amount is less than the GE Tier 1 Sharing Amount theretofore paid by GE to IKON in respect of such Program Year (the amount of such deficiency, the “GE Tier 1 Deficiency Amount”), (ii) the GE Tier 2 Sharing Amount is less than the GE Tier 2 Sharing Amount theretofore paid by GE to IKON in respect of such Program Year (the amount of such deficiency, the “GE Tier 2 Deficiency Amount”) or (iii) the GE Tier 3 Sharing Amount is less than the GE Tier 3 Sharing Amount theretofore paid by GE to IKON in respect of such Program Year (the amount of such deficiency, the “GE Tier 3 Deficiency Amount”), then IKON shall pay to GE, within five (5) Business Days of its receipt of the GE Residual Sharing Report, such GE Tier 1 Deficiency Amount, GE Tier 2 Deficiency Amount and GE Tier 3 Deficiency Amount.
The “GE Residual Sharing Amount” in respect of any Program Year, as of any time, means the positive difference (if any) of (i) the cumulative sum of the following amounts received by GE in respect of Off-Lease Equipment during such Program Year as of such time: (x) the GE Equipment Proceeds actually received by GE in respect of Off-Lease Equipment less the remaining Net Book Value (if any) of the Program Financing Contract, Program FM Stream Financing or Program EM Stream Financing to which such item of Off-Lease Equipment related (net of any Residual otherwise to be included in the calculation of such Net Book Value) plus (y) the Evergreen Rentals actually received by GE or GECITS (including amounts received from an Original ABS Entity or, after the Amendment Effective Date, a Purchased ABS Entity) in respect of the Program Financing Contract, Program FM Stream Financing or Program FM Stream Financing to which such Off-Lease Equipment related minus (ii) the sum of the Residuals with respect to all Off-Lease Equipment which has been sold, re-leased or otherwise disposed of by GE or IKON during such Program Year as of such time (such sum under this clause (ii) being referred to as the “GE Residual Base Amount” for such Program Year as of such time).
“GE Equipment Proceeds” means, with respect to any item of Off-Lease Equipment, (a) at any time after the Original Effective Date through (but excluding) the Systems Facilitation Date, (i) with respect to any item of Off-Lease Equipment set forth on the Wholesale Equipment Price List for which GE elects, pursuant to Section 6.2, to utilize IKON to remarket, the purchase price for such Off-Lease Equipment set forth in the Wholesale Equipment Price List (net an agreed refurbishment charge), (ii) with respect to any item of Off-Lease Equipment which is not set forth on the Wholesale Equipment Price List for which GE elects, pursuant to Section 6.2, to utilize IKON to remarket, $0, or (iii) with respect to any item of Off-Lease Equipment for which GE elects to remarket (other than through IKON) pursuant to Section 6.2 (whether or not set forth on the Wholesale Equipment Price List), the proceeds for such Off-Lease Equipment (net of all out-of-pocket sales, disposition and other costs and expenses (which shall be deemed to be 30% of gross sales proceeds for such Off-Lease Equipment) plus an agreed refurbishment charge) actually received by GE (including amounts received from an Original ABS Entity or, after the Amendment Effective Date, a Purchased ABS Entity) in respect of any sale, re-lease, remarketing or other disposition of such Off-Lease Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party), and (b) at any time from and after the Systems Facilitation Date, the proceeds (net of all out-of-pocket sales, disposition and other costs and expenses which, in the case of any such services performed by GE or IKON, shall be deemed to be 30% of gross sales proceeds for such Off-Lease Equipment plus an agreed refurbishment charge) actually received by GE (including amounts received from an Original ABS Entity or, after the Amendment Effective Date, a Purchased ABS Entity) in

respect of any sale, re-lease, remarketing (whether performed by IKON or GE) or other disposition of such Off-Lease Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party).
          (ii) During the period from the Original Effective Date through the end of the Term, GE shall perform certain services for IKON in respect of IKON Off-Lease Equipment (including by selling or otherwise disposing of IKON Off-Lease Equipment) on a non-discriminatory basis. In consideration for such agreement and in consideration for GE’s involvement in remarketing activities described in Section 6.2 and other services relating to Equipment and portfolio management relating to IKON Off-Lease Equipment, within 15 days after the end of each quarter of each Program Year during the Term, IKON shall deliver to GE a report (the “IKON Residual Sharing Report” setting forth IKON’s determination of the IKON Residual Sharing Amount for such Program Year as of the end of the immediately preceding quarter and shall, on such date, pay to GE a portion of such IKON Residual Sharing Amount in excess of 5% of the IKON Residual Base Amount for such Program Year as of the end of the immediately preceding quarter (which shall be retained by IKON for its own account) as follows:
     (A) the positive difference (if any) of (1) an amount equal to the lesser of (x) 5% of the applicable IKON Residual Base Amount or (y) the excess of such IKON Residual Sharing Amount minus 5% of the applicable IKON Residual Base Amount (the amount determined pursuant to this clause (A)(1), the “IKON Tier 1 Sharing Amount” for such Program Year) minus (2) the IKON Tier 1 Sharing Amount theretofore paid by IKON in respect of such Program Year, plus
     (B) the positive difference (if any) of (1) an amount (if positive) equal to the product of (1) 50% times (2) the lesser of (x) such IKON Residual Sharing Amount minus 10% of the applicable IKON Residual Base Amount or (y) $20 Million minus 10% of the applicable IKON Residual Base Amount (the amount determined pursuant to this clause (B)(1), the “IKON Tier 2 Sharing Amount” for such Program Year) minus (2) the IKON Tier 2 Sharing Amount theretofore paid by IKON in respect of such Program Year, plus
     (C) the positive difference (if any) of (1) an amount equal to the product of (1) 30% times (2) the amount (if any) by which such IKON Residual Sharing Amount exceeds the greater of (x) $20 Million and (y) 10% of the applicable IKON Residual Base Amount (the amount determined pursuant to this clause (C)(1), the “IKON Tier 3 Sharing Amount” for such Program Year) minus (2) the IKON Tier 3 Sharing Amount theretofore paid by IKON in respect of such Program Year.
In the event that, as of the end of the last quarter of any Program Year, (i) the IKON Tier 1 Sharing Amount is less than the IKON Tier 1 Sharing Amount theretofore paid by IKON to GE in respect of such Program Year (the amount of such deficiency, the “IKON Tier 1 Deficiency Amount”), (ii) the IKON Tier 2 Sharing Amount is less than the IKON Tier 2 Sharing Amount theretofore paid by IKON to GE in respect of such Program Year (the amount of such deficiency, the “IKON Tier 2 Deficiency Amount”) or (iii) the IKON Tier 3 Sharing Amount is less than the IKON Tier 3 Sharing Amount theretofore paid by IKON to GE in respect of such

Program Year (the amount of such deficiency, the “IKON Tier 3 Deficiency Amount”), then GE shall pay to IKON, within five (5) Business Days of its receipt of the IKON Residual Sharing Report, such IKON Tier 1 Deficiency Amount, IKON Tier 2 Deficiency Amount and IKON Tier 3 Deficiency Amount.
The “IKON Residual Sharing Amount” in respect of any Program Year, as of any time, means the positive difference (if any) of (i) the cumulative sum of the following amounts received by IKON in respect of IKON Off-Lease Equipment during such Program Year, as of such time: (x) the IKON Equipment Proceeds in respect of such IKON Off-Lease Equipment less the remaining IKON Net Book Value (if any) of the Financing Contract to which such item of IKON Off-Lease Equipment related (net of any residual otherwise to be included in the calculation of such IKON Net Book Value) plus (y) the IKON Evergreen Rentals actually received by IKON (including amounts received from a Non-Purchased Securitization Party on or prior to the Amendment Effective Date) in respect of the Financing Contract to which such IKON Off-Lease Equipment related minus (ii) the sum of the residuals with respect to all IKON Off-Lease Equipment which has been sold, re-leased or otherwise disposed of by IKON or GE during such Program Year as of such time (such sum under this clause (ii) being referred to as the “IKON Residual Base Amount” for such Program Year as of such time).
“IKON Equipment Proceeds” means, with respect to any item of IKON Off-Lease Equipment, (a) at any time after the Original Effective Date through (but excluding) the Systems Facilitation Date (i) with respect to any item of IKON Off-Lease Equipment set forth on the Wholesale Equipment Price List for which GE elects, pursuant to Section 6.2, to utilize IKON to remarket, the purchase price for such IKON Off-Lease Equipment set forth in the Wholesale Equipment Price List (net an agreed refurbishment charge), (ii) with respect to any item of IKON Off-Lease Equipment which is not set forth on the Wholesale Equipment Price List for which GE elects, pursuant to Section 6.2, to utilize IKON to remarket, $0, or (iii) with respect to any item of IKON Off-Lease Equipment for which GE elects to remarket (other than through IKON) pursuant to Section 6.2 (whether or not set forth on the Wholesale Equipment Price List), the proceeds for such IKON Off-Lease Equipment (net of all out-of-pocket sales, disposition and other costs and expenses (which shall be deemed to be 30% of gross sales proceeds for such IKON Off-Lease Equipment) plus an agreed refurbishment charge) actually received by GE and remitted to IKON (for itself or, on or prior to the Amendment Effective Date, for the benefit of a Non-Purchased Securitization Party) in respect of any sale, re-lease, remarketing or other disposition of such IKON Off-Lease Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party), and (b) at any time from and after the Systems Facilitation Date, the proceeds (net of all out-of-pocket sales, disposition and other costs and expenses which, in the case of any such services performed by IKON or GE, shall be deemed to be 30% of gross sales proceeds for such IKON Off-Lease Equipment plus an agreed refurbishment charge) actually received by IKON (including amounts received from a Non-Purchased Securitization Party on or prior to the Amendment Effective Date) in respect of any sale, re-lease, remarketing (whether performed by GE or IKON) or other disposition of such IKON Off-Lease

Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party).
          (b) (i) Within 10 Business Days after the first anniversary of any termination of the Term (other than as a consequence of a GE Termination Event), GE shall pay to IKON 50% of the amount, if any, by which (i) the aggregate Evergreen Rentals received by GE pursuant to Pre-Termination Evergreen Contracts during the 12-month period following such termination of the Term exceeds (ii) the aggregate net amortized residual, as of the date of such termination of the Term (as reflected on the books and records of GE Capital Solutions), of the Equipment subject to such Pre-Termination Evergreen Contracts.
          (ii) Within 10 Business Days after the first anniversary of any termination of the Term (other than as a consequence of a IKON Termination Event), IKON shall pay to GE 50% of the amount, if any, by which (i) the aggregate IKON Evergreen Rentals received by IKON pursuant to IKON Pre-Termination Evergreen Contracts during the 12-month period following such termination of the Term exceeds (ii) the aggregate net amortized residual, as of the date of such termination of the Term (as reflected on the books and records of IKON), of the Equipment subject to such IKON Pre-Termination Evergreen Contracts.
          (c) Within fifteen (15) days after the end of each Program Year and, after the termination of the Program, within fifteen (15) days after each anniversary of the end of last Program Year (and until such time as IKON or its designee purchases Program Financing Contracts, Program Stream Financings and ABS Entities from GE pursuant to Section 11.3), GE shall deliver to IKON its determination of the Loss Recovery Sharing Amount for such Program Year or subsequent one-year period, and shall, on such date, pay to IKON:
          (i) an amount equal to the product of (A) the lesser of (x) such Loss Recovery Sharing Amount or (y) $20.1 Million multiplied by (B) 68%, plus
          (ii) an amount equal to the product of (A) the amount (if any) by which such Loss Recovery Sharing Amount exceeds $20.1 Million multiplied by (B) 15%.
The “Loss Recovery Sharing Amount” in respect of any Program Year or subsequent one-year period means the aggregate sum of (x) all Lease Payments received by GE during such Program Year or subsequent one-year period pursuant to any Written-Off Financing Contract, to the extent such amounts are so received subsequent to the date such Financing Contract has been written-off by GE, plus (y) all GE Defaulted Equipment Proceeds actually received by GE in respect of Defaulted Equipment during such Program Year or subsequent one-year period.
“GE Defaulted Equipment Proceeds” means, with respect to any item of Defaulted Equipment, (a) at any time after the Original Effective Date through (but excluding) the Systems Facilitation Date, (i) with respect to any item of Defaulted Off-Lease Equipment set forth on the Wholesale Equipment Price List for which GE elects, pursuant to Section 6.2, to utilize IKON to remarket, the purchase price for such Defaulted Off-Lease

Equipment set forth in the Wholesale Equipment Price List (net an agreed refurbishment charge), (ii) with respect to any item of Defaulted Off-Lease Equipment which is not set forth on the Wholesale Equipment Price List for which GE elects, pursuant to Section 6.2, to utilize IKON to remarket, $0, or (iii) with respect to any item of Defaulted Off-Lease Equipment for which GE elects to remarket (other than through IKON) pursuant to Section 6.2 (whether or not set forth on the Wholesale Equipment Price List), the proceeds for such Defaulted Equipment (net of all out-of-pocket sales, disposition and other costs and expenses (which shall be deemed to be 30% of gross sales proceeds for such Defaulted Equipment) plus an agreed refurbishment charge) actually received by IKON and remitted to GE (for itself or for the benefit of an Original ABS Entity or, after the Amendment Effective Date, a Purchased ABS Entity) in respect of any sale, re-lease, remarketing or other disposition of such Defaulted Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party), and (b) at any time from and after the Systems Facilitation Date, the proceeds (net of all out-of-pocket sales, disposition and other costs and expenses which, in the case of any such services performed by GE or IKON, shall be deemed to be 30% of gross sales proceeds for such Defaulted Equipment plus an agreed refurbishment charge) actually received by GE (including amounts received from an Original ABS Entity or, after the Amendment Effective Date, a Purchased ABS Entity) in respect of any sale, re-lease, remarketing (whether performed by IKON or GE) or other disposition of such Defaulted Equipment (whether such disposition is to the Obligor under the former Financing Contract or another third party).
          (d) Base Equipment Service Payments received by GE pursuant to any Written-Off Financing Contract, to the extent such payments are so received subsequent to the date such Financing Contract has been written-off by GE, shall be remitted by GE to IKON within one (1) Business Day after such amount is received and identified by GE and the proper application thereof has been determined by GE.
          (e) For purposes of applying the Allocation Policy and the Application Methodology to payments received in respect of Written-Off Financing Contracts and the calculations to be made pursuant to clauses (c) and (d) above, all future Minimum Periodic Payments (and the related Lease Payments, Program FM Stream Financing Payments, Program EM Stream Financing Payments and Base Equipment Service Payments) shall be deemed accelerated and to have become due and payable.
          (f) To the extent that any amounts that would otherwise be included in the calculations of the GE Residual Sharing Amount, IKON Residual Sharing Amount or Loss Recovery Sharing Amount for any Program Year are required to be held or applied, pursuant to the terms of the Subservicing Agreements or any Securitization Documents to secure, repay, satisfy or discharge any obligations of any of the ABS Entities or any Non-Purchased Securitization Party under such Securitization Documents, such amounts shall not (to the extent required to be so applied) be so included in the calculation of the GE Residual Sharing Amount, IKON Residual Sharing Amount or Loss Recovery Sharing Amount (as applicable) for such Program Year (it being agreed that such amounts shall be included in the calculation of the GE Residual Sharing Amount, IKON Residual Sharing Amount or Loss Recovery Sharing Amount

for the Program Year such amounts are released to and actually received by GE or IKON (as applicable) pursuant to the terms of the applicable Securitization Documents).
          Section 2 Distributions in Respect of Notional Loss Pool. (a) Within ten (10) Business Days after the date that the last Acquired Financing Contract, Purchased Financing Contract, Closing Date IKON Retained Financing Contract and Program FM Stream Financing (to the extent purchased by GECITS pursuant to the Asset Purchase Agreement) shall have expired, been written off or otherwise been terminated, GE shall remit to IKON an amount equal to the then-remaining positive balance (if any) of the notional loss pool established pursuant to Section 10.6(a) of the Program Agreement (determined after giving effect to the application of all amounts required to be applied against the notional loss pool pursuant to Section 10.6(a) of the Program Agreement).
          (b) This Section 2 of Schedule 1 shall have no further force and effect upon any termination or expiration of the Term and purchase by IKON of GECITS’ interests in the Program Financing Contracts, Program Stream Financings and ABS Entities.

SCHEDULE 2
EXISTING OLD FACILITIES MANAGEMENT AGREEMENTS

	Existing Facilities Management Agreements	Expiration Date
1.

2.

3.

EXHIBIT O
FORM OF PURCHASED PERSONAL PROPERTY TAX SCHEDULE
This Purchased Personal Property Tax Schedule is executed pursuant to that certain Amended and Restated Program Agreement, dated as of the 1st day of April, 2006 (the “Agreement”), by and between IKON OFFICE SOLUTIONS, INC. (“IKON”), and GE CAPITAL INFORMATION TECHNOLOGY SOLUTIONS, INC. (“GECITS”).
This Schedule is dated and effective as of                     , ___(the “Transfer Date”), and incorporates the terms and conditions of the Agreement. Capitalized terms used not otherwise defined herein shall have the meanings ascribed thereto in the Agreement. Effective as of the Transfer Date, this Schedule evidences the transfer, sale and conveyance of the Purchased Personal Property Tax Receivables from IKON to GECITS relating to the Financing Contracts specified on the spreadsheet attached as Annex I and made a part hereof.
This Schedule incorporates the information contained on the spreadsheet attached as Annex I and made a part hereof, describing the Obligor(s) and the Financing Contract(s) and stating (i) the aggregate Transfer Date Purchase Price and (ii) the aggregate Deferred Purchase Price with respect to all Personal Property Tax Receivables covered thereby.

GE CAPITAL INFORMATION TECHNOLOGY	IKON OFFICE SOLUTIONS, INC.

SOLUTIONS, INC.

By:	By:

Name:		Name:
Title:		Title:

ANNEX I
[Attach Spreadsheet]

EXHIBIT N
FORM OF PURCHASED PERSONAL PROPERTY TAX BILL OF SALE
FOR VALUE RECEIVED, IKON OFFICE SOLUTIONS, INC., and Ohio corporation (“Seller”), for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby sell and transfer to GE CAPITAL INFORMATION TECHNOLOGY SOLUTIONS, INC., a California corporation (“Buyer”), all of the Purchased Personal Property Tax Receivables from IKON to GECITS relating to the Financing Contracts set forth on Annex A hereto. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in that certain Amended and Restated Program Agreement, dated as of the 1st day of April, 2006 (the “Agreement”), by and between Buyer and Seller.
     To have and to hold the same unto Buyer, its successors and assigns forever, absolutely and unconditionally, and Seller does hereby bind itself, its successors and assigns, to warrant and to forever defend the title to the Purchased Personal Property Tax Receivables conveyed by this Bill of Sale unto Buyer, its successors and assigns, against every person whomsoever lawfully makes any claim thereto.
     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized officers this ___ day of ___, 20___.

IKON OFFICE SOLUTIONS, INC.

By:
Name:

Title:

EXECUTION VERSION

AMENDED AND RESTATED
PROGRAM AGREEMENT

by and among
GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation,
GE CAPITAL INFORMATION TECHNOLOGY SOLUTIONS, INC.,
a California corporation,
and
IKON OFFICE SOLUTIONS, INC.,
an Ohio corporation

Dated April 1, 2006

i

TABLE OF CONTENTS
(Continued)

ii

TABLE OF CONTENTS
(Continued)

iii

Table of Exhibits

Exhibit A	Residual Policy
Exhibit B	Credit Approval Policy
Exhibit C	[Intentionally Omitted]
Exhibit D	Minimum Periodic Payment Worksheet
Exhibit E	Application Methodology
Exhibit F	Allocation Policy
Exhibit G	Write-Off Policy
Exhibit H-1	Form of SLG Notification Letter
Exhibit H-2	Form of SLG Consent Letter
Exhibit I-1	Form of Program Financing Contract
Exhibit I-2	Exceptions Manual
Exhibit J	GE Rate Sheets and Related Assumptions
Exhibit K	Representative Contracts
Exhibit L	Federal Assignment Agreement
Exhibit M	Non-Standard Representations, Warranties, Covenants and Indemnities
Exhibit N	Purchased Personal Property Tax Bill of Sale.
Exhibit O	Purchased Personal Property Tax Schedule

Table of Annexes

Annex A	Definitions
Annex B	Designee Notices
Annex C	IKON Syndication Partners
Annex D	ABS Agreed Warranties
Annex E	Prohibited Transferees Syndication Partners
Annex F	Responsible Officers
Annex G	Initial Personal Property Tax Receivables

Table of Schedules

Schedule 1	Other Agreements
Schedule 2	Existing Facilities Management Agreements